Exhibit 99.1

Annual Report 2018

uniQure N.V.

Amsterdam, May 3, 2019

A           Report of the Board of Directors

1            Introduction

a)           Forward-looking statements

This Annual Report and the Consolidated Financial Statements contain “forward-looking statements” as defined under U.S. federal securities laws. Forward-looking statements are based on our current expectations of future events and many of these statements can be identified by the use of terminology such as “believes,” “expects,” “anticipates,” “plans,” “may,” “will,” “projects,” “continues,” “estimates,” “potential,” “opportunity” and similar expressions.

Forward-looking statements are only predictions based on management’s current views and assumptions and involve risks and uncertainties, and actual results could differ materially from those projected or implied. The most significant factors known to us that could materially adversely affect our business, operations, industry, financial position or future financial performance include those described under “Risk Factors” and elsewhere in this Annual Report and in our Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission. You should carefully consider that information before you make an investment decision.

You should not place undue reliance on these statements, which speak only as of the date that they were made. Our actual results or experience could differ significantly from those anticipated in the forward-looking statements and from historical results, due to the risks and uncertainties described under “Risk Factors” and elsewhere in this Annual Report as well as others that we may consider immaterial or do not anticipate at this time. These cautionary statements should be considered in connection with any written or oral forward-looking statements that we may make in the future. We do not undertake any obligation to release publicly any revisions to these forward-looking statements after completion of the Annual Report to reflect later events or circumstances or to reflect the occurrence of unanticipated events. All forward-looking statements attributable to us are expressly qualified in their entirety by these cautionary statements.

In addition, with respect to all of our forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the U.S. Private Securities Litigation Reform Act of 1995.

b)           History and development of uniQure

uniQure (the “Company”) was incorporated on January 9, 2012 as a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) under the laws of the Netherlands. We are a leader in the field of gene therapy and seek to deliver to patients suffering from rare and other devastating diseases single treatments with potentially curative results. Our business was founded in 1998 and was initially operated through our predecessor company, Amsterdam Molecular Therapeutics (AMT) Holding N.V (“AMT”). In 2012, AMT undertook a corporate reorganization, pursuant to which uniQure B.V. acquired the entire business and assets of AMT and completed a share-for-share exchange with the shareholders of AMT. Effective February 10, 2014, in connection with the initial public offering, the Company converted into a public company with limited liability (naamloze vennootschap) and changed its legal name from uniQure B.V. to uniQure N.V.

The Company is registered in the trade register of the Dutch Chamber of Commerce (Kamer van Koophandel) in Amsterdam, the Netherlands under number 54385229. The Company’s headquarters are in Amsterdam, the Netherlands, and its registered office is located at Paasheuvelweg 25a, Amsterdam 1105 BP, the Netherlands and its telephone number is +31 20 240 6000. Our website address is www.uniqure.com. Our ordinary shares are listed on the NASDAQ Global Select Market and trade under the symbol “QURE”.

c)           Business overview

We are a leader in the field of gene therapy, seeking to develop one-time administered treatments with potentially curative results for patients suffering from genetic and other devastating diseases. We are working to advance a focused pipeline of innovative gene therapies that have been developed both internally and through partnerships, such as our collaboration with Bristol Myers-Squibb focused on cardiovascular diseases. In January 2019, we commenced the dosing phase of a pivotal study of AMT-061, our lead product candidate for patients with hemophilia B. Also, in January 2019, we received notice from the U.S. Food and Drug Administration (“FDA”) of the clearance of our Investigational New Drug (“IND”) application for AMT-130, our product candidate for patients with Huntington’s disease, thereby enabling us to initiate our Phase I/II clinical study. In November 2018, we announced the expansion of our research pipeline to include additional novel gene therapy candidates for treating hemophilia A, Fabry disease and spinocerebellar ataxia Type 3 (“SCA3”).

We believe our gene therapy technology platform and manufacturing capabilities provide us distinct competitive advantages, including the potential to reduce development risk, cost and time to market. We produce our adeno-associated virus (“AAV”) based gene therapies in our own facilities with a proprietary, commercial-scale, current good manufacturing practices (“cGMP”), compliant, manufacturing process. We believe our Lexington, Massachusetts-based facility is one of the world’s leading, most versatile, gene therapy manufacturing facilities.

Key events

Commencing a pivotal study of hemophilia B lead candidate (“AMT-061”)

On February 4, 2019, we announced the dosing of the first patient in our Phase III HOPE-B hemophilia B pivotal trial. The trial is a multinational, multi-center, open-label, single-arm study to evaluate the safety and efficacy of AMT-061. After the six-month lead-in period, patients will receive a single intravenous administration of AMT-061. The primary endpoint of the study will be based on the Factor IX (“FIX”) activity level achieved following the administration of AMT-061, and the secondary endpoints will measure annualized FIX replacement therapy usage, annualized bleed rates and safety. Patients enrolled in the HOPE-B trial will be tested for the presence of pre-existing neutralizing antibodies to AAV5 but will not be excluded from the trial based on their titers.

In February 2019, we presented updated data from our Phase IIb dose-confirmation study of AMT-061, which demonstrated that all three patients experienced increasing and sustained FIX levels after a one-time administration of AMT-061. Twelve weeks after administration, mean FIX activity for the three patients was 38% of normal, exceeding threshold FIX levels generally considered sufficient to significantly reduce the risk of bleeding events. The first patient achieved FIX activity of 48% of normal at 16 weeks after administration. FIX activity in the second patient was 25% of normal at 14 weeks following administration and in the third patient was 51% of normal at 12 weeks after administration. Based on the data obtained through December 13, 2018, no patient experienced a material loss of FIX activity, reported any bleeding events or required any infusions of FIX replacement therapy. AMT-061 has been well-tolerated, with no serious adverse events reported and no patients requiring any immunosuppression therapy.

Preparing for the clinical development of Huntington product candidate (“AMT-130”)

In January 2019, our IND application for AMT-130 was cleared by the FDA, thereby enabling us to initiate our planned Phase I/II clinical study. The Phase I/II study is expected to be a randomized, double-arm, blinded, imitation surgery-controlled trial conducted at three surgical sites and at least two non-surgical sites in the U.S. The primary objective of the study is to evaluate the safety, tolerability and efficacy of AMT-130 at two doses.

Expanding our preclinical pipeline and proprietary technology platform

In November 2018, we announced the expansion of our research pipeline with three new AAV-based product candidates. Our lead preclinical candidate, AMT-180, is a novel hemophilia A gene therapy candidate that we believe has the potential to treat all hemophilia A patients, including those with past and current inhibitors. Our next most advanced preclinical candidates, AMT-190 and AMT-150, are differentiated gene therapy candidates for the treatment of Fabry disease and SCA3, respectively.

Also, in November 2018, we presented our miQURE™ gene silencing technology platform. miQURE is uniQure’s novel technology platform designed to degrade disease-causing genes, without off-target toxicity, and induce silencing of the entire target organ through secondary exosome-mediated delivery. Preclinical studies of miQURE-based gene therapies have demonstrated several important advantages, including enhanced tissue-specificity, improved nuclear and cytoplasmic gene lowering and no off-target effects associated with impact on the normal cellular miRNA or mRNA mechanisms. Gene therapy candidates designed with miQURE incorporate proprietary, therapeutic miRNA constructs that can be delivered using AAVs to potentially provide long-lasting activity. miQURE technology has been incorporated in our gene therapy product candidate for Huntington’s disease, and is expected to be applied to our gene therapy candidate for SCA3.

Financing

In May 2018, we raised $138.4 million through a follow-on public offering of 5.2 million ordinary shares at $28.50 per ordinary share.

In December 2018, we increased our existing $20 million credit facility to $35 million, extended the maturity by three years to May 31, 2023 and extended the interest-only period by at least two years to January 1, 2021.

Our Mission and Strategy

Our mission is to deliver curative gene therapies that transform the lives of patients.

Our strategy to achieve this mission is to:

Advance the development of AMT-061, a potentially best-in-class treatment of hemophilia B. AMT-061 combines the advantages of AAV5 with an enhanced Padua-FIX transgene, and may provide optimized clinical and tolerability benefits to all, or nearly all patients with hemophilia B. We have achieved alignment with the FDA and European Medicines Agency (“EMA”) on what we believe is an expedited clinical development plan. We initiated the lead-in phase of our pivotal study program in June 2018 and dosed the first patient in January 2019.

Maintain our leadership position in commercial-scale AAV manufacturing. We have established cGMP, commercial-scale manufacturing capabilities for AAV-based gene therapies in our state-of-the-art Lexington, Massachusetts facility. We successfully produced batches of multiple gene therapy products using the same fundamental manufacturing process, methods and controls. We believe the modularity of our platform provides us with distinct advantages, including the potential for reduced development risk and faster times to market.

Build a pipeline of gene therapy programs focused on rare and orphan diseases targeting liver-directed and central-nervous system (“CNS”) diseases. Beyond our lead clinical program for hemophilia B and our Huntington’s program, we have a pipeline of additional AAV-based gene therapy programs in various stages of preclinical development. We are leveraging our leading technology platform, which includes novel vectors, promoters and manufacturing capabilities, to develop gene therapies primarily focused on rare, monogenic liver-directed, and CNS diseases as well as cardiovascular diseases.

Leverage the favorable immunogenicity profile of AAV5-based gene therapies to develop multiple products. We have demonstrated AAV5-based gene therapies to be generally safe and well-tolerated in four clinical trials conducted in 25 patients. No patient treated with AAV5-based gene therapies experienced a confirmed immune response to the capsid or complications associated with T-cell activation, such as a material loss of efficacy. Clinical trials also demonstrated that AAV5 has the lowest prevalence of preexisting neutralizing antibodies (“Nab”) compared to other AAV vectors, which may enable all, or nearly all patients to be eligible for treatment with AAV5-based gene therapies.

Invest in next-generation technologies to expand the applicability of gene therapy to patients. We are developing proprietary technologies that have the potential to enhance safety and efficacy of our product candidates and may broaden the applicability of our gene therapies to a wider range of diseases and patients. These technologies include (i) tailored vectors and promoters; (ii) optimized delivery and administration techniques and (iii) novel transgenes. These technologies are developed both in-house by our experienced research team in Amsterdam, the Netherlands, as well as via collaborations with third parties.

Continue to expand our intellectual property portfolio. We have established what we believe is a leading intellectual property portfolio covering various aspects of our technology and programs, including (i) elements of our gene therapy constructs, such as AAV vectors, promoters and transgenes, including the novel Padua-FIX gene we utilize in AMT-061 for hemophilia B; (ii) innovative delivery technologies, such as re-administration of AAV gene therapy; and (iii) proprietary manufacturing processes covering key components of our upstream and downstream capabilities. We expect to continue to expand our intellectual property portfolio by aggressively seeking patent protection for promising aspects of our technology platform and product candidates.

We have developed and communicated throughout the Company our key values in support of our vision and strategy. The key values are also published at our website and are also taken into account in the annual employee performance and appraisal review. These key values drive our Code of Business Conduct and Ethics, which must be acknowledged annually by each employee.

Our Product Candidates

A summary of our key development programs as of December 31, 2018 is provided below:

Development Stage
Product/Product Candidate	Vector	Gene	Indication	Pre- clinical	Phase I/II	Phase III	Approved	Comments
Liver directed diseases
AMT-061	AAV5	FIX-Padua	Hemophilia B	Ö	Ö	Ö		Enrolling and dosing patients in phase III study
AMT-180	AAV5		Hemophilia A	Ö				Conducting IND-enabling studies
AMT-190	AAV5		Fabry disease	Ö				Conducting preclinical studies
Central nervous system directed diseases
AMT-130	AAV5	HTT	Huntington’s disease	Ö	Ö			Preparing to initiate a phase I/II study
AMT-150			Spinocerebellar Ataxia Type 3	Ö				Conducting preclinical studies
Partnered programs
Undisclosed programs partnered with Bristol-Myers Squibb				Ö

Liver-directed diseases

Hemophilia B

Hemophilia B Disease and Market Background

Hemophilia B is a serious and rare inherited disease in males characterized by insufficient blood clotting. The condition can lead to repeated and sometimes life-threatening episodes of external and internal bleeding following accidental trauma or medical interventions. Severe hemophilia is characterized by recurrent episodes of spontaneous joint bleeds that cause long-term damage to the joints resulting in disabling arthropathy. Bleeds may be fatal if they occur in the brain. The deficient blood clotting results from the lack of functional human Factor IX (“hFIX”). Treatment of hemophilia B today consists of prophylactic or on-demand protein replacement therapy, in which one to three times weekly intravenous administrations of plasma-derived or recombinant hFIX are required to prevent bleeding and once daily infusions in case bleeding occurs. Hemophilia B occurs in approximately 1 out of 30,000 live male births.

Our Development of AMT-061 for Hemophilia B

We are currently developing AMT-061, a gene therapy for patients with hemophilia B that is designed to restore Factor IX (“FIX”) activity, an essential protein for blood clotting. AMT-061 includes an AAV5 vector incorporating our patent-protected FIX-Padua variant (“FIX-Padua”). AMT-061 is identical in structure to our first-generation hemophilia B product candidate, AMT-060, apart from two nucleotide substitutions in the coding sequence for FIX. The FIX-Padua variant expresses a protein with a single amino acid substitution that has been reported in multiple preclinical and nonclinical studies to provide an approximate eight- to ninefold increase in FIX activity compared to the wild-type protein, which was incorporated in AMT-060. All other critical quality attributes of AMT-061 are expected to be comparable to those of AMT-060, as AMT-061 utilizes the same AAV5 capsid and proprietary insect cell-based manufacturing platform.

AMT-061 is intended to be delivered by IV-infusion, without immunosuppressant therapy, through the peripheral vein in a single treatment session for approximately 30 minutes.

Our goal for AMT-061 is to develop a gene therapy with the following profile:

•            long-term safety, including a favorable immunogenicity profile;

•            predictable, sustained and potentially curative increases in FIX activity;

•            significant reductions in both bleeding rates and the need for FIX replacement therapy; and

•            broad patient eligibility, including the potential to treat all or nearly all patients with hemophilia B

AAV5-based gene therapies have been demonstrated to be generally safe and well-tolerated in a multitude of clinical trials, including four uniQure trials conducted in 25 patients in hemophilia B and other indications. In contrast to data reported using other AAV capsids delivered systemically via IV infusion, no patient treated in clinical trials with our AAV5 gene therapies has experienced any confirmed, cytotoxic, T-cell-mediated immune response to the capsid or material loss of FIX activity. An independent clinical trial has demonstrated that AAV5 has the lowest prevalence of preexisting neutralizing antibodies compared to other AAV vectors. Data from our clinical, preclinical and nonclinical studies suggest that all, or nearly all patients may be eligible for treatment with AMT-061.

The FDA has agreed that AMT-061 will fall under the existing Breakthrough Therapy Designation and IND for AMT-060, and the EMA has also agreed that AMT-061 will fall under the current priority medicines (“PRIME”) designation.

In June 2018, we announced the enrollment of the first patient in the Phase III HOPE-B pivotal study of AMT-061. The Phase III HOPE-B pivotal trial is a multinational, multi-center, open-label, single-arm study to evaluate the safety and efficacy of AMT-061. Approximately 50 adult hemophilia B patients classified as severe or moderately severe will be enrolled in a six-month observational period during which time they will continue to use their current standard of care to establish a baseline control. After the six-month lead-in period, patients will receive a single IV-administration of AMT-061. The primary endpoint of the study will be based on the FIX activity level achieved following the administration of AMT-061, and the secondary endpoints will measure annualized FIX replacement therapy usage, annualized bleed rates and safety. Patients enrolled in the HOPE-B trial will be tested for the presence of pre-existing neutralizing antibodies to AAV5 but will not be excluded from the trial based on their titers. In January 2019 we dosed the first patient in our HOPE-B pivotal trial.

In September 2018, we completed the dosing of a Phase IIb dose-confirmation study of AMT-061. The Phase IIb study is an open-label, single-dose, single-arm, multi-center trial being conducted in the United States. The objective of the study was to evaluate the safety and tolerability of AMT-061 and confirm the dose based on FIX activity at six weeks after administration. Three patients with severe hemophilia were enrolled in this study and received a single intravenous infusion of 2x1013 genome copies per kilogram (“gc/kg”). Patients are evaluated for the presence of pre-existing neutralizing antibodies to AAV5 but not excluded from the trial on this basis. We will continue to follow patients for a total of 52 weeks to assess FIX activity, bleeding rates and usage of FIX replacement therapy, and will monitor patients for five years to evaluate the safety of AMT-061.

In December 2018, the study’s Data Monitoring Committee evaluated initial data from the Phase IIb study and confirmed the dose of 2x1013 gc/kg for the Phase III pivotal trial. In February 2019, we presented updated data from the Phase IIb dose-confirmation study, which demonstrated that all three patients experienced increasing and sustained FIX levels after a one-time administration of AMT-061. Twelve weeks after administration, mean FIX activity for the three patients was 38% of normal, exceeding threshold FIX levels generally considered sufficient to significantly reduce the risk of bleeding events. The first patient achieved FIX activity of 48% of normal at 16 weeks after administration. FIX activity in the second patient was 25% of normal at 14 weeks following administration and in the third patient was 51% of normal at 12 weeks after administration. Based on the data obtained through December 13, 2018, no patient experienced a material loss of FIX activity, reported any bleeding events or required any infusions of FIX replacement therapy. AMT-061 has been well-tolerated, with no serious adverse events reported and no patients requiring any immunosuppression therapy.

Intellectual Property for AMT-061

In 2017, we acquired intellectual property from Professor Paolo Simioni (“Dr. Simioni”), a hemophilia expert at the University of Padua, Italy.  The intellectual property includes U.S. Patent Number 9,245,405, which covers compositions of FIX-Padua nucleic acids and polypeptides (proteins), as well as their therapeutic uses.

In May 2018, the U.S. Patent and Trademark Office (“USPTO”) granted us a second patent, U.S. Patent Number 9,982,248, which covers methods of treating coagulopathies (bleeding disorders), including hemophilia B, using AAV-based gene therapy with nucleic acid encoding the hyperactive FIX Padua variant. The FIX Padua variant is a Factor IX protein carrying a leucine at the R338 position, often called the “FIX-Padua” or “Padua mutant”.

In addition to the U.S. patent, in February 2018, the Canadian Intellectual Property Office granted Patent Number 2,737,094, which covers FIX-Padua nucleic acids for use in gene therapy and FIX-Padua polypeptides for use in FIX replacement therapy. We are also currently pursuing European patents directed toward therapeutic uses of FIX-Padua nucleic acids and polypeptides.

Phase I/II Clinical Trial of AMT-060

In the third quarter of 2015, we initiated a Phase I/II clinical trial of AMT-060, our first-generation hemophilia B product candidate, in patients with severe or moderately-severe hemophilia B. AMT-060 consists of an AAV5 vector carrying a codon-optimized, wild-type, human Factor IX gene cassette licensed from St. Jude Children’s Research Hospital. The study is a five-year, open-label, uncontrolled, single-dose, dose-ascending multi-center trial that includes two cohorts, with the low-dose cohort using a treatment of 5x1012 gc/kg and the second-dose cohort using 2x1013 gc/kg. We enrolled five patients into the low dose cohort in the third quarter 2015. Another five patients were enrolled into the high dose cohort between March and May 2016.

In December 2018, we presented long-term clinical data from our ongoing Phase I/II study of AMT-060, including up to two and a half years of follow-up. The data demonstrated that AMT-060 continues to be safe and well-tolerated, with no new serious adverse events and no development of inhibitors. All ten patients sustained increases in FIX activity and improvements in their disease state as measured by reduced usage of FIX replacement therapy and decreased bleeding frequency.

All five patients in the second dose cohort of 2x1013 gc/kg continue to be free of routine prophylaxis at up to two years after treatment. During the last 12 months of observation, the mean annualized bleeding rate was 0.5 bleeds, representing an 88% reduction compared to the year prior to treatment. During the same period, the usage of FIX replacement therapy declined 93% compared to the year prior to treatment. Mean FIX activity increased from 7.1% in the first year after treatment to 8.3% in the second year and was 8.9% of normal at the last measurement.

Hemophilia A program (AMT-180)

Hemophilia A Disease and Market Background

Hemophilia A, also called factor VIII (“FVIII”) deficiency or classic hemophilia, is a genetic disorder caused by missing or defective factor VIII, a clotting protein. Although it is passed down from parents to children, about 1/3 of cases are caused by a spontaneous mutation, a change in a gene. More than half of the patients have the severe form of hemophilia A. Patients with severe hemophilia A experience bleeding following an injury and may have frequent spontaneous bleeding episodes, often into their joints and muscles. Hemophilia A occurs in approximately one in 5,000 live births. Approximately 30 percent of patients with severe hemophilia A will develop an inhibitor that neutralizes the infused FVIII activity. Historically, this patient population has been underserved due to past exclusion from gene therapy research in clinical development.

Our Development of AMT-180 for Hemophilia A

AMT-180 is a novel hemophilia A gene therapy that we believe has the potential to treat all hemophilia A patients including those with past and current inhibitors. AMT-180 is a one-time, intravenously-administered, AAV5-based gene therapy incorporating a proprietary modified Factor IX gene, Super9™, that has been demonstrated in preclinical studies to circumvent inhibitors to FVIII. A proof-of-concept study indicated that administration of Super9 resulted in clinically relevant FVIII mimetic activity in hemophilia A mice and was not associated with hypercoagulability in wild-type mice. Another study in non-human primates indicated that a single dose of AMT-180 resulted in expression levels that translate into FVIII mimetic activity expected to be clinically relevant in hemophilia A patients with or without inhibitors. In addition, Super9 induced clinically relevant thrombin activation in FVIII-depleted human plasma with or without inhibitors. These data indicate that AMT-180 may lead to durable expression in hemophilia A patients and may provide long-term prevention of bleeds. In early 2019, we initiated a large animal study, safety and toxicology study of AMT-180 to support a planned IND submission.

Fabry disease program (AMT-190)

Fabry Disease and Market Background

Fabry disease is a progressive, inherited, multisystemic lysosomal storage disease characterized by specific neurological, cutaneous, renal, cardiovascular, cochleo-vestibular and cerebrovascular manifestations. Fabry disease is caused by a defect in a gene that encodes for a protein called α-galactosidase A (“GLA”). The GLA protein is an essential enzyme required to breakdown globotriaosylsphingosine (“Gb3”) and lyso-globotriaosylsphingosine (“lyso-Gb3”). In patients living with Fabry disease, Gb3 and lyso-Gb3 accumulate in various cells throughout the body causing progressive clinical signs and symptoms of the disease. Current treatment options, which consist of bi-weekly intravenous enzyme replacement therapy, typically have no therapeutic benefit in patients with advanced renal or cardiac disease. Studies have also shown that a majority of male patients develop antibodies that inhibit the GLA protein and interfere with therapeutic efficacy.

Fabry disease has two major disease phenotypes: the type 1 “classic” and type 2 “later-onset” subtypes. Both lead to renal failure, and/or cardiac disease, and early death. Type 1 males have little or no functional a-Gal A enzymatic activity (<1% of normal mean), and marked accumulation of GL-3/Gb3 and related glycolipids in capillaries and small blood vessels which cause the major symptoms in childhood or adolescence.  In contrast, males with the type 2 “later-onset” phenotype (previously called cardiac or renal variants) have residual a-Gal A activity, lack GL-3/Gb3 accumulation in capillaries and small blood vessels, and do not manifest the early manifestations of type 1 males. They experience an essentially normal childhood and adolescence. They typically present with renal and/or cardiac disease in the third to seventh decades of life. Most type 2 later-onset patients have been identified by enzyme screening of patients in cardiac, hemodialysis, renal transplant, and stroke clinics and recently by newborn screening. Fabry disease occurs in all racial and ethnic populations and affects males and females. It is estimated that type 1 classic Fabry disease affects approximately one in 40,000 males. The type 2 later-onset phenotype is more frequent, and in some populations may occur as frequently as about 1 in 1,500 to 4,000 males.

Our Development of AMT-190 for Fabry Disease

AMT-190 is a one-time, intravenously-administered, AAV5-based gene therapy designed to circumvent GLA antibodies that can inhibit efficacy in Fabry patients. AMT-190 incorporates a modified version of α-N-acetylgalactosaminidase (“NAGA”), a protein that is structurally similar to the GLA protein but is not recognized by GLA-neutralizing antibodies. As such, AMT-190 has the potential to be a more effective, longer-term treatment of Fabry disease. In cultured cells and in a study in wild-type mice, AMT-190 resulted in clinically relevant GLA activity. In a preclinical proof-of-concept study, Fabry mice were injected with a single dose of AMT-190, resulting in modified NAGA expression with subsequent GLA-activity in plasma. At two- and four-weeks post-dosing, this GLA activity already translated to up to fifty percent reduction in lyso-Gb3 levels. We believe that these studies demonstrate proof-of-concept of AMT-190 as a gene therapy candidate for Fabry disease. We believe that a one-time administration of AMT-190 could potentially lead to long-term expression of GLA in the liver, kidneys and heart, with no loss of expression due to inhibitors. We are currently conducting preclinical studies of AMT-190 and plan additional studies to further demonstrate safety and efficacy.

Central Nervous System diseases

Huntington’s Disease

Huntington’s Disease and Market Background

Huntington’s disease is a severe genetic neurodegenerative disorder causing loss of muscle coordination, behavioral abnormalities and cognitive decline, often resulting in complete physical and mental deterioration over a 12 to 15-year period. The median survival time after onset is 15 to 18 years (range: 5 to >25 years). Huntington’s disease is caused by an inherited defect in a single gene that codes for a protein called Huntingtin (“HTT”). The prevalence of Huntington’s disease is three to seven per 100,000 in the general population, similar in men and women, and it is therefore considered a rare disease. Despite the ability to identify Huntington’s disease mutation carriers decades before onset, there is currently no available therapy that can delay onset or slow progression of the disease. Although some symptomatic treatments are available, they only are transiently effective despite significant side effects.

Our Development of AMT-130 for Huntington’s Disease

AMT-130 is our gene therapy candidate targeting Huntington’s disease that utilizes an AAV vector carrying an engineered micro-RNA (“miRNA”) designed to silence both HTT and HTT exon 1, a highly toxic protein directly linked with genetic modifiers of Huntington’s disease. AMT-130 is our lead product candidate developed using our miQURE technology, a proprietary, one-time administered gene silencing platform. AMT-130 has received orphan drug designation from the FDA and Orphan Medicinal Product Designation from the EMA. AMT-130 is intended to be administered directly into the brain via a stereotactic, magnetic resonance imaging guided catheter.

Our goal for AMT-130 is to develop a gene therapy with the following profile:

•                  One-time administration in the striatum of disease modifying therapy;

•                  Strong knockdown of both mutant HTT (“mHTT”) and HTT exon 1 in the deep structures of the brain and cortex; and

•                  Leverages proprietary miQURE gene silencing platform.

In April 2017, we presented preclinical data on AMT-130 in transgenic mini pigs. The data demonstrated widespread, dose-dependent distribution of the vector throughout the mini pig brain that corresponded strongly with the mHTT expression. Researchers also observed a dose-dependent reduction in mHTT protein levels, as well as similar trends in cerebral spinal fluid. Both the surgical procedure and AMT-130 treatment were well tolerated with no adverse events.

In October 2017, we presented preclinical data on AMT-130 in a mouse model with a highly aggressive form of Huntington’s disease which demonstrated significant improvements in both motor-coordination and survival, as well as a dose-dependent, sustained reduction in mHTT.

In April 2018, we presented an overview of preclinical data establishing proof-of-concept for AMT-130 at the 2018 American Academy of Neurology Annual Meeting in Los Angeles, California. Data from multiple studies in Huntington’s disease animal models across three different species showed that a single intraparenchymal administration of AMT-130 into the striatum, resulted in a dose-dependent and sustained reduction of mHTT in both the deep structures of the brain and the cortex. Specifically, we presented data from the ongoing preclinical study in transgenic minipigs, one of the largest Huntington’s disease animal models available, demonstrating significant reductions in human mHTT by a median of 68% in the striatum and a median of 47% in the frontal cortex at 6 months after administration of AMT-130.

In January 2019 our IND application for AMT-130 was cleared by the FDA, thereby enabling us to initiate our planned Phase I/II clinical study. The Phase I/II study is expected to be a randomized, double-arm, blinded, imitation surgery-controlled trial conducted at three surgical sites in the U.S., with at least two non-surgical sites. The primary objective of the study is to evaluate the safety, tolerability and efficacy of AMT-130 at two doses.

In February 2019 we presented new preclinical data at the 14th Annual CHDI Huntington’s disease Therapeutics Conference that illustrate the therapeutic potential of AMT-130 in restoring function of damaged brain cells in Huntington’s disease and providing a safe and sustained reduction of mutant huntingtin protein.

On April 8, 2019, we announced that the FDA granted fast track designation for AMT-130.

Spinocerebellar Ataxia Type 3 program

Spinocerebellar Ataxia type 3 and Market Background

SCA3, also known as Machado-Joseph disease, is an inherited disorder caused by a CAG-repeat expansion in the ATXN3 gene that results in an abnormal form of the protein ataxin-3. Patients with SCA3 experience brain degeneration that results in movement disorders, rigidity, muscular atrophy and paralysis. There is currently no treatment available that slows the progressive course of this lethal disease.

Prevalence of SCA3 is estimated to be one to two per 100,000 with significant geographical and ethnic variations: the highest prevalence has been found in the Azores (Flores Island (1/239)), with intermediate prevalence rates in Portugal, Germany, the Netherlands, China and Japan, and lower prevalence rates in North America, Australia and India. SCA3 is the most common form of type 1 autosomal-dominant cerebellar ataxia (“ADCA1”) in most genetically characterized populations.

Our preclinical SCA3 program

AMT-150 is a one-time, intrathecally-administered, AAV gene therapy incorporating our proprietary miQURE™ silencing technology that is designed to halt ataxia in early manifest SCA3 patients. In an in-vitro study with human Induced Pluripotent Stem (“IPS”) derived neurons, AMT-150 has been shown to lower the human ataxin-3 protein by 65%, without any off-target effects. We also performed a proof-of-concept in-life study in SCA3 mice demonstrating that AMT-150 was able to lower toxic ataxin-3 protein by 65% in the brain stem after a single administration. Further studies in non-human primates demonstrate the ability to distribute and express a reporter gene at a clinically relevant level in the most degenerated brain regions in SCA3. These preclinical studies demonstrate that a single administration of AMT-150 results in sustained expression and efficient processing with on-target engagement. They also demonstrate that AMT-150 appears to be safe due to the lack of off-target activity. In early 2019, we initiated a large animal study of AMT-150 and anticipate additional preclinical studies to further demonstrate safety and efficacy.

Bristol-Myers Squibb Collaboration

In 2015, we entered into an agreement with BMS that provides exclusive access to our gene therapy technology platform for multiple targets primarily focused on cardiovascular diseases (“Collaboration and License Agreement”). We are supporting BMS in discovery, non-clinical, analytical and process development efforts in respect of the Collaboration Targets. For any Collaboration Targets that may be advanced, we are responsible for manufacturing of clinical and commercial supplies using our vector technologies and industrial, proprietary insect-cell based manufacturing platform. BMS reimburses us for all our research and development costs in support of the collaboration, and will lead development, regulatory and commercial activities for any Collaboration Targets that may be advanced.

In February 2019, BMS requested a one-year extension of the research term. In April 2019, following an assessment of the progress of this collaboration and our expanding proprietary programs, we notified BMS that we do not intend to agree to an extension of the research term. Accordingly, we are currently in discussions with BMS to potentially amend the collaboration and license agreement and other related agreements following the expiration of the research term.

Collaboration on cardiovascular and other diseases focused targets

In total, the companies may collaborate on ten targets, including cardiovascular targets and potentially targets in other areas. BMS initially designated four research targets, including S100A1 for congestive heart failure (“AMT-126”). In October 2018, BMS completed a heart function proof-of-concept study of AMT-126 in a pre-clinical animal model of heart failure. The study demonstrated deoxyribonucleic acid (“DNA”) delivery and expression of S100A1 in the myocardium, thereby validating our vector delivery platform in the animal model. The data did not show a benefit on heart function at six months, and consequently, the Joint Steering Committee for the collaboration has chosen to discontinue work on S100A1. In April 2019, BMS designated a new cardiovascular Collaboration Target to replace S100A1. BMS has not designated or reserved any additional Collaboration Targets as of March 31, 2019.

Equity arrangements

After entering into the collaboration in 2015 BMS acquired 2.4 million or 9.9% of our outstanding shares following the issuance for aggregate consideration of $75.5 million. As of December 31, 2018, BMS held 6.4% of our outstanding ordinary shares. We also granted BMS two warrants that provide them an option to acquire, at a premium to the market, an additional number of shares such that BMS owns 14.9% and 19.9%, respectively, of our outstanding ordinary shares immediately after such purchase. The exercise of each warrant is conditioned upon the designation of a specified number of additional collaboration targets and payment of related fees by BMS, as well as a minimum number of collaboration programs under development.

We also entered into an Investor Agreement with BMS regarding the rights and restrictions relating to the ordinary shares to be acquired by BMS. We have granted BMS certain registration rights that allow BMS to require us to register our securities beneficially held by BMS under the Exchange Act. BMS may make up to two such demands (or three, in the event that either warrant is exercised) for us to register the shares, provided that we may deny such demand if (i) the market value of the shares to be registered is less than $10 million (provided however, if BMS holds less than $10 million worth of our shares, we must comply with their demand for registration), (ii) we certify to BMS that we plan to effect a registration within 120 days of their demand or we are engaged in a transaction that would be required to be disclosed in a registration statement and that is not reasonably practicable to be disclosed at that time, or (iii) we have already effected one registration statement within the twelve months preceding BMS’s demand for registration. In addition, independent of their demand registration rights, upon the occurrence of certain events, we must also provide BMS the opportunity to include their shares in any registration statement that we effect.

We have also granted BMS certain information rights under the Investor Agreement, although these requirements may be satisfied by our public filings required by U.S. securities laws.

Pursuant to the Investor Agreement, without our consent, BMS may not (i) acquire a number of shares such that the number of shares that BMS beneficially holds is greater than the percentage acquired, or which may be acquired, after giving effect to each of the tranches under the Share Subscription Agreement and the two warrants; (ii) propose, offer or participate in any effort to acquire us or one of our subsidiaries; (iii) propose, offer or participate in a tender offer for our shares or any exchange of shares that would effect a change of control of our company; (iv) seek to control or influence our governance or policies; (v) join or participate in any group regarding the voting of our ordinary shares; or (vi) take certain other similar actions. BMS may still, among other things, make a non-public, confidential proposal to enter into a business combination or similar transaction with our company. These standstill restrictions will terminate upon the occurrence of certain events including, but not limited to, the acquisition of a certain material number of shares by a third party, if we enter into a merger agreement or similar transaction with a third party, or upon the passage of a defined period of time subsequent to the acquisition of shares pursuant to the Share Subscription Agreement or the warrants.

BMS is also subject to a lock-up pursuant to the Investor Agreement. Without our prior consent, BMS may not sell or dispose of its shares until the later of (i) the fourth anniversary of the purchase of the first tranche of shares pursuant to the Share Subscription Agreement in June 2019 (or fifth anniversary in June 2020 if the Collaboration Agreement is extended), or (ii), in respect of each ordinary share acquired pursuant to the Share Subscription Agreement and the warrants, the first anniversary of issuance of each such ordinary shares. However, this lock-up may terminate sooner in the event the Collaboration Agreement is terminated.

The Investor Agreement also requires BMS to vote all of our ordinary shares it beneficially holds in favor of all items on the agenda for the relevant general meeting of shareholders of our company as proposed on behalf of our company, unless, in the context of a change of control or similar transaction, BMS has itself made an offer to our company or our supervisory or management boards in connection with the transaction that is the subject of the vote, in which case it is free to vote its shares at its discretion. This voting provision will terminate upon the later of the date on which BMS no longer beneficially owns at least 4.9% of our outstanding ordinary shares, the closing of a transaction that provides BMS exclusive and absolute discretion to vote our shares it beneficially holds, or the termination of the Collaboration Agreement for breach by us.

New Technology Development

We are seeking to develop next-generation technologies with the goal of further improving the potential of AAV-based gene therapies to treat patients suffering from debilitating diseases. We are focused on innovative technologies across each of the key components of an AAV-based gene therapy, including: (i) the capsid, or the outer viral protein shell that encloses the target DNA; (ii) the promoter, or the DNA sequence that drives the expression of the transgene; and (iii) the transgene, or therapeutic gene.

We have a significant effort dedicated to designing and screening novel AAV capsids with the potential for (i) higher biological potency; (ii) increased specificity and penetration of specific tissue types; and (iii) enhanced safety. Members of our team have significant expertise in vector engineering and have created promising genetically engineered capsids using a “rational design” approach.

We are also utilizing a “directed evolution” approach to identify next-generation AAV capsids, which involves a capsid selection process in which libraries of mutant variants are screened for optimal properties. In January 2014, we entered into a collaboration and license agreement with 4D Molecular Therapeutics for the discovery and optimization of next-generation AAV capsids targeting the liver and the brain. We have identified several promising next-generation AAV capsids and are currently in the process of evaluating them for use in future gene therapy programs.

We have also worked extensively on designing synthetic promoters with the potential of enabling higher levels of protein expression in specific tissue types. Promoters are sequences of DNA that sit beside each gene and function to activate transcription of the gene into messenger RNA. Synthetic promoters, which do not exist in nature, are optimally tailored to drive gene expression at a desired level and specificity. In January 2015, we entered into an agreement with Synpromics, a United Kingdom-based biotechnology company, to jointly fund research relating to the development of optimized promoters. We have identified several promising liver-directed promoters and are currently in the process of evaluating them for use in future gene therapy programs targeting liver-directed diseases. One such promoter from the Synpromics collaboration is being utilized in our AMT-180 program for the treatment of hemophilia A.

Commercial-Scale Manufacturing Capabilities

The ability to reliably produce at a high quality and at commercial-scale is a critical success factor in AAV gene therapy. We produce our gene therapies using our proprietary, insect cell-based, baculovirus AAV production system.

This system has a number of advantages that enable high quality commercial-scale manufacturing, including:

•                  High Yield: A single manufacturing run at 500-liter scale can yield many thousands of doses of an AAV gene therapy.

•                  High Purity: The baculovirus system eliminates the risk of introducing mammalian cell derived impurities.

•                  Scalability: This process is reproducible at volumes ranging from 0.02 liters to 500 liters. We believe achieving higher scale production with our insect-cell, baculovirus system is possible.

Intellectual Property

Introduction

We strive to protect the proprietary technologies that we believe are important to our business, including seeking and maintaining patent protection in the United States, Europe and other countries for novel components of gene therapies, the chemistries and processes for manufacturing these gene therapies, the use of these components in gene therapies, our technology platform, and other inventions and related technology. We also rely on trade secrets, security measures and careful monitoring of our proprietary information to protect aspects of our business that are not amenable to, or that we do not consider appropriate for, patent protection.

We expect that our probability of success will be significantly enhanced by our ability to obtain and maintain patent and other proprietary protection for commercially important technology, inventions and know-how related to our business, defend and enforce our patents, maintain our licenses to use intellectual property owned by third parties, preserve the confidentiality of our trade secrets and operate without infringing the valid and enforceable patents and other proprietary rights of third parties. We also rely on know-how, continuing technological innovation and in-licensing opportunities to develop, strengthen and maintain our proprietary position in the field of AAV-based gene therapies.

In some cases, we are dependent on the patented or proprietary technology of third parties to develop and commercialize our products. We must obtain licenses from such third parties on commercially reasonable terms, or our business could be harmed, possibly materially. For example, we license from third-parties essential parts of the therapeutic gene cassettes as well as the principal AAV vectors we use and key elements of our manufacturing process. We anticipate that we will require additional licenses in the future.

Because most patent applications throughout the world are confidential for 18 months after the earliest claimed priority date, and since the publication of discoveries in the scientific and patent literature often lags behind actual discoveries, we cannot be certain that we were the first to invent or file applications for the inventions covered by our pending patent applications. Moreover, we may have to participate in post-grant proceedings in the patent offices of the United States or foreign jurisdictions, such as oppositions, reexaminations or interferences, in which the patentability or priority of our inventions are challenged. Such proceedings could result in substantial cost, even if the eventual outcome is favorable to us.

Our intellectual property portfolio consists of owned and in-licensed patents, copyrights, licenses, trademarks, trade secrets and other intellectual property rights.

Patent Portfolio

Our gene therapy programs are protected by patents and patent applications directed to various aspects of our technology. For example, our gene therapy programs are protected by patents and patent applications with composition-of-matter or method of use claims that cover the therapeutic gene, the promoter, the viral vector capsid or other specific parts of these technologies. We also seek protection of core aspects of our manufacturing process, particularly regarding our baculovirus expression system for AAV vectors in insect cells. In addition, we have filed manufacturing patent applications with claims directed to alternative compositions-of-matter and manufacturing processes to seek better protection from competitors.

We file the initial patent applications for our commercially important technologies in both Europe and the United States. For the same technologies, we typically file international patent applications under the Patent Cooperation Treaty (“PCT”) within a year. We also may seek, usually on a case-by-case basis, local patent protection in Canada, Australia, Japan, China, India, Israel, South Africa, New Zealand, South Korea and Eurasia, as well as South American jurisdictions such as Brazil and Mexico.

As of December 31, 2018, our intellectual property portfolio includes the following rights:

•                  23 patent families that we own;

•                  7 patent families that we exclusively in-license; and

•                  1 patent family that we non-exclusively in-license.

As of December 31, 2018, the geographic breakdown of our owned patent portfolio is as follows:

•                  24 issued U.S. patents;

•                  13 granted European patents;

•                  5 pending PCT patent application;

•                  16 pending U.S. patent applications;

•                  19 pending European patent applications; and

•                  56 pending and 48 granted patent applications in other jurisdictions.

The patent portfolios for our manufacturing, administration and technology platform and for our most advanced programs are summarized below.

Our Manufacturing and Technology Platform Patent Portfolios

We own a patent family directed to large scale production of AAV vectors in insect cells relating to first-generation technology developed by uniQure for improvement of manufacturing in insect cells. The family includes issued patents in the United States, Europe, Japan and other jurisdictions and pending applications in the United States and other jurisdictions. The standard 20-year term for patents in this family will expire in 2027.

Furthermore, we own patent families directed to improving AAV vectors and covering AAV vectors manufactured at large scale relating to our second-generation technology. One patent family includes issued patents in the United States, Europe, Japan, Australia, China and other jurisdictions and pending applications in the United States, Europe and other jurisdictions. The standard 20-year term for patents in this family will expire in 2028. Another patent family contains two issued patents in the United States and pending patents in the United States and Europe. The standard 20-year term for patents in this family will expire in 2031. We also have a patent family relating to our third-generation technology for improved manufacturing. The patent family contains issued patents in the United States and Europe and other jurisdictions, and has patents pending in Europe and other jurisdictions. The standard 20-year term for patents in this family will expire in 2029.

We own patent families directed to improved AAV manufacturing with regard to capsid protein expression. One such patent family includes issued patents issued in the United States, Europe, and other jurisdictions. The standard 20-year term for patents in this family will expire in 2026. Another such patent family contains pending patent applications in the United States, Europe and other jurisdictions. The standard 20-year term for patents in this family will expire in 2035. A third such patent family includes a PCT application that we filed in 2018 directed to large scale production of parvoviral particles in insect cells. The standard 20-year term for patents in this family, if issued, will expire in 2038.

We own a patent family directed to a proprietary baculovirus removal process that contributes to developing regulatory-compliant AAV vector products. This family contains granted patents in the United States, Europe, Japan, China, and other jurisdictions. The standard 20-year term for patents in this family, if issued, will expire in 2032.

We own a patent family directed to the analysis of manufactured AAV product. Patents are pending in the United States, Europe and other jurisdictions. The standard 20-year term for patents in this family, if issued, will expire in 2035.

We own a patent family directed to AAV5 administration technology through intrathecal delivery routes. This family includes patent applications in the US, Europe and other jurisdictions. The standard 20-year term of patents, if issued, in this family will expire in 2034.

We own a patent family directed to AAV5 administration technology in patients utilizing an immunoabsorption procedure. This family includes a PCT-application and a concomitantly filed US patent application. The standard 20-year term of patents in this family, if issued, will expire in 2037.

We own a a patent family directed to AAV5 administration technology in patients combined with an intralipid infusion procedure. This family includes a PCT-application. The standard 20-year term of patents in this family, if issued, will expire in 2038.

We own a patent family directed to AAV gene therapy vectors comprising liver-specific promoters. This family includes a provisional application in the United States, which was filed in 2018. The standard 20-year term of patents in this family, if filed and issued, will expire in 2039.

We own a patent family directed to gene therapy involving microRNA, including the treatment of neurodegenerative diseases and the monitoring of the effects of such treatment. This family includes a provisional application in the United States, which was filed in 2018. The standard 20-year term of patents in these families, if filed and issued, will expire in 2039.

Our Patent Portfolio Related to Development Programs

Hemophilia B

We own a patent family, including patents and patent applications, directed to the use of the Padua mutation in hFIX for gene therapy in AMT-061. A PCT application was filed on September 15, 2009, and patents have been issued in the United States, Europe, and Canada. Further applications are pending in the United States, Europe, and Hong Kong. The issued patents include claims directed to Factor IX protein with a leucine at the R338 position of the protein sequence, nucleic acid sequences coding for this protein, and therapeutic applications, including gene therapy. The standard 20-year patent term of patents in this family will expire in 2029.

On June 13, 2018, we were granted European Patent 2337849 directed to a Factor IX polypeptide protein.  European patent law provides for a nine-month period during which third parties may file oppositions to issued patents.  On December 21, 2018, we received notice that an opposition was filed by Strawman Limited, which we believe was filed on behalf of an anonymous third party. The opposition seeks revocation of our patent on the grounds that it is not new, does not involve an inventive step and several other reasons. Prior to the expiration of the opposition period on March 13, 2019, further oppositions were filed by four additional parties. A schedule of proceedings will be set by the European Patent Office to address the oppositions.

Huntington’s disease

We own a patent family directed to gene therapy treatment of Huntington’s disease within AMT-130. This family includes an issued patent in the United States and pending patent applications in the US, Europe and other jurisdictions. The standard 20-year term of patents in this family will expire in 2035.

Hemophilia A (AMT-180) and SCA3 (AMT-150)

We own a patent family directed to AAV-based gene therapies for treatment of hemophilia A and SCA3. This family includes a provisional application in the United States, which was filed in 2018. The standard 20-year term of patents in these families, if filed and issued, will expire in 2039.

Licenses

We have obtained exclusive or non-exclusive rights from third parties under a range of patents and other technology that we use in our product and development programs, as described below. Our agreements with these third parties generally grant us a license to make, use, sell, offer to sell and import products covered by the licensed patent rights in exchange for our payment of some combination of an upfront amount, annual fees, royalties, a percentage of amounts we receive from our licensees and payments upon the achievement of specified development, regulatory or commercial milestones. Some of the agreements specify the extent of the efforts we must use to develop and commercialize licensed products. The agreements generally expire upon expiration of the last-to-expire valid claim of the licensed patents. Each licensor may terminate the applicable agreement if we materially breach our obligations and fail to cure the breach within a specified cure period.

Technology Used for Multiple Programs

We are exploiting technology from the third-party sources described below in more than one of our programs.

National Institutes of Health—AAV production

In 2007, we entered into a non-exclusive license agreement with the NIH, which we amended in 2009 and 2013. The patents under this license cover technology to produce AAV vectors in insect cells. We may only grant sublicenses under this agreement with the NIH’s consent, which may not be unreasonably withheld. The standard 20-year term for the underlying patents will expire in 2022.

Payment obligations to the NIH under this license agreement include a low single-digit percentage royalty on the net sales of licensed products by us or on our behalf; development and regulatory milestone payments; and an annual maintenance fee creditable against royalties. We do not have to pay royalties or milestone fees under this agreement if we have to pay royalties or milestone fees under our 2011 agreement with the NIH, described below, for the same product. Under the license agreement, we have agreed to meet benchmarks in our development efforts, including as to development events, clinical trials and marketing approval, within specified timeframes.

The NIH may terminate this agreement in specified circumstances relating to our insolvency or bankruptcy. We may terminate this agreement for any reason, in any territory, subject to a specified notice period.

National Institutes of Health—AAV5

In 2011, we entered into another license agreement with the NIH, superseding an earlier agreement. This agreement was amended in 2016. Under this agreement, the NIH granted us an exclusive, worldwide license to patents relating to AAV5 for use in therapeutic products to be delivered to the brain or liver for treatment of human diseases originating in the brain or liver but excluding arthritis-related diseases, and a non-exclusive, worldwide license to patents relating to AAV5 for all other diseases. We refer to the products licensed under this agreement as AAV5 products. We may grant sublicenses under this agreement only with the NIH’s consent, which may not be unreasonably withheld. The standard 20-year term for the underlying patents will expire in 2019.

Payment obligations to the NIH under this license agreement include royalties equal to a low single-digit percentage of net sales of AAV5 products; development and regulatory milestone payments; and an annual maintenance fee creditable against royalties. If an AAV5 product is also covered by our 2007 agreement with the NIH, our obligation to pay royalties on net sales and our obligation to pay milestone fees only apply under this 2011 agreement and not the 2007 agreement. We have agreed to meet benchmarks in our development efforts, including as to development events, clinical trials and marketing approval, within specified timeframes.

The NIH may terminate this agreement in specified circumstances relating to our insolvency or bankruptcy. We may terminate this agreement for any reason, in any country or territory, subject to a specified notice period.

Protein Sciences

In 2016, we revised our existing license contract with Protein Sciences Corporation for the use of its expresSF+ insect cell line and associated technology for human therapeutic and prophylactic uses (except influenza) to provide us with a royalty free, perpetual right and license to the licensed technology in the field of AAV-based gene therapy.

Technology Used for Specific Development Programs

Hemophilia B

Padua

On April 17, 2017, we entered into an Assignment and License Agreement with Dr. Simioni (the “Padua Assignment”). Pursuant to the Padua Assignment, we acquired from Dr. Simioni all right, title and interest in a patent family covering the variant of the Factor IX gene, carrying an R338L mutation (FIX-Padua; “Padua IP”). Under the Padua Assignment, we have also licensed certain know-how included in the Padua IP. We will provide Dr. Simioni with an initial license fee and reimbursement of past expenses, as well as payments that may come due upon the achievement of certain milestone events related to the development of the Padua IP and may also include royalties on a percentage of certain revenues. We have granted a license back of the Padua IP to Dr. Simioni for therapeutic or diagnostic use of a modified Factor IX protein (other than in connection with gene therapy) and any application for non-commercial research purposes. We have agreed to indemnify Dr. Simioni for claims arising from our research, development, manufacture or commercialization of any product making use of the Padua IP, subject to certain conditions.  The Padua Assignment will remain in effect, unless otherwise terminated pursuant to the terms of the Padua Assignment, until the later of (i) the expiration date of the last of the patents within the Padua IP and (ii) the expiration of the payments obligations under the Padua Assignment.

St. Jude Children’s Research Hospital

In 2008, we entered into a license agreement with St. Jude, which we amended in 2012. Under the license agreement, St. Jude has granted us an exclusive license, with a right to sublicense, to patent rights relating to expression of hFIX in gene therapy vectors, to make, import, distribute, use and commercialize products containing hFIX covered by a valid patent claim in the field of gene therapy for treatment or prophylaxis of hemophilia B. In addition, we have a first right of negotiation regarding any patent applications that are filed by St. Jude for any improvements to the patent rights licensed to us. The U.S. patent rights will expire in 2028 and the European patents will expire in 2025.

We have agreed to pay St. Jude a royalty equal to a low single-digit percentage of net sales, if any, by us or our sublicensees of products covered by the licensed patent rights, and a portion of certain amounts we receive from sublicensees ranging from a mid-single digit to a mid-teen double-digit percentage of such amounts. We have also agreed to pay St. Jude one-time milestone fees totaling $6.5 million upon the achievement of specified development and regulatory milestones, and an annual maintenance fee creditable against royalties and milestones in the same year. We have agreed to use commercially reasonable efforts to diligently develop and commercialize products licensed under this agreement.

The agreement will remain in effect until no further payment is due relating to any licensed product under this agreement or either we or St. Jude exercise our rights to terminate it. St. Jude may terminate the agreement in specified circumstances relating to our insolvency. We may terminate the agreement for convenience at any time subject to a specified notice period.

Rockefeller University

In 2018 we entered into a Tangible Material License Agreement with Rockfeller University, NY. The non-exclusively licensed materials are used to develop and commercialize a diagnostic test and allow us to screen patients who will be treated with uniQure’s therapeutic products. The license with Rockefeller has granted us sublicensing rights under specific conditions in order to conduct all activities necessary to develop and commercialize on its own behalf within the field of use.

We paid a one-time execution fee and will pay an annual fee until commercialization of the diagnostic test occurs. If we commercialize the diagnostic test, we will pay Rockefeller University a tiered annual fee based on the number of diagnostic tests sold.

Huntington’s disease and SCA3

Cold Spring Harbor Laboratory (“CSHL”)

In 2015, we entered into a license agreement with CSHL in which CSHL granted to us an exclusive, sublicensable license to develop and commercialize certain of CSHL’s patented RNAi-related technology for use in connection to the treatment or prevention of Huntington’s disease. The standard 20-year patent term for the licensed patents expires in 2031.

In 2018, we entered into an amendment of the license agreement with CSHL that expanded the license to include the diagnosis, treatment or prevention of CNS diseases, including but not limited to Huntington’s disease. In addition, under the amended license agreement CSHL granted to us an exclusive license for a three-year term to develop and commercialize therapeutic products for the additional disease classifications of liver diseases, neuromuscular diseases and cardiovascular diseases. If we meet certain diligence milestones during the initial three-year development term, we may license the additional disease classifications on similar terms and conditions as the CNS diseases.

Under the license agreement, annual fees, development milestone payments and future single-digit royalties on net sales of a licensed product are payable to CSHL.

Hemophilia A

DRK Blutspendedienst (“DRK”)

In 2018, we entered into a research and option agreement with DRK-Blutspendedienst Baden-Wuertttemberg-Hessen GmbH. Under the agreement, we received an option to exclusively license from DRK patents and other intellectual property in the area of FIX variants potentially useful in treating Hemophilia A and Hemophilia B, and the parties agreed to undertake a research plan to allow us to evaluate whether we desire to exercise the option. We exercised the option in April 2019 and reached an agreement to address additional intellectual property that was developed during the pendency of the research and option agreement. We are in the process of negotiating the associated Assignment and License Agreement (ALA) that will, when executed, give us a worldwide exclusive, sublicensable license to develop and commercialize under the DRK patents FIX-variants for the treatment of Hemophilia by gene therapy. The standard 20-year patent terms for the patents and patent applications that are the subject of this research and option agreement will expire in approximately 2029,  2034 and 2039 respectively. Under the proposed terms of the ALA, we would pay an option fee, milestone payments when certain development milestones are achieved, and a single-digit royalty on net sales of products commercialized under the DRK patents. If we do not meet certain development milestones in either field of hemophilia A or hemophilia B, we could lose our license to the DRK intellectual property in that field. We expect that the ALA will be executed during or before July 2019.

Fabry’s disease

Tokyo Metropolitan Institute of Medical Science (“TMIMS”)

In 2018, we entered into a license agreement with TMIMS. Under the agreement, TMIMS granted us an exclusive, sublicensable license to develop and commercialize certain TMIM’s patented modified alpha-N-acetylgalactoaminidases for the treatment of Fabry by gene therapy. The standard 20-year patent term for the patent families which are the subject of this license agreement expire in 2026 and 2028.

Under the terms of the license agreement we will pay development milestones and a single-digit royalty on net sales of a commercialized product.

Trade Secrets

In addition to patents and licenses, we rely on trade secrets and know-how to develop and maintain our competitive position. For example, significant aspects of the process by which we manufacture our gene therapies are based on unpatented trade secrets and know-how. We seek to protect our proprietary technology and processes and obtain and maintain ownership of certain technologies, in part, through confidentiality agreements and invention assignment agreements with our employees, consultants, scientific advisors, contractors and commercial collaborator. We also seek to preserve the integrity and confidentiality of our data, trade secrets and know-how by maintaining physical security of our premises and physical and electronic security of our information technology systems.

Trademarks

uniQure is a registered trademark in various jurisdictions including the United States and the European Union. In 2018, we applied for trademark protection for the marks miQURE and Super9, related to our gene silencing and hemophilia technologies, respectively. We may seek trademark protection for other product candidates and technologies as and when appropriate.

Competition

The biotechnology and pharmaceutical industries, including in the gene therapy field, are characterized by rapidly advancing technologies, intense competition and a strong emphasis on intellectual property. We face substantial competition from many different sources, including large and specialty pharmaceutical and biotechnology companies, academic research institutions and governmental agencies and public and private research institutions.

We are aware of numerous companies focused on developing gene therapies in various indications, including AGTC, Abeona Therapeutics, Adverum Biotechnologies, Allergan, Ally Therapeutics, Audentes Therapeutics, AVROBIO, Axovant Sciences, Bayer, BioMarin, bluebird bio, Expression Therapeutics, Freeline Therapeutics, Generation Bio, Genethon, GlaxoSmithKline, Homology Medicines, Lysogene, Megenics, Milo Therapeutics, Nightstar, Novartis, Pfizer, REGENXBIO, Renova Therapeutics, Rocket, Pharmaceuticals, Sangamo BioSciences, Sanofi, Selecta Biosciences, Sarepta, Shire, Solid Biosciences, Takara, Ultragenyx, Vivet Therapeutics, and Voyager, as well as several companies addressing other methods for modifying genes and regulating gene expression. We may also face competition with respect to the treatment of some of the diseases that we are seeking to target with our gene therapies from protein, nucleic acid,  antisense, RNAi, gene editing and other therapeutic modalities under development or commercialized at pharmaceutical and biotechnology companies such as Alnylam, Amgen, Bayer, Biogen, BioMarin, CSL Behring, Dicerna, Ionis, LogicBio, Novartis, Novo Nordisk, Pfizer, Translate Bio, Roche, Sangamo, Sanofi, Shire, Sobi, Wave Biosciences, and numerous other pharmaceutical and biotechnology firms.

We also compete with existing standards of care, therapies and symptomatic treatments, as well as any new therapies that may become available in the future for the indications we are targeting.

Many of our current or potential competitors, either alone or with their collaborators, have significantly greater financial resources and expertise in research and development, manufacturing, preclinical testing, conducting clinical trials and marketing approved products than we do. Mergers and acquisitions in the pharmaceutical, biotechnology and gene therapy industries may result in even more resources being concentrated among a smaller number of our competitors. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These competitors also compete with us in recruiting and retaining qualified scientific and management personnel and establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies complementary to, or necessary for, our programs.

The key competitive factors affecting the success of all our programs are likely to be their efficacy, safety, convenience, price and the availability of reimbursement from government and other third-party payers. We also believe that, due to the small size of the patient populations in the orphan indications we target, being first to market will be a significant competitive advantage. We believe that our advantages in vector and manufacturing technology will allow us to reach market in a number of indications ahead of our competitors, and to capture the markets in these indications.

Government Regulation and Reimbursement

Government authorities in the United States, European Union and other countries extensively regulate, among other things, the approval, research, development, preclinical and clinical testing, manufacture (including any manufacturing changes), packaging, storage, recordkeeping, labeling, advertising, promotion, distribution, marketing, post-approval monitoring and reporting, reimbursement, and import and export of pharmaceutical products, biological products and medical devices. We believe that all of our product candidates will be regulated as biological products, or biologics, and in particular, as gene therapies, and will be subject to such requirements and regulations under U.S. and foreign laws. For other countries outside of the United States and the European Union, marketing approval and pricing and reimbursement requirements vary from country to country. If we fail to comply with applicable regulatory requirements, we may be subject to, among other things, fines, refusal to approve pending applications, suspension or withdrawal of regulatory approvals, product recalls, seizure of products, operating restrictions and criminal prosecution.

Regulation in the United States

In the United States, the FDA regulates biologics under the Public Health Service Act (“PHSA”) and the Federal Food, Drug, and Cosmetic Act (“FDCA”) and regulations and guidance implementing these laws. Obtaining regulatory approvals and ensuring compliance with applicable statutes and regulatory requirements entails the expenditure of substantial time and financial resources, including payment of user fees for applications to the FDA. All of our current product candidates are subject to regulation by the FDA as biologics. An applicant seeking approval to market and distribute a new biologic in the United States must typically undertake the following:

•                  completion of preclinical laboratory tests, animal studies and formulation studies in compliance with the FDA’s current Good Laboratory Practice (“cGLP”) regulations;

•                  submission to the FDA of an IND application which allows human clinical trials to begin unless the FDA objects within 30 days; the sponsor of an IND or its legal representative must be based in the United States

•                  approval by an independent institutional review board (“IRB”) and Institutional Biosafety Committee (“IBC”) before each clinical trial may be initiated;

•                  performance of adequate and well-controlled human clinical trials in accordance with the FDA’s or EMA’s good clinical practices (“GCP”) to establish the safety, potency, purity and efficacy of the proposed biological product for each indication;

•                  preparation and submission to the FDA of a Biologics License Application (“BLA”);

•                  satisfactory completion of one or more FDA inspections of the manufacturing facility or facilities at which the product, or components thereof, are produced to assess compliance with cGMP requirements and to assure that the facilities, methods and controls are adequate to preserve the product’s identity, strength, quality and purity, as well as selected clinical trial sites and investigators to determine GCP compliance;

•                  approval of the BLA by the FDA, in consultation with an FDA advisory committee, if deemed appropriate by the FDA; and

•                  compliance with any post-approval commitments, including Risk Evaluation and Mitigation Strategies (“REMS”), and post-approval studies required by the FDA.

Human Clinical Studies in the US under an IND

Clinical trials involve the administration of the investigational biologic to human subjects under the supervision of qualified investigators in accordance with cGCP requirements, which includes requirements for informed consent, study conduct, and IRB review and approval. A protocol for each clinical trial and any subsequent protocol amendments must be submitted to the FDA as part of an IND. A clinical trial may not proceed in the United States unless and until an IND becomes effective, which is 30 days after its receipt by the FDA unless before that time the FDA raises concerns or questions related to one or more proposed clinical trials and places the clinical trial on hold. INDs include preclinical study reports, together with manufacturing information, analytical data, any available clinical data or literature, and proposed clinical study protocols among other things.

The protocol and informed consent documents must also be approved by an IRB. In the case of gene therapy studies, an IBC at the local level must also review and maintain oversight over the particular study, in addition to the IRB.  The FDA, an IRB, and IBC, or the sponsor may suspend or terminate a clinical trial at any time on various grounds, including a finding that the research subjects are being exposed to an unacceptable health risk or that research requirements are not being met. Information about certain clinical trials, including results, must be submitted within specific timeframes for listing on the ClinicalTrials.gov website. Subsequent clinical protocols and amendments must also be submitted to an active IND but are not subject to the 30-day review period imposed on an original IND. There is a risk that once a new protocol or amendment is submitted to an active IND there may be an extended period before the FDA may comment or provide feedback. This may result in a need to modify an ongoing clinical trial to incorporate this feedback or even a clinical hold of the trial.  There is also risk that FDA may not provide comments or feedback but may ultimately disagree with the design of the study once a BLA is submitted.

Human clinical trials are typically conducted in three sequential phases, which may overlap or be combined:

•                  Phase I: The biological product is initially introduced into healthy human subjects or patients with the target disease or condition and tested for safety, dosage tolerance, absorption, metabolism, distribution, excretion and, if possible, to gain an early understanding of its effectiveness.

•                  Phase II: The biological product is administered to a limited patient population to further identify possible adverse effects and safety risks, to preliminarily evaluate the efficacy of the product for specific targeted diseases and to determine dosage tolerance and optimal dosage.

•                  Phase III: The biological product is administered to an expanded patient population in adequate and well-controlled clinical trials to generate sufficient data to statistically confirm the potency and safety of the product for approval, to establish the overall risk-benefit profile of the product and to provide adequate information for the labelling of the product.

Additional kinds of data may also help support a BLA or NDA, such as patient experience data and real world evidence.  Real world evidence may also be used to assist in clinical trial design or support an NDA for already approved products.  For genetically targeted populations and variant protein targeted products intended to address an unmet medical need in one or more patient subgroups with a serious or life threatening rare disease or condition, the FDA may allow a sponsor to rely upon data and information previously developed by the sponsor or for which the sponsor has a right of reference, that was submitted previously to support an approved application for a product that incorporates or utilizes the same or similar genetically targeted technology or a product that is the same or utilizes the same variant protein targeted drug as the product that is the subject of the application.

In addition, under the Pediatric Research Equity Act, or PREA, a BLA or BLA supplement for a new active ingredient, indication, dosage form, dosage regimen, or route of administration, must contain data that are adequate to assess the safety and effectiveness of the product for the claimed indications in all relevant pediatric subpopulations, and to support dosing and administration for each pediatric subpopulation for which the product is safe and effective. The FDA may, on its own initiative or at the request of the applicant, grant deferrals for submission of some or all pediatric data until after approval of the product for use in adults, or full or partial waivers from the pediatric data requirements. Orphan products are also exempt from the PREA requirements.

The manufacture of investigational drugs and biologics for the conduct of human clinical trials is subject to cGMP requirements. Investigational drugs and biologics and active ingredients and therapeutic substances imported into the United States are also subject to regulation by the FDA. Further, the export of investigational products outside of the United States is subject to regulatory requirements of the receiving country as well as U.S. export requirements under the FDCA.

Concurrent with clinical trials, companies usually complete additional animal studies and must also develop additional information about the chemistry and physical characteristics of the product candidate as well as finalize a process for manufacturing the product in commercial quantities in accordance with cGMP requirements. The manufacturing process must be capable of consistently producing quality batches of the product candidate and, among other things, manufacturers must develop methods for testing the identity, strength, quality, potency, and purity of the final product. Additionally, appropriate packaging must be selected and tested, and stability studies must be conducted to demonstrate that the product candidate does not undergo unacceptable deterioration over its shelf life.

FDA Guidance Governing Gene Therapy Products

The FDA has issued various guidance documents regarding gene therapies that outline additional factors that the FDA will consider at each of the above stages of development and which relate to, among other things, the proper preclinical assessment of gene therapies; the chemistry, manufacturing, and control information that should be included in an IND application; the design and analysis of shedding studies for virus or bacteria based gene therapies; the proper design of tests to measure product potency in support of an IND or BLA application; and measures to observe delayed adverse effects in subjects who have been exposed to investigational gene therapies via long-term follow-up.

Compliance with cGMP Requirements

Manufacturers of biologics must comply with applicable cGMP regulations, including quality control and quality assurance and maintenance of records and documentation. Manufacturers and others involved in the manufacture and distribution of such products must also register their establishments with the FDA and certain state agencies. Both domestic and foreign manufacturing establishments must register and provide additional information to the FDA upon their initial participation in the manufacturing process. Establishments may be subject to periodic unannounced inspections by government authorities to ensure compliance with cGMPs and other laws. Discovery of problems may result in a government entity placing restrictions on a product, manufacturer, or holder of an approved BLA, and may extend to requiring withdrawal of the product from the market, among other consequences. The FDA will not approve an application unless it determines that the manufacturing processes and facilities are in compliance with cGMP requirements and adequate to assure consistent production of the product within required specifications.

FDA Programs to Expedite Product Development

The FDA has several programs to expedite product development, including fast track designation and breakthrough therapy designation. These are outlined in specific FDA guidance. Under the fast track program, the sponsor of a biologic candidate may request the FDA to designate the product for a specific indication as a fast track product concurrent with or after the filing of the IND for the product candidate. To be eligible for a fast track designation, the FDA must determine that a product candidate is intended to treat a serious or life-threatening disease or condition and demonstrates the potential to address an unmet medical need. This may be demonstrated by clinical or nonclinical data. If granted, the benefits include greater interactions with the FDA and rolling review of sections of the BLA. In some cases, a fast track product may be eligible for accelerated approval or priority review.

Moreover, under the provisions of the Food and Drug Administration Safety and Innovation Act, enacted in 2012, a sponsor can request designation of a product candidate as a breakthrough therapy. A breakthrough therapy is defined as a product that is intended, alone or in combination with one or more other products, to treat a serious or life-threatening disease or condition, and preliminary clinical evidence indicates that the product may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. Products designated as breakthrough therapies are eligible for rolling review, intensive guidance on an efficient development program beginning as early as Phase 1 trials, and a commitment from the FDA to involve senior managers and experienced review staff in a proactive collaborative, cross disciplinary review.

Biologics studied for their safety and effectiveness in treating serious or life-threatening illnesses and that provide meaningful therapeutic benefit over existing treatments may receive accelerated approval, which means the FDA may approve the product based upon a surrogate endpoint that is reasonably likely to predict clinical benefit, or on a clinical endpoint that can be measured earlier than irreversible morbidity or mortality, that is reasonably likely to predict an effect on irreversible morbidity or mortality or other clinical benefit, taking into account the severity, rarity, or prevalence of the condition and the availability or lack of alternative treatments. A biologic candidate approved on this basis is subject to rigorous post-marketing compliance requirements, including the completion of Phase 4 or post-approval clinical trials to confirm the effect on the clinical endpoint. Failure to conduct required post-approval studies, or confirm a clinical benefit during post-marketing studies, will allow the FDA to withdraw the drug or biologic from the market on an expedited basis. All promotional materials for drug or biologic candidates approved under accelerated regulations are subject to prior review by the FDA.

Submission of a BLA

The results of the preclinical and clinical studies, together with detailed information relating to the product’s chemistry, manufacture, controls and proposed labeling, among other things, are submitted to the FDA as part of a BLA requesting a license to market the product for one or more indications. The submission of a BLA is subject to an application user fee, currently exceeding $2.5 million in fiscal year 2019; products with orphan designation are exempt from the BLA filing fee. The sponsor of an approved BLA is also subject to annual program user fees for each, currently exceeding $309,000 in fiscal year 2019. Orphan products may also be exempt from program fees provided that certain criteria are met. These fees are typically increased annually. The FDA has agreed to specified performance goals in the review of BLAs.

Most such applications are meant to be reviewed within ten months from the filing acceptance date (typically 60 days after date of filing), and most applications for priority review products are meant to be reviewed within six months of the filing acceptance date (typically 60 days after date of filing). Priority review designation may be assigned to product candidates that are intended to treat serious conditions and, if approved, would provide significant improvements in the safety or effectiveness of the treatment, diagnosis, or prevention of the serious condition.

The FDA may request additional information rather than accept an application for filing. In this event, the application must be refiled with the additional information. The refiled application is also subject to review before the FDA accepts it for review. Once the submission is accepted, the FDA begins an in-depth substantive review. The FDA will assign a date for its final decision for the product (the PDUFA action date) but can request an extension to complete review of a product application.

The FDA may issue an approval letter or a complete response letter. An approval letter authorizes commercial marketing of the biological product with specific prescribing information for specific indications. A complete response letter generally outlines the deficiencies in the submission and may require substantial additional testing or information in order for the FDA to reconsider the application. If and when those deficiencies have been addressed to the FDA’s satisfaction in a resubmission of the BLA, the FDA will issue an approval letter. Many drug applications receive complete response letters from the FDA during their first cycle of FDA review.

If the FDA approves a product, it may limit the approved indications for use of the product; require that contraindications, warnings or precautions be included in the product labeling, including boxed warnings; require that post-approval studies, including Phase IV clinical trials, be conducted to further assess a biologic’s efficacy and safety after approval; or require testing and surveillance programs to monitor the product after commercialization. The FDA may prevent or limit further marketing of a product based on the results of post-market studies or surveillance programs. The FDA may also not approve label statements that are necessary for successful commercialization and marketing.

In addition to the above conditions of approval, the FDA also may require submission of a REMS to ensure that the benefits of the product candidate outweigh the risks. The REMS plan could include medication guides, physician communication plans, and elements to assure safe use, such as restricted distribution methods, patient registries, or other risk minimization tools. An assessment of the REMS must also be conducted at set intervals. Following product approval, a REMS may also be required by the FDA if new safety information is discovered and the FDA determines that a REMS is necessary to ensure that the benefits of the product outweigh the risks.  In guidance, FDA stated that during the review of a BLA for a gene therapy, it will assess whether a REMS is necessary.  Several gene therapy products that have been approved by FDA have required substantial REMS, which included requirements for dispensing hospital and clinic certification, training, adverse event reporting, documentation, and audits and monitoring conducted by the sponsor, among other conditions. REMS, such as these, can be expensive and burdensome to implement, and burdensome for hospitals, clinics, and health care providers to comply with.

Following approval, some types of changes to the approved product, such as adding new indications, manufacturing changes and additional labeling claims, are subject to further testing requirements and the FDA review and approval. The product may also be subject to official lot release, meaning that the manufacturer is required to perform certain tests on each lot of the product. The results of such tests, along with samples, are submitted to FDA for approval before the lot may be released for distribution. Other post-approval requirements include reporting of cGMP deviations that could affect the identity, potency, purity and overall safety of a distributed product, reporting of adverse effects, reporting new information regarding safety and efficacy, maintaining adequate record-keeping, and complying with electronic record and signature requirements.

Biosimilars and Exclusivity

The Biologics Price Competition and Innovation Act of 2009 (“BPCIA”) which amended the Public Health Service Act (“PHSA”) authorized the FDA to approve biosimilars under Section 351(k) of the PHSA. Under the BCPIA, a manufacturer may submit an application for licensure of a biologic product that is biosimilar to or interchangeable with a previously approved biological product or reference product. In order for the FDA to approve a biosimilar product, it must find that it is highly similar to the reference product notwithstanding minor differences in clinically inactive components and that there are no clinically meaningful differences between the reference product and proposed biosimilar product in safety, purity or potency. A finding of interchangeability requires that a product is determined to be biosimilar to the reference product, and that the product can be expected to produce the same clinical results as the reference product and, for products administered multiple times, the biologic and the reference biologic may be switched after one has been previously administered without increasing safety risks or risks of diminished efficacy relative to exclusive use of the reference biologic. An application for a biosimilar product may not be submitted to the FDA until four years following approval of the reference product, and it may not be approved until 12 years thereafter. These exclusivity provisions only apply to biosimilar companies and not companies that rely on their own data and file a full BLA. Moreover, this exclusivity is not without limitation. Certain changes and supplements to an approved BLA, and subsequent applications filed by the same sponsor, manufacturer, licensor, predecessor in interest, or other related entity do not qualify for the twelve-year exclusivity period. Further, the twelve-year exclusivity market period in the U.S. for biologics has been controversial and may be shortened in the future.

Orphan Drug Exclusivity

Under the Orphan Drug Act of 1983, the FDA may designate a biological product as an orphan drug if it is intended to treat a rare disease or condition that affects fewer than 200,000 individuals in the United States, or more in cases in which there is no reasonable expectation that the cost of developing and making a biological product available in the United States for treatment of the disease or condition will be recovered from sales of the product. If a product with orphan designation receives the first FDA approval, it will be granted seven years of marketing exclusivity, which means that the FDA may not approve any other applications for the same product for the same indication for seven years, unless clinical superiority is demonstrated in a head-to-head trial. Competitors may receive approval of different products for the indication for which the orphan product has exclusivity and may obtain approval for the same product but for a different indication. Orphan product designation does not convey any advantage in or shorten the duration of the regulatory review and approval process. The FDA has granted orphan drug designation to AMT-130 for the treatment of Huntington’s disease; meaning that they would receive orphan drug exclusivity if they are the first products approved for their respective indications.

Pediatric Exclusivity

Under the Pediatric Research Equity Act of 2003, pediatric exclusivity provides for the attachment of an additional six months of marketing protection to the term of any existing regulatory exclusivity in the US, including orphan exclusivity and exclusivity against biosimilars. This six-month exclusivity may be granted if the FDA issues a written request to the sponsor for the pediatric study, the sponsor submits a final study report after receipt of the written request, and meets the terms and timelines in the FDA’s written request.

Regenerative Advanced Therapy Designation

The 21st Century Cures Act became law in December 2016 and created a new program under Section 3033 in which the FDA has authority to designate a product as a regenerative medicine advanced therapy (“RMAT”). A drug is eligible for a RMAT designation if: 1) it is a regenerative medicine therapy which is a cell therapy, therapeutic tissue engineering product, human cell and tissue product, or any combination product using such therapies or products, except those products already regulated under Section 361 of the Public Health Service (“PHS”) Act, 2) the drug is intended to treat, modify, reverse, or cure a serious or life-threatening disease or condition, and 3) preliminary clinical evidence indicates that the drug has the potential to address unmet medical needs for such disease or condition. A RMAT must be made with the submission of an IND or as an amendment to an existing IND. FDA will determine if a product is eligible for RMAT designation within 60 days of submission. Advantages of the RMAT designation include all the benefits of the fast track and breakthrough therapy designation programs, including early interactions with the FDA. These early interactions may be used to discuss potential surrogate or intermediate endpoints to support accelerated approval.  In 2017 FDA stated in draft guidance that human gene therapies, including genetically modified cells, that lead to a sustained effect on cells or tissues, may meet the definition of a regenerative therapy.

FDA Regulation of Companion Diagnostics

We may seek to develop companion diagnostics for use in identifying patients that we believe will respond to our gene therapies. FDA officials have issued draft guidance to address issues critical to developing in vitro companion diagnostics with therapeutics, such as establishing clinical validity, study design, the appropriate patient population and when the FDA will require that the companion diagnostic and the drug be approved simultaneously. The guidance issued in August 2014 states that if safe and effective use of a therapeutic product depends on an in vitro diagnostic device, then the FDA generally will require approval or clearance of the diagnostic device by the Center for Devices and Radiological Health at the same time that the FDA approves the therapeutic product.

Anti-Kickback Provisions and Requirements

The federal anti-kickback statute prohibits, among other things, knowingly and willfully offering, paying, soliciting or receiving remuneration to induce or in return for purchasing, leasing, ordering or arranging for the purchase, lease or order of any healthcare item or service reimbursable under Medicare, Medicaid or other federally financed healthcare programs. This statute has been interpreted to apply to arrangements between pharmaceutical manufacturers on the one hand and prescribers, purchasers and formulary managers on the other. Violations of the anti-kickback statute are punishable by imprisonment, criminal fines, civil monetary penalties and exclusion from participation in federal healthcare programs. Although there are a number of statutory exemptions and regulatory safe harbors protecting certain common activities from prosecution or other regulatory sanctions, the exemptions and safe harbors are drawn narrowly, and practices that involve remuneration intended to induce prescribing, purchases or recommendations may be subject to scrutiny if they do not qualify for an exemption or safe harbor.

Federal false claims laws prohibit any person from knowingly presenting, or causing to be presented, a false claim for payment to the federal government, or knowingly making, or causing to be made, a false statement to have a false claim paid. Pharmaceutical and other healthcare companies have been prosecuted under these laws for allegedly inflating drug prices they report to pricing services, which in turn were used by the government to set Medicare and Medicaid reimbursement rates, and for allegedly providing free product to customers with the expectation that the customers would bill federal programs for the product. In addition, certain marketing practices, including off-label promotion, have also been alleged by government agencies to violate false claims laws. The majority of states also have statutes or regulations similar to the federal anti-kickback law and false claims laws, which apply to items and services reimbursed under Medicaid and other state programs, or, in several states, apply regardless of the payer.

U.S. Foreign Corrupt Practices Act

The U.S. Foreign Corrupt Practices Act, to which we are subject, prohibits corporations and individuals from engaging in certain activities to obtain or retain business or to influence a person working in an official capacity. It is illegal to pay, offer to pay or authorize the payment of anything of value to any foreign government official, government staff member, political party or political candidate in an attempt to obtain or retain business or to otherwise influence a person working in an official capacity.

Coverage, Pricing and Reimbursement

The containment of healthcare costs has become a priority of federal, state and foreign governments, and the prices of drugs have been a focus in this effort. Third-party payers and independent non-profit healthcare research organizations such as the Institute for Clinical and Economic Review (“ICER”) are also increasingly challenging the prices charged for medical products and services and examining the medical necessity, budget-impact and cost-effectiveness of medical products and services, in addition to their safety and efficacy. If these third party payers do not consider a product to be cost-effective compared to other available therapies and or the standard of care, they may not cover the product after approval as a benefit under their plans or, if they do, measures including prior authorization and step throughs could be required and or the level of payment may not be sufficient to allow a company to sell its products at a profit. The U.S. federal and state governments and foreign governments have shown significant interest in implementing cost containment programs to limit the growth of government-paid health care costs, including price controls, restrictions on reimbursement and requirements for substitution of generic products for branded prescription drugs. Adoption of such controls and measures, and tightening of restrictive policies in jurisdictions with existing controls and measures, could limit payments for pharmaceuticals.

As a result, the marketability of any product which receives regulatory approval for commercial sale may suffer if the government and third-party payers choose to provide low coverage and reimbursement. In addition, an increasing emphasis on managed care in the United States has increased and will continue to increase the pressure on drug pricing. Coverage policies, third party reimbursement rates and drug pricing regulation may change at any time. In particular, the Patient Protection and Affordable Care Act contains provisions that may reduce the profitability of drug products, including, for example, increased rebates for drugs sold to Medicaid programs, extension of Medicaid rebates to Medicaid managed care plans, mandatory discounts for certain Medicare Part D beneficiaries and annual fees based on pharmaceutical companies’ share of sales to federal health care programs. Even if favorable coverage and reimbursement status is attained for one or more products that receive regulatory approval, less favorable coverage policies and reimbursement rates may be implemented in the future.

Regulation in the European Union

Product development, the regulatory approval process and safety monitoring of medicinal products and their manufacturers in the European Union proceed broadly in the same way as they do in the United States. Therefore, many of the issues discussed above apply similarly in the context of the European Union. In addition, drugs are subject to the extensive price and reimbursement regulations of the various EU member states. The Clinical Trials Directive 2001/20/EC, as amended (and to be replaced by the Clinical Trial Regulation EU 536/2014 in October 2018), provides a system for the approval of clinical trials in the European Union via implementation through national legislation of the member states. Under this system, approval must be obtained from the competent national authority of an EU member state in which the clinical trial is to be conducted. Furthermore, a clinical trial may only be started after a competent ethics committee has issued a favorable opinion on the clinical trial application (“CTA”), which must be supported by an investigational medicinal product dossier with supporting information prescribed by the Clinical Trials Directive and corresponding national laws of the member states and further detailed in applicable guidance documents. The sponsor of a clinical trial, or its legal representative, must be based in the European Economic Area. European regulators and ethics committees also require the submission of adverse event reports during a study and a copy of the final study report.

Marketing approval

Marketing approvals under the European Union regulatory system may be obtained through a centralized or decentralized procedure. The centralized procedure results in the grant of a single marketing authorization that is valid for all—currently 28—EU member states. Pursuant to Regulation (EC) No 726/2004, as amended, the centralized procedure is mandatory for drugs developed by means of specified biotechnological processes, and advanced therapy medicinal products as defined in Regulation (EC) No 1394/2007, as amended. Drugs for human use containing a new active substance for which the therapeutic indication is the treatment of specified diseases, including but not limited to acquired immune deficiency syndrome, neurodegenerative disorders, auto-immune diseases and other immune dysfunctions, as well as drugs designated as orphan drugs pursuant to Regulation (EC) No 141/2000, as amended, also fall within the mandatory scope of the centralized procedure. Because of our focus on gene therapies, which fall within the category of advanced therapy medicinal products (“ATMPs”) and orphan indications, our products and product candidates are expected to qualify for the centralized procedure.

In the marketing authorization application (“MAA”) the applicant has to properly and sufficiently demonstrate the quality, safety and efficacy of the drug. Guidance on the factors that the EMA will consider in relation to the development and evaluation of ATMPs have been issued and include, among other things, the preclinical studies required to characterize ATMPs; the manufacturing and control information that should be submitted in a MAA; and post-approval measures required to monitor patients and evaluate the long term efficacy and potential adverse reactions of ATMPs. Although these guidelines are not legally binding, we believe that our compliance with them is likely necessary to gain and maintain approval for any of our product candidates. The maximum timeframe for the evaluation of an MAA under the centralized procedure is 210 days after receipt of a valid application subject to clock stops during which the applicant deals with EMA questions.

Market access can be expedited through the grant of conditional authorization for a medicine that may fulfil unmet needs which may be granted provided that the benefit-risk balance of the product is positive. The benefit-risk balance is likely to be positive if the applicant is able to provide comprehensive data and the benefit to public health of the medicinal product’s immediate availability on the market outweighs the risks due to need for further data. Such authorizations are valid for one year and can be renewed annually. The holder will be required to complete specific obligations (ongoing or new studies, and in some cases additional activities) with a view to providing comprehensive data confirming that the benefit-risk balance is positive. Once comprehensive data on the product have been obtained, the marketing authorization may be converted into a standard marketing authorization (not subject to specific obligations). Initially, this is valid for 5 years, but can be renewed for unlimited validity. Applicants for conditional authorizations can benefit from early dialogue with EMA through scientific advice or protocol assistance and discuss their development plan well in advance of the submission of a marketing-authorization application. Other stakeholders (e.g. health technology assessment bodies) can be included.

In addition, the priority medicines (PRIME) scheme for medicines that may offer a major therapeutic advantage over existing treatments, or benefit patients without treatment options based on early clinical data, is intended to support the development of medicines that target an unmet medical need. This voluntary scheme is based on enhanced interaction and early dialogue with developers of promising medicines, to optimize development plans and speed up evaluation so these medicines can reach patients earlier. Early dialogue and scientific advice also ensure that patients only participate in trials designed to provide the data necessary for an application, making the best use of limited resources.

The European Union also provides for a system of regulatory data and market exclusivity. According to Article 14(11) of Regulation (EC) No 726/2004, as amended, and Article 10(1) of Directive 2001/83/EC, as amended, upon receiving marketing authorization, new chemical entities approved on the basis of complete independent data package benefit from eight years of data exclusivity and an additional two years of market exclusivity. Data exclusivity prevents regulatory authorities in the European Union from referencing the innovator’s data to assess a generic (abbreviated) application during the eight-year period. During the additional two-year period of market exclusivity, a generic marketing authorization can be submitted, and the innovator’s data may be referenced, but no generic medicinal product can be marketed until the expiration of the market exclusivity. The overall ten-year period will be extended to a maximum of eleven years if, during the first eight years of those ten years, the marketing authorization holder obtains an authorization for one or more new therapeutic indications which, during the scientific evaluation prior to their authorization, are held to bring a significant clinical benefit in comparison with existing therapies. Even if a compound is considered to be a new chemical entity and the innovator is able to gain the period of data exclusivity, another company nevertheless could also market another version of the drug if such company obtained marketing authorization based on an MAA with a complete independent data package of pharmaceutical test, preclinical tests and clinical trials. The EMA has also issued guidelines for a comprehensive comparability exercise for biosimilars, and for specific classes of biological products.

Under Regulation (EC) No 141/20003 as amended (Orphan Drug Regulation, ‘ODR’) a product can benefit from orphan drug status if it is intended for the diagnosis, prevention or treatment of a life-threatening or chronically debilitating condition affecting not more than five in 10,000 people in the European Community (EC) when the application is made. The principle benefit of such status is 10 years’ market exclusivity once they are approved preventing the subsequent approval of similar medicines with similar indications.

Additional rules apply to medicinal products for pediatric use under Regulation (EC) No 1901/2006, as amended. Potential incentives include a six-month extension of any supplementary protection certificate granted pursuant to Regulation (EC) No 469/2009, however not in cases in which the relevant product is designated as an orphan medicinal product pursuant to the ODR. Instead, medicinal products designated as orphan medicinal product may enjoy an extension of the ten-year market exclusivity period granted under Regulation (EC) No 141/2000, as amended, to twelve years subject to the conditions applicable to orphan drugs.

Manufacturing and manufacturers’ license

Pursuant to Commission Directive 2003/94/EC as transposed into the national laws of the member states, the manufacturing of investigational medicinal products and approved drugs is subject to a separate manufacturer’s license and must be conducted in strict compliance with cGMP requirements, which mandate the methods, facilities, and controls used in manufacturing, processing, and packing of drugs to assure their safety and identity. Manufacturers must have at least one qualified person permanently and continuously at their disposal. The qualified person is ultimately responsible for certifying that each batch of finished product released onto the market has been manufactured in accordance with cGMP and the specifications set out in the marketing authorization or investigational medicinal product dossier. cGMP requirements are enforced through mandatory registration of facilities and inspections of those facilities. Failure to comply with these requirements could interrupt supply and result in delays, unanticipated costs and lost revenues, and subject the applicant to potential legal or regulatory action, including but not limited to warning letters, suspension of manufacturing, seizure of product, injunctive action or possible civil and criminal penalties.

Advertising

In the European Union, the promotion of prescription medicines is subject to intense regulation and control, including a prohibition on direct-to-consumer advertising. All medicines advertising must be consistent with the product’s approved summary of products characteristics, factual, accurate, balanced and not misleading. Advertising of medicines pre-approval or off-label is prohibited. Some jurisdictions require that all promotional materials for prescription medicines be subjected to either prior internal or regulatory review & approval.

Other Regulatory Requirements

A holder of a marketing authorization for a medicinal product is legally obliged to fulfill a number of obligations by virtue of its status as a marketing authorization holder (“MAH”). The MAH can delegate the performance of related tasks to third parties, such as distributors or marketing collaborators, provided that this delegation is appropriately documented and the MAH maintains legal responsibility and liability.

The obligations of an MAH include:

•                  Manufacturing and Batch Release. MAHs should guarantee that all manufacturing operations comply with relevant laws and regulations, applicable good manufacturing practices, with the product specifications and manufacturing conditions set out in the marketing authorization and that each batch of product is subject to appropriate release formalities.

•                  Pharmacovigilance. MAHs are obliged to establish and maintain a pharmacovigilance system, including a qualified person responsible for oversight, to submit safety reports to the regulators and comply with the good pharmacovigilance practice guidelines adopted by the EMA.

•                  Advertising and Promotion. MAHs remain responsible for all advertising and promotion of their products, including promotional activities by other companies or individuals on their behalf and in some cases, must conduct internal or regulatory pre-approval of promotional materials.

•                  Medical Affairs/Scientific Service. MAHs are required to disseminate scientific and medical information on their medicinal products to healthcare professionals, regulators and patients.

•                  Legal Representation and Distributor Issues. MAHs are responsible for regulatory actions or inactions of their distributors and agents.

•                  Preparation, Filing and Maintenance of the Application and Subsequent Marketing Authorization. MAHs must maintain appropriate records, comply with the marketing authorization’s terms and conditions, fulfill reporting obligations to regulators, submit renewal applications and pay all appropriate fees to the authorities.

We may hold any future marketing authorizations granted for our product candidates in our own name, or appoint an affiliate or a collaborator to hold marketing authorizations on our behalf. Any failure by an MAH to comply with these obligations may result in regulatory action against an MAH and ultimately threaten our ability to commercialize our products.

Reimbursement

In the European Union, the pricing and reimbursement mechanisms by private and public health insurers vary largely by country and even within countries. In respect of the public systems, reimbursement for standard drugs is determined by guidelines established by the legislature or responsible national authority. Some jurisdictions operate positive and negative list systems under which products may only be marketed once a reimbursement price has been agreed. Other member states allow companies to determine the prices for their medicines, but monitor and control company profits and may limit or restrict reimbursement. The downward pressure on healthcare costs in general, particularly prescription drugs, has become very intense. As a result, increasingly high barriers are being erected to the entry of new products and some of EU countries require the completion of studies that compare the cost-effectiveness of a particular product candidate to currently available therapies in order to obtain reimbursement or pricing approval. Special pricing and reimbursement rules may apply to orphan drugs. Inclusion of orphan drugs in reimbursement systems tend to focus on the medical usefulness, need, quality and economic benefits to patients and the healthcare system as for any drug. Acceptance of any medicinal product for reimbursement may come with cost, use and often volume restrictions, which again can vary by country. In addition, results-based rules or agreements on reimbursement may apply. Recently, a process has been formalized that allows sponsors to receive parallel advice from EMA and HTA’s for pivotal clinical studies designed to support marketing approval.

Orphan Drug Regulation

We have been granted orphan drug exclusivity for AMT-061 for the treatment of hemophilia B as well as for AMT-130 for the treatment of Huntington’s disease subject to the conditions applicable to orphan drug exclusivity in the European Union. Regulation (EC) No 141/2000, as amended, states that a drug will be designated as an orphan drug if its sponsor can establish:

•                  that it is intended for the diagnosis, prevention or treatment of a life-threatening or chronically debilitating condition affecting not more than five in ten thousand persons in the Community when the application is made, or that it is intended for the diagnosis, prevention or treatment of a life-threatening, seriously debilitating or serious and chronic condition in the European Union and that without incentives it is unlikely that the marketing of the drug in the European Union would generate sufficient return to justify the necessary investment; and

•                  that there exists no satisfactory method of diagnosis, prevention or treatment of the condition in question that has been authorized in the European Union or, if such method exists, that the drug will be of significant benefit to those affected by that condition.

Regulation (EC) No 847/2000 sets out further provisions for implementation of the criteria for designation of a drug as an orphan drug. An application for the designation of a drug as an orphan drug must be submitted at any stage of development of the drug before filing of a marketing authorization application.

If an EU-wide community marketing authorization in respect of an orphan drug is granted pursuant to Regulation (EC) No 726/2004, as amended, the European Union and the member states will not, for a period of 10 years, accept another application for a marketing authorization, or grant a marketing authorization or accept an application to extend an existing marketing authorization, for the same therapeutic indication, in respect of a similar drug.

This period may however be reduced to six years if, at the end of the fifth year, it is established, in respect of the drug concerned, that the criteria for orphan drug designation are no longer met, in other words, when it is shown on the basis of available evidence that the product is sufficiently profitable not to justify maintenance of market exclusivity. Notwithstanding the foregoing, a marketing authorization may be granted, for the same therapeutic indication, to a similar drug if:

•                  the holder of the marketing authorization for the original orphan drug has given its consent to the second applicant;

•                  the holder of the marketing authorization for the original orphan drug is unable to supply sufficient quantities of the drug; or

•                  the second applicant can establish in the application that the second drug, although similar to the orphan drug already authorized, is safer, more effective or otherwise clinically superior.

Regulation (EC) No 847/2000 lays down definitions of the concepts similar drug and clinical superiority, which concepts have been expanded upon in subsequent Commission guidance. Other incentives available to orphan drugs in the European Union include financial incentives such as a reduction of fees or fee waivers and protocol assistance. Orphan drug designation does not shorten the duration of the regulatory review and approval process.

Employees

As of December 31, 2018, we had a total of 212 employees, 98 of whom are based in Amsterdam, The Netherlands, and 114 in Lexington, Massachusetts. As of December 31, 2018, 40 of our employees had an M.D. or Ph.D. degree, or the foreign equivalent. During 2017, we established a works council in the Netherlands. None of our employees are subject to collective bargaining or other labor organizations. We believe that we have good relations with all of our employees and with the works council in the Netherlands.

2          Financial results

Financing

On May 7, 2018, we completed a follow-on public offering of 5,175,000 ordinary shares at $28.50 per ordinary share, resulting in gross proceeds to us of approximately $147.5 million. The net proceeds from this offering were approximately $138.4 million, after deducting underwriting discounts and commissions and other estimated offering expenses. We capitalized $0.2 million of expenses (which are presented as a reduction of share premium) related to this offering.

On December 6, 2018, we refinanced our existing $20 million credit facility with Hercules Technology Growth Capital Inc. The transaction increased the facility to $35 million, extended the maturity until June 1, 2023, extended the interest-only period from November 2018 to December 2020, or if we raise more than $90 million in an offering or corporate transaction, to December 2021, and requires us to repay the facility in equal installments between the end of the interest-only period and the maturity date. The interest rate continues to be adjustable and is the greater of (i) 8.85% or (ii) 8.85% plus the prime rate less 5.50%. Under the refinancing, we have paid a facility fee of 0.50% and owe a back-end fee of 4.95% of the outstanding debt.

Manufacturing facility

In November 2018, we entered into an amendment to the lease on our facility in Lexington, Massachusetts. Pursuant to the terms of the original lease, we leased approximately 53,343 rentable square feet for a term through April 30, 2024. Pursuant to the amended lease, we have leased approximately 30,655 additional square feet of contiguous space for a term beginning June 1, 2019 and running through June 30, 2029. Additionally, we have extended the term of the lease of the original space through June 2029. The amended lease provides for an aggregate of $15.8 million of rent for the expansion space and $25.8 million of rent for the original space over the extended term. The amended lease provides for an additional contribution from the landlord of $1.5 million, which may be used for alterations to the entire premises for a period of 18 months from the commencement of the term on the expansion space. We have two options to renew the amended lease for terms of five years each, as well as a right of first offer to lease any of the remaining approximately 20,000 square feet of space in the same building, if that space becomes available for rent.

At the market program

On May 2, 2018, we and Leerink mutually terminated with immediate effect the September 2017 Sales Agreement with Leerink for an at-the-market offering program (“ATM program”). The ATM program allowed for the offer and sale of up to 5 million ordinary shares at prevailing market prices from time to time. We did not offer or sell any ordinary shares under the ATM program.

Results of operations

Comparison of the twelve months ended December 31, 2018, and 2017.

	Years ended December 31,
	2018	2017	2018 vs 2017
	$ in thousands
License revenues	7,528	4,129	82%
Collaboration revenues	3,756	8,978	-58%
Total revenues	11,284	13,107	-14%
Operating expenses:
Research and development expenses	(75,440)	(72,383)	4%
Selling, general and administrative expenses	(25,594)	(25,038)	2%
Total operating expenses	(101,034)	(97,421)	4%
Other income	2,146	15,430	-86%
Other expense	(1,710)	(3,073)	-44%
Loss from operations	(89,314)	(71,957)	24%
Finance income	7,319	117	6156%
Finance expense	(2,889)	(8,748)	-67%
Finance income / (expense)- net	4,430	(8,631)	-151%
Loss before income tax expense	(84,884)	(80,588)	5%
Income tax (expense) / benefit	(231)	199	-216%
Net loss	(85,115)	(80,389)	6%
Total other comprehensive loss, net of income tax:
Items that may be reclassified subsequently to profit or loss
Foreign currency translation adjustments net of tax impact of $(0.2) million for the year ended December 31, 2018 (2017: $0.2 million)	(5,237)	2,757	-290%
Total comprehensive loss	(90,352)	(77,632)	16%

Revenues

We recognized $7.5 million of BMS license revenue during the year ended December 31, 2018, in accordance with our new revenue recognition policies we adopted effective January 1, 2018. We recognized $4.1 million license revenue for the year ended December 31, 2017 in accordance with our previous revenue recognition policies.

Following the termination of our collaboration with Chiesi in July 2017, we no longer recognize license revenue in association with the upfront fees received in 2013. We recognized $0.0 million license revenue during the year ended December 31, 2017. We recognized our license revenue during the year ended December 31, 2017, net of a $0.5 million reduction for amounts previously amortized in relation to a $2.3 million up-front payment that we were required to repay in 2017 in accordance with the Glybera Termination Agreement.

Collaboration revenue generated during year ended December 31, 2018, from research activities associated with our BMS-partnered programs, was $3.8 million compared to $4.3 million for the years ended December 31, 2017. We are providing research services to BMS since the May 2015 effective date of our collaboration.

Following the termination of our collaboration with Chiesi in July 2017, we no longer recognize collaboration revenue from our co-development of hemophilia B with Chiesi. We recognized $4.6 million collaboration revenue for the year ended December 31, 2017.

Research and development expenses

Research and development expenses for the year ended December 31, 2018 were $75.4 million, compared to $72.4 million for the year ended December 31, 2017.

•                  We incurred $32.4 million in personnel and consulting expenses in 2018 compared to $31.4 million in 2017. Our costs increased by $1.0 million in 2018 as we recruited personnel during the year in our manufacturing and development organizations;

•                  We incurred $5.4 million in share-based compensation expenses in 2018 compared to $3.4 million in 2017. The increase in 2018 of $2.0 million results from the recruitment of personnel to support the expansion of our proprietary and collaborator sponsored programs;

•                  We recorded $0.1 million in termination benefits in 2018 primarily attributable to our November 2016 restructuring, compared to $1.8 million in 2017;

•                  We incurred $23.5 million in external services and costs related to the development of our product candidates in 2018, compared to $17.3 million in 2017. The increase in 2018 compared to 2017 of $6.2 million was primarily related to the initiation of our dose-confirmation and pivotal studies for AMT-061 as well as costs related to the GLP toxicology study of AMT-130 completed in 2018.;

•                  We incurred $12.4 million in operating expenses and depreciation expenses related to our rented facilities in 2018, compared to $14.4 million in 2017. The decrease in 2018 compared to 2017 of $2.0 million was largely the result of our decision to sublet part of our Amsterdam facility in 2018. In addition, we no longer incurred cost in 2018 related to our former Amsterdam facilities;

•                  We recorded $3.8 million in income related to a decrease in the fair value of the contingent consideration owed to the sellers of InoCard business in 2018 compared to an expense related to an increase of $3.0 million in 2017; and

•                  We recorded a $4.6 million impairment loss on the in-process research and development asset acquired in the Inocard business combination in 2018. We recorded no such charge in 2017.

Selling, general and administrative expenses

Selling, general and administrative expenses for the year ended December 31, 2018 were $25.6 million, compared to $25.0 million for the year ended December 31, 2017.

•                  We incurred $8.9 million in personnel and consulting expenses in 2018 compared to $8.4 million in 2017;

•                  We incurred $7.0 million of share-based compensation expenses in 2018 compared to $6.7 million in 2017. The increase in 2018 compared to 2017 of $0.3 million is primarily related to the appreciation of our share price;

•                  We incurred $4.2 million in professional fees in 2018 compared to $4.8 million in 2017. We regularly incur accounting, audit and legal fees associated with operating as a public company;

•                  We incurred no costs associated with the Glybera global registry and Phase IV study during the year ended December 31, 2018, compared to $0.3 million in 2017. These costs were presented as selling, general and administrative costs prior to May 2017, after which time they are presented as other expense.

Other items, net

In 2018, we recognized $1.0 million in income in the year ended December 31, 2018, from payments received from European authorities to subsidize our research and development efforts in the Netherlands compared to $1.2 million in 2017.

In January 2018, we began recognizing other income from the subleasing of a portion of our Amsterdam facility. We present expenses related to such income as other expense.

Following the termination of our collaboration with Chiesi in July 2017, we recognized $13.8 million of income that was previously treated as deferred revenue. We recognized no such income in 2018.

In 2017, we recognized other expense of $1.7 million related to our decision to not seek renewal of the marketing authorization for the Glybera program, as well as the termination of our collaboration agreements with Chiesi. We did not recognize any such expenses in 2018.

In 2017, we accrued $0.6 million in contract termination costs, related to vacated facilities at our Amsterdam site. We did not recognize any such expenses in 2018.

In 2017, we accrued $0.8 million related to various exit activities conducted during the year. We did not recognize any such expenses in 2018.

Finance income / (expense) - net

Our Finance income / (expense), net, for the years ended December 31, 2018, and 2017 was as follows:

	Years ended December 31,
	2018	2017	2018 vs 2017
	$ in thousands
Finance income:
Interest income on cash and cash equivalents	2,729	117	2,612
Foreign exchange gains - net	4,382	—	4,382
Derivative gains	208	—	208
Total finance income:	7,319	117	7,202
Finance expense:
Interest expenses on Hercules borrowing	(2,889)	(2,747)	(142)
Foreign exchange losses - net	—	(3,566)	3,566
Derivative losses	—	(2,192)	2,192
Bank Costs	—	(243)	243
Total finance expense:	(2,889)	(8,748)	5,859
Finance income / (expense) - net	4,430	(8,631)	13,061

We recognize foreign exchange results related to changes in these foreign currencies. We recognized a net foreign currency gain related to our borrowings from Hercules and our cash and cash equivalents of $4.4 million in the year ended December 31, 2018, compared to a net loss of $3.6 million in 2017.

We issued warrants to Hercules and lenders of a convertible loan in 2013 and to BMS in 2015. We recognize changes in the fair value of these warrants within derivative gains / losses. In the year ended December 31, 2018, we recognized a $0.2 million gains related to fair value changes of warrants compared to a loss of $2.2 million in 2017.

Cash Flow and Cash Position

As of December 31, 2018, we had cash and cash equivalents of $234.9 million. We currently expect that our cash and cash equivalents will be sufficient to fund operations into early 2021. The table below summarizes our consolidated cash flow data for years ended December 31:

	Years ended December 31,
	2018	2017	2018 vs 2017
	$ in thousands
Cash and cash equivalents at the beginning of the period	159,371	132,496	26,875
Net cash used in operating activities	(76,070)	(64,270)	(11,800)
Net cash used in investing activities	(4,209)	(6,150)	1,941
Net cash generated from financing activities	157,960	90,074	67,886
Foreign exchange impact	(2,154)	7,221	(9,375)
Cash and cash equivalents at the end of the period	234,898	159,371	75,527

We have incurred losses and cumulative negative cash flows from operations since our business was founded by our predecessor entity AMT Therapeutics (“AMT”) Holding N.V. in 1998. We had a net loss of $85.1 million in 2018 and $80.4 million in 2017. As of December 31, 2018, we had an accumulated deficit of $529.1million.

Net Cash used in operating activities

Net cash used in operating activities was $76.1 million for the year ended December 31, 2018, compared to $64.3 million of cash used for the year ended December 31, 2017.

The increase in cash used for the year ended December 31, 2018, compared to the year ended December 31, 2017, is primarily due to the decrease in collaboration revenue as well as changes in net working capital. In 2017, we collected $4.6 million in Chiesi-related collaboration revenue, compared to $0.0 million in 2018.

Net cash used in investing activities

In 2018, we used $4.2 million in our investing activities compared to $6.2 million in 2017.

	Years ended December 31,
	2018	2017
	$ in thousands
Build out of Lexington site	(1,596)	(1,426)
Build out of Amsterdam sites	(788)	(3,035)
Acquisition of licenses and patents	(1,861)	(1,122)
Restricted cash	36	(567)
Total investments	(4,209)	(6,150)

In 2018, we invested $0.8 million in our facility in Amsterdam compared to $3.0 million in 2017.        In 2018, we invested $1.6 million in our facility in Lexington compared to $1.4 million in 2017.

Net cash generated from financing activities

We received net proceeds of $138.4 million associated with our follow-on offering in May 2018 and $85.3 million associated with our follow-on offering in October 2017.

We received net proceeds of $14.8 million associated with the refinancing of our loan facility in December 2018.

In 2018, we received $4.8 million from the exercise of options to purchase ordinary shares issued in accordance with our share incentive plans, compared to $4.0 million in 2017.

In 2017, we paid $0.6 million contingent consideration in relation to our 2014 acquisition of the InoCard business. No such disbursement was made in 2018.

Equity

Shareholders’ equity at December 31, 2018, amounted to $180.1 million compared to $89.9 million for December 31, 2017; a total of 37.4 million shares were issued and outstanding at December 31, 2018.

We had a net loss of $85.1 million in 2018 and $80.4 million in 2017. As of December 31, 2018, we had an accumulated deficit of $529.1 million.

Outlook 2019

In 2019 we plan to:

•                  Advance AMT-061 into late-stage development for the treatment of hemophilia B — We announced earlier this year that the first patient has been treated in the global Phase III HOPE-B pivotal study of AMT-061 in hemophilia B. We expect to complete the enrollment of approximately 50 patients in the trial by year-end.;

•                  Advance AMT-130 into clinical development for the treatment of Huntington’s disease - Phase I/II study for Huntington’s disease — We expect to initiate a dose-escalating, randomized and controlled Phase I/II clinical study to assess the safety, tolerability and efficacy of a one-time treatment of AMT-130 in patients with Huntington’s disease. We expect to open several clinical sites in the United States and begin dosing patients in the second half of this year, with the potential to report early safety data on initial patients treated in the study before the end of the year.;

•                  Advance robust pipeline of novel gene therapy research programs- At the Research and Development Day late last year, we unveiled a pipeline expansion of new AAV gene therapy approaches to liver and central nervous system (CNS) disorders, including AMT-180 for hemophilia A, AMT-190 for Fabry disease and AMT-150 for Spinocerebellar Ataxia Type 3 (SCA3). We expect to advance the preclinical development of all three programs during 2019, including the initiation of a GLP toxicology study of AMT-180 in the first quarter of 2019.

As of December 31, 2018, we had approximately $234.9 million in cash and cash equivalents, and expect cash on hand will be sufficient to fund operations into early 2021.

3                                         Risk Factors

Risk appetite

We are developing gene therapy products. The development of commercial gene therapy products is a multi-year process involving a multitude of risk that can result in delays or even termination of product development efforts. None of our product candidates is currently approved for commercial sale. Advancing our product candidates to the commercial stage requires considerable financial resources. We believe that our financial resources are sufficient to fund our operations until early 2021. We will likely need to raise additional funding, which may not be available on acceptable terms, or at all. Failure to obtain capital when needed may force us to delay, limit or terminate our product development efforts or other operations, which could have a material adverse effect on our business, financial conditions, results of operations and cash flow. As a development stage biotechnology company, acceptance of these industry risks forms part of our strategy.

We strive to mitigate these industry risks by ensuring that we strictly comply with the rules and regulations governing our highly regulated industry. We have established and maintain adequate internal controls over financial reporting to provide reasonable assurance regarding the reliability of our financial reporting as well as processes to ensure that we comply with the rules and regulations defined by the United States Securities and Exchange Commission as well as Nasdaq listing standards. Compliance with these rules and regulations is necessary for us to maintain access to external funding, which may be critical for us.

Risks

The following discussion summarizes our strategic, operational, financial, financial reporting and compliance risks. A more comprehensive description of the risks below and others can be found in our Annual Report filed on Form 10-K for the year ending December 31, 2018, which was filed with the Securities Exchange Commission on February 28, 2019, and a copy of which is available from our website. In addition to the below, Notes 3 and 4 to our consolidated financial statements provides additional information regarding financial and credit risks. In our view ths adequately discloses the industry, financial and general business risks, that we face in operating our business.

a)                                     Risks Related to the Development of Our Product Candidates

•                  None of our product candidates has been approved for commercial sale and they might never receive regulatory approval or become commercially viable. We have never generated any revenue from product sales and may never be profitable.

•                  We may encounter substantial delays in and impediments to the progress of our clinical trials or fail to demonstrate the safety and efficacy of our product candidates.

•                  Our progress in early-stage clinical trials may not be indicative of long-term efficacy in late-stage clinical trials, and our progress in trials for one product candidate may not be indicative of progress in trials for other product candidates.

•                  Fast track product, breakthrough therapy, priority review, or Regenerative Medicine Advanced Therapy (“RMAT”) designation by the FDA, or access to the PRIME scheme by the EMA, for our product candidates may not lead to faster development or regulatory review or approval process, and it does not increase the likelihood that our product candidates will receive marketing approval.

•                  We may not be successful in our efforts to use our gene therapy technology platform to build a pipeline of additional product candidates.

•                  Our strategy of obtaining rights to key technologies through in-licenses may not be successful.

•                  Negative public opinion and increased regulatory scrutiny of gene therapy and genetic research may damage public perception of our product candidates or adversely affect our ability to conduct our business or obtain marketing approvals for our product candidates.

b)                                     Risks Related to Our Manufacturing

•                  Our manufacturing facility is subject to significant government regulations and approvals. If we fail to comply with these regulations or maintain these approvals our business will be materially harmed.

•                  Gene therapies are complex and difficult to manufacture. We could experience production or technology transfer problems that result in delays in our development or commercialization schedules or otherwise adversely affect our business.

•                  Our use of viruses, chemicals and other hazardous materials requires us to comply with regulatory requirements and exposes us to significant potential liabilities.

c)                                      Risks Related to Regulatory Approval of Our Products

•                  We cannot predict when or if we will obtain marketing approval to commercialize a product candidate.

•                  The risks associated with the marketing approval process are heightened by the status of our products as gene therapies.

•                  Our failure to obtain or maintain orphan product exclusivity for any of our product candidates for which we seek this status could limit our commercial opportunity, and if our competitors are able to obtain orphan product exclusivity before we do, we may not be able to obtain approval for our competing products for a significant period

•                  As appropriate, we intend to seek all available periods of regulatory exclusivity for our product candidates. However, there is no guarantee that we will be granted these periods of regulatory exclusivity or that we will be able to maintain these periods of exclusivity.

d)                                     Risks Related to Commercialization

•                  If we or our collaborator are unable to successfully commercialize our product candidates or experience significant delays in doing so, our business will be materially harmed.

•                  The affected populations for our gene therapies may be smaller than we or third parties currently project, which may affect the size of our addressable markets.

•                  Any approved gene therapy we seek to offer may fail to achieve the degree of market acceptance by physicians, patients, third party payers and others in the medical community necessary for commercial success.

•                  We face substantial competition, which may result in others discovering, developing or commercializing products before or more successfully than we do.

e)                                      Risks Related to Our Dependence on Third Parties

•                  We rely on third parties for important aspects of our development programs. If these parties do not perform successfully or if we are unable to maintain any of our collaboration arrangements, or enter into new collaborations, our business could be adversely affected.

f)                                       Risks Related to Our Intellectual Property

•                  We rely on licenses of intellectual property from third parties, and such licenses may not provide adequate rights or may not be available in the future on commercially reasonable terms or at all, and our licensors may be unable to obtain and maintain patent protection for the technology or products that we license from them.

•                  Our intellectual property licenses with third parties may be subject to disagreements over contract interpretation, which could narrow the scope of our rights to the relevant intellectual property or technology or increase our financial or other obligations to our licensors.

•                  If we fail to comply with our obligations in our intellectual property licenses with third parties, we could lose rights that are important to our business.

•                  If we are unable to obtain and maintain patent protection for our technology and products, or if the scope of the patent protection is not sufficiently broad, our ability to successfully commercialize our products may be impaired.

•                  We may become involved in lawsuits to protect or enforce our patents or other intellectual property or third parties may assert their intellectual property rights against us, which could be expensive, time consuming and unsuccessful.

•                  If we are unable to protect the confidentiality of our proprietary information and know-how, the value of our technology and products could be adversely affected.

•                  Our reliance on third parties may require us to share our trade secrets, which could increase the possibility that a competitor will discover them or that our trade secrets will be misappropriated or disclosed.

g)                                     Risks Related to Pricing and Reimbursement

•                  We face uncertainty related to insurance coverage of, and pricing and reimbursement for product candidates for which we may receive marketing approval.

•                  Due to the generally limited addressable market for our target orphan indications and the potential for our therapies to offer therapeutic benefit in a single administration, we face uncertainty related to pricing and reimbursement for these product candidates.

h)                                     Risks Related to Our Financial Position and Need for Additional Capital

•                  We have incurred significant losses to date, expect to incur losses over the next several years and may never achieve or maintain profitability.

•                  We will likely need to raise additional funding, which may not be available on acceptable terms, or at all. Failure to obtain capital when needed may force us to delay, limit or terminate our product development efforts or other operations which could have a material adverse effect on our business, financial conditions, results of operations and cash flows.

•                  Our existing and any future indebtedness could adversely affect our ability to operate our business.

i)                                        Risks Related to Other Legal Compliance Matters

•                  Our relationships with customers and third-party payers will be subject to applicable anti-kickback, anti-bribery, fraud and abuse and other laws and regulations, which, if we are found in violation thereof, could expose us to criminal sanctions, civil penalties, contractual damages, reputational harm and diminished profits and future earnings.

•                  We are subject to laws governing data protection in the different jurisdictions in which we operate. The implementation of such data protection regimes is complex, and should we fail to fully comply, we may be subject to penalties that they may have an adverse effect on our business, financial condition and results of operations.

•                  If we fail to comply with environmental, health and safety laws and regulations, we could become subject to fines or penalties or incur costs that could harm our business.

•                  Product liability lawsuits could cause us to incur substantial liabilities and to limit commercialization of our therapies.

•                  Healthcare legislative and regulatory reform measures may have a material adverse effect on our business and results of operations.

•                  Our internal computer systems, or those of our collaborators or other contractors or consultants, may fail or suffer security breaches, which could result in a material disruption of our product development programs.

j)                                        Risks Related to Employee Matters and Managing Growth

•                  Our future success depends on our ability to retain key executives and technical staff and to attract, retain and motivate qualified personnel.

k)                                     Risks Related to Our Ordinary Shares

•                  The price of our ordinary shares has been and may in the future be volatile and fluctuate substantially.

•                  An active trading market for our ordinary shares may not be sustained.

•                  Our directors, executive officers and major shareholders, if they choose to act together, will continue to have a significant degree of control with respect to matters submitted to shareholders for approval.

•                  Provisions of our articles of association or Dutch corporate law might deter acquisition bids for us that might be considered favorable and prevent or frustrate any attempt to replace our board.

•                  We do not expect to pay dividends in the foreseeable future.

•                  If we fail to maintain an effective system of internal controls, we may be unable to accurately report our results of operations or prevent fraud or fail to meet our reporting obligations, and investor confidence and the market price of our ordinary shares may be materially and adversely affected.

•                  Unfavorable global economic conditions, including those caused by political instability in the United States or by the U.K.’s departure from the European Union (“Brexit”), could adversely affect our business, financial condition or results of operations.

l)                                        Internal risk management and control system

We have developed an internal risk management and control system that is tailored to the risk factors that are relevant to us. Our controls frequently entail involvement of the Board and Senior Management. The internal risk management and control systems are discussed in the Board.

The Board is responsible for designing, implementing and operating our internal risk management and control systems. The objective of these systems is to manage in an effective and efficient manner the significant risks to which we are exposed. Our internal risk management and control systems are designed to provide reasonable assurance that these objectives are met. Such systems can never provide absolute assurance regarding achievement of our objectives, nor can they provide absolute assurance that material errors, losses, fraud, and the violation of laws or regulations will not occur. A summary of the risks that could have prevented us from realizing our objectives is included in the section ‘Risk Factors’ of this report.

Our internal risk management and control systems make use of various measures including:

•                  Annual strategic evaluations of the business;

•                  Periodic operational review meetings of the Leadership Team comprising the executive directors of the Board and Senior Management;

•                  Quarterly review of the financial position and prospects as part of the Board meeting;

•                  A planning and control cycle consisting of annual, quarterly and monthly procedures, including subsequent follow-up on achievements of targets set;

•                  A system of internal controls and procedures;

•                  An Audit Committee that meets regularly with the executives and Senior Management as well as the independent auditors.

We maintain controls and procedures designed to:

•                  Ensure that records are maintained, in reasonable detail, accurately and fairly reflect the transactions and disposition of the assets of the Company;

•                  Provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with IFRS, and that receipts and expenditures of the Company are being made only by authorized employees in accordance with documented authorizations; and

•                  Provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness for future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with policies or procedures may deteriorate.

Based on the evaluation of our Company’s disclosure controls and procedures as of December 31, 2018, our CEO concluded that our company’s disclosure controls and procedures were effective.

Director’s Annual Report on Internal Control Over Financial Reporting

The Board responsible for establishing and maintaining adequate internal control over financial reporting, as defined in Rules 13a-15(f) and 15d-15(f) under the U.S. Exchange Act and in accordance with the Dutch Corporate Governance Code. This rule defines internal control over financial reporting as a process designed by, or under the supervision of, a company’s chief executive officer and chief financial officer and effected by our board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of our assets that could have a material effect on the financial statements.

We assessed the effectiveness of our internal control over financial reporting as of December 31, 2018. This assessment was performed under the direction and supervision of our CEO, and based on criteria established in Internal Control—Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”). Our management’s assessment of the effectiveness of our internal control over financial reporting included testing and evaluating the design and operating effectiveness of our internal controls. In our management’s opinion, we have maintained effective internal control over financial reporting as of December 31, 2018, based on criteria established in the COSO 2013 framework.

Additional information

In addition to the information contained in this Annual Report, we also filed Consolidated Financial Statements for 2018 of uniQure N.V. prepared in accordance with U.S. GAAP with the U.S. Securities and Exchange Commission on February 28, 2019, as part of our Annual Report on Form 10-K for the year ended December 31, 2018, which is available on the Company’s website.

4                                         Governance and compliance

We monitor and assess applicable Dutch and U.S. federal and state corporate governance codes, rules, and regulations. We apply the 2016 Dutch Corporate Governance Code (the “Code”), even though we are a listed company on the U.S. Nasdaq Global Select Market (“Nasdaq”). We also are required to comply with all applicable U.S. securities laws and regulations, including the rules and regulations promulgated by the U.S. Securities and Exchange Commission (“SEC”) pursuant to the U.S. Exchange Act of 1934 and the U.S. Sarbanes-Oxley Act of 2002, as well as Nasdaq listing rules.

Our corporate governance structure is based on the requirements of the Dutch Civil Code, the company’s Articles of Association and the rules and regulations applicable to companies listed on the Nasdaq. These procedures include a risk management and control system, as well as a system of assurance of compliance with laws and regulations.

When in this chapter a reference is made to Articles of Association, this shall be a reference to the Company’s Articles of Association, as amended by deed on June 15, 2017. The articles of association do not provide for anti-takeover measures.

a)                                     Board

On June 13, 2018, the General Meeting of the shareholders approved the proposal to appoint Robert Gut, M.D., Ph.D. and David Meek as non-executive directors. On August 19, 2018, Dr. Gut resigned as a non-executive director to become the Chief Medical Officer of the Company effective August 20, 2018.

At the Extraordinary General Meeting of October 24, 2018, the General Meeting approved the proposal to appoint Dr. Gut as executive director.

All members of the Board, both the executive directors and the non-executive directors, are collectively responsible for the management performed by the one-tier Board and the general policy and strategy of the Company. The executive directors manage the day-to-day management of the Company. The non-executive directors focus on the supervision on the policy and functioning of the executive directors and the general state of affairs within the Company. The division of tasks and responsibilities, the manner in which decisions are taken and all other manners concerning the Board are laid down in the Corporate Governance Guidelines and Rules for the Board of Directors, which is effective as of April 14, 2017 and published on the Company’s website. The Board is supported by a Secretary, who is appointed by the Board. The executive directors and non-executive directors are appointed as such by the General Meeting at the binding nomination of the non-executive directors. The General Meeting may at all times overrule a binding nomination by a resolution adopted by at least a two thirds majority of the votes cast, provided such majority represents more than half the issued share capital. The Board determines the number of executive directors and non-executive directors, provided that the number of executive directors shall at all times be less than the number of non-executive directors. Only natural persons can be non-executive director. The General Meeting shall at all times be entitled to suspend or dismiss a board member. The Board shall also at all times be entitled to suspend (but not dismiss) an executive director.

The Board shall appoint an executive director as chief executive officer (CEO). The Board shall furthermore appoint a non-executive director to be Chairman of the Board for such period as the Board may decide.

The Board, as well as two executive directors acting jointly, are authorized to represent the Company.

Under the Company’s Articles of Association, members of the Board are appointed for a maximum term of four (4) years, provided that, unless a Board Member resigns earlier, his term shall end at the close of the Annual General Meeting (“AGM”) to be held in the fourth year after the date of his appointment. A Board Member may be reappointed with due observance of the preceding sentence. The Articles of Association provide that the Board shall draw up a retirement schedule for the directors of the Board.

However, the current practice of the Board is to nominate members for terms of three years. Pursuant to that practice, all Board Members are currently serving three year terms. The following table sets out information with respect to the executive and non-executive directors of the Board, and their ages and position at the Company as of the date of this annual report. The business address of the executive and non-executive directors of the Board is our registered office address at Paasheuvelweg 25a, 1105 BP, Amsterdam, The Netherlands.

Name	Age(1)	Nationality	Position	Member Since	Term Expires
Matthew Kapusta	46	American	Executive Director	2016	2019
Robert Gut	54	American	Executive Director	2018	2021
Philip Astley-Sparke	47	American	Non-Executive Director, Chairman of the Board	2016	2021
Jack Kaye	75	American	Non-Executive Director	2016	2020
David Schaffer	48	American	Non-Executive Director	2016	2020
Paula Soteropoulos	51	American	Non-Executive Director	2016	2021
Madhavan Balachandran	68	American	Non-Executive Director	2017	2020
Jeremy P. Springhorn	56	American	Non-Executive Director	2017	2020
David Meek	55	American	Non-Executive Director	2018	2021

(1)         As of April 27, 2019

MATTHEW KAPUSTA. Matthew Kapusta, age 46, joined uniQure as our Chief Financial Officer in January 2015 and was elected to our Management Board at the 2015 annual general meeting. In December 2016 he was appointed our chief executive officer.  Prior to joining uniQure, Mr. Kapusta was Senior Vice President at AngioDynamics (NASDAQ: ANGO) from 2011 to 2014, responsible for corporate development, strategic planning and national accounts. Prior to AngioDynamics, he served as Vice President, Finance and Strategic Planning and Analysis for Smith & Nephew Orthopaedics. Mr. Kapusta’s career also includes more than a decade of investment banking experience focused on emerging life sciences companies. Mr. Kapusta was Managing Director, Healthcare Investment Banking at Collins Stewart, and held various positions at Wells Fargo Securities, Robertson Stephens and PaineWebber. Mr. Kapusta holds a Master of Business Administration from New York University’s Stern School of Business, a Bachelor of Business Administration from University of Michigan’s Ross School of Business and earned his Certified Public Accountant license in 1996 while at Ernst & Young. We believe that Mr. Kapusta is qualified to serve as our CEO, Executive Director and Principal Financial Officer due to his broad expertise in the biotechnology and finance industries.

ROBERT GUT, M.D., PH.D. Dr. Robert Gut, age 55, joined uniQure as our Chief Medical Officer in August 2018 and was elected as an executive director to our Board at the October 2018 extraordinary general meeting.  Dr. Gut was originally elected to the Board as a non-executive director in June 2018, and he resigned that position in August 2018 to take the position of Chief Medical Officer, because our non-executive directors are not able to hold executive positions with the Company under Dutch law.  Dr. Gut has nearly 20 years of experience in the biopharmaceutical industry leading clinical development and medical affairs activities in hematology and other therapeutic areas. For the majority of his career, Dr. Gut served as Vice President, Clinical Development & Medical Affairs at Novo Nordisk Inc., where he headed the company’s U.S. Biopharm Medical organization with leading products in hemophilia, endocrinology and women’s health (NovoSeven®, Norditropin® and Vagifem®), totaling approximately $1.6 billion in U.S. revenue. Over past years, Dr. Gut’s contributions have helped achieve six FDA product approvals and three new product indications. Dr. Gut has supported the launch of nine new products, overseeing medical activities including medical science liaison team building and health economics and outcomes research. He has also served as a member of the Advisory Committees for Reproductive Health Drugs and Drug Safety and Risk Management for the FDA’s Center for Drug Evaluation and Research. Dr. Gut was appointed the Chief Medical Officer of Versartis, Inc. in September 2017 and received his Doctor of Medicine degree from the Medical University of Lublin, and his Doctorate degree from Lublin Institute of Medicine, Poland. He attended numerous postgraduate programs at Wharton, Stanford and Harvard Business School.

PHILIP ASTLEY-SPARKE. Philip Astley-Sparke, age 47, has served as a member of our Board since June 2015 and as chairman since 2016. He was previously president of uniQure Inc. from January 2013 until February 2015 and was responsible for building uniQure’s U.S. infrastructure. Mr. Astley-Sparke is currently Executive Chairman and co-founder of Replimune Limited (NASDAQ: REPL), a company developing second-generation oncolytic vaccines. Mr. Astley-Sparke served as Vice President and General Manager at Amgen, Inc. (NASDAQ: AMGEN), a

biopharmaceutical company, until December 2011, following Amgen’s acquisition of BioVex Group, Inc., a biotechnology company, in March 2011. Mr. Astley-Sparke had been President and Chief Executive Officer of BioVex Group, which developed the first oncolytic vaccine to be approved in the western world following the approval of Imlygic in 2015. He oversaw the company’s relocation to the U.S. from the UK in 2005. Prior to BioVex, Mr. Astley-Sparke was a healthcare investment banker at Chase H&Q/Robert Fleming and qualified as a Chartered Accountant with Arthur Andersen in London. Mr Astley-Sparke has been a Venture Partner at Forbion Capital Partners, a venture capital fund, since May 2012 and serves as Chairman of the Board of Oxyrane, a biotechnology company. We believe that Mr. Astley-Sparke is qualified to serve as a Non-Executive Director due to his expertise and experience in the biotechnology industry.

JACK KAYE. Jack Kaye, age 75, has served as a member of our Board since 2016. Mr. Kaye has also served as Chairman of the Audit Committee of Keryx Biopharmaceuticals, Inc. (NASDAQ: KERX) from 2006 to 2016 and is currently chairman of the Audit Committee and a member of the Compensation Committee of Dyadic International, Inc. (OTC: DYAI). Mr. Kaye began his career at Deloitte LLP, an international accounting, tax and consulting firm, in 1970, and was a partner in the firm from 1978 until May 2006. At Deloitte, he was responsible for servicing a diverse client base of public and private, global and domestic companies in a variety of industries. Mr. Kaye has extensive experience consulting with clients on accounting and reporting matters, private and public debt financings, SEC rules and regulations and corporate governance/Sarbanes-Oxley matters. Prior to retiring, Mr. Kaye served as Partner-in-Charge of Deloitte’s Tri-State Core Client practice, a position he held for more than 20 years. Mr. Kaye has a Bachelor of Business Administration from Baruch College and is a Certified Public Accountant. We believe that Mr. Kaye is qualified to serve as a Non-Executive Director due to his extensive accounting and financial experience.

DAVID SCHAFFER, PH.D. David Schaffer, age 48, has served as a member of our Board since January 2014. Dr. Schaffer is Professor of Chemical and Biomolecular Engineering, Bioengineering, and Neuroscience at University of California Berkeley, a position he has held since 2007, as well as Director of the Berkeley Stem Cell Center since 2011. Dr. Schaffer is also co-founder of 4D Molecular Therapeutics, a company specializing proprietary technology for gene therapy products. We entered into a collaboration and license agreement with 4D Molecular Therapeutics in January 2014. Previously, Dr. Schaffer was Assistant Professor from 1999 to 2005 and Associate Professor from 2005 to 2007 at the University of California, Berkeley Department of Chemical Engineering & Helen Wills Neuroscience Institute. He has served on the boards of the American Society for Gene and Cell Therapy and the Society for Biological Engineering. He has more than 25 years of experience in chemical and molecular engineering, and stem cell and gene therapy research, has over 185 scientific publications, and serves on five journal editorial boards and five industrial scientific advisory boards. Dr. Schaffer holds a bachelor of science degree in Chemical Engineering from Stanford University and a Ph.D. in Chemical Engineering from the Massachusetts Institute of Technology. We believe that Dr. Schaffer is qualified to serve as a Non-Executive Director due to his experience in the biotechnology industry and his expertise in that field.

PAULA SOTEROPOULOS. Paula Soteropoulos, age 51, has served as a member of our Board since July 2013. Ms. Soteropoulos is President and Chief Executive Officer of Akcea Therapeutics (NASDAQ: AKCA), a position she has held since January 2015. From July 2013 to December 2014, she served as Senior Vice President and General Manager, Cardiometabolic Business and Strategic Alliances at Moderna Therapeutics Inc. Prior to this Ms. Soteropoulos worked at Genzyme Corporation, a biotechnology company, from 1992 to 2013, most recently as Vice President and General Manager, Cardiovascular, Rare Diseases. Ms. Soteropoulos holds a bachelor of science degree in chemical engineering and a master of science degree in chemical and biochemical engineering, both from Tufts University, and holds an executive management certificate from the University of Virginia, Darden Graduate School of Business Administration. Ms. Soteropoulos serves on the Advisory Board for the Chemical and Biological Engineering Department of Tufts University. We believe Ms. Soteropoulos is qualified to serve as a Non-Executive Director due to her extensive experience in the biotechnology industry.

MADHAVAN BALACHANDRAN. Mr. Balachandran, age 68, has served as a member of our Board since September 2017. Mr. Balachandran has been a director of Catalent (NYSE: CTLT) since May 2017.  Mr. Balachandran was Executive Vice President, Operations of Amgen Inc., a global biotechnology company, from August 2012 until July 2016 and retired as an Executive Vice President in January 2017. Mr. Balachandran joined Amgen in 1997 as Associate Director, Engineering. He became Director, Engineering in 1998, and, from 1999 to 2001, he held the position of Senior Director, Engineering and Operations Services before moving to the position of Vice President, Information Systems from 2001 to 2002. Thereafter, Mr. Balachandran was Vice President, Puerto Rico Operations from May 2002 to February 2007. From February 2007 to October 2007, Mr. Balachandran was Vice President, Site Operations, and from October 2007 to August 2012, he held the position of Senior Vice President,

Manufacturing. Prior to his tenure at Amgen, Mr. Balachandran held leadership positions at Copley Pharmaceuticals, now a part of Teva Pharmaceuticals Industries Ltd., and Burroughs Welcome Company, a predecessor through mergers of GlaxoSmithKline plc. Mr. Balachandran holds a Master of Science degree in Chemical Engineering from The State University of New York at Buffalo and an MBA from East Carolina University. We believe Mr. Balachandran is qualified to serve as a Non-Executive Director due to his extensive experience in the biotechnology industry.

JEREMY P. SPRINGHORN, PH.D. Dr. Springhorn, age 56, has served as a member of our Board since September 2017. From November 2017, Dr. Springhorn has been Chief Business Officer of Syros Pharmaceuticals (NASDAG: SYRS), Inc.. Prior to taking his position at Syros, Dr. Springhorn most recently served as Partner, Corporate Development at Flagship Pioneering from March 2015 until June 2017 where he worked with VentureLabs (in helping companies in various strategic and corporate development capacities and in creating next generation startups) and Flagship’s Corporate Limited Partners. Prior to joining Flagship, Dr. Springhorn was one of the original scientists at Alexion Pharmaceuticals, where he played an integral role in its antibody engineering capabilities and was one of the original inventors of the drug Soliris. At Alexion Pharmaceuticals, Dr. Springhorn was Vice President of Corporate Strategy and Business Development from 2009 until March 2015 and Head of Global Business Development and Corporate Strategy from December 2006 until 2009. In 2006, Dr. Springhorn moved from research to business development, leveraging much of his drug development experience into the review of opportunities for ultra-orphan diseases. Dr. Springhorn also served as Head of Corporate Strategy as Alexion transitioned from a development firm to a global commercial stage company.  Prior to 1992, Dr. Springhorn received his Ph.D. from Louisiana State University Medical Center in New Orleans and did his postdoctoral training at the Brigham and Woman’s Hospital in Boston.  Dr Springhorn currently serves on the Board of Visitors for Colby College and Board of Advisors for Mythic Therapeutics. We believe Dr. Springhorn is qualified to serve as a Non-Executive Director due to his extensive experience in the biotechnology industry.

DAVID MEEK. David Meek, age 55, has over 25 years of experience in the pharmaceutical industry where he has held various global executive positions in major pharmaceutical and biotechnology companies.  Mr. Meek was appointed CEO of Ipsen in July 2016 and also serves on the Board of Directors. Prior to joining Ipsen, he was Executive Vice-President and President of the oncology division of Baxalta. Mr. Meek also spent 8 years at Novartis as a global franchise head, CEO of Novartis Canada, and region head of oncology for northern, central and Eastern Europe.  He also spent 14 years at Johnson & Johnson and Janssen Pharmaceutica, where he held a variety of senior U.S. sales and marketing positions. Mr. Meek holds a B.A. in Management from the University of Cincinnati.

Meetings and board committees

We have established an audit committee, a compensation committee and a nominating and corporate governance committee. The charter of the compensation committee and the nominating and corporate governance committee were amended in June 2018 and the charter of the audit committee was amended in September 2018. The charters are published at the Company’s website.

Meetings

In 2018, the Board held four (4) in person meetings and four (4) meetings by means of a conference call. During these meetings and also in informal communications among its members, extensive discussions were held to ensure the continuity of high-level management of the Company. The Chairman sets the agenda and ensures that the directors receive accurate information in time. During these formal meetings and discussions, the Board primarily focuses on the objectives and strategy of uniQure, the main risks of its business, the assessment made by the executive directors of the design and effectiveness of the internal risk management and control systems, the progress made on clinical development, corporate governance, the financial budgets, the operational plan and the annual and quarterly consolidated financial statements. Specifically, pursuant to the Company’s Corporate Governance Guidelines and Board Rules, the Board is charged with assessing major risks facing the Company and reviewing options to mitigate such risks. The Board performs this oversight role by using several different levels of review. In connection with its reviews of the operations and corporate functions of the Company, the Board addresses the primary risks associated with those operations and corporate functions. In addition, the Board reviews the risks associated with the Company’s business strategies periodically throughout the year as part of its consideration of undertaking any such business strategies.

The Board has delegated certain risk oversight responsibilities to its committees (the “Committees”). Each of our Board’s Committees also oversees the management of the Company’s risk that falls within each Committee’s areas of responsibility. In performing this function, each Committee has full access to management, as well as the ability to engage advisors. For example, the Audit Committee is required to regularly review and discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures. The Nominating and Corporate Governance Committee is required to regularly review the corporate governance principles of the Company and recommend to the Board any proposed changes it may deem appropriate.  The Compensation Committee considers risks related to the attraction and retention of professional talent and the implementation and administration of compensation and benefit plans affecting the Company’s employees.  All Committees are required, pursuant to their respective charters, to report regularly to the Board.  The activities of the Audit, Nominating and Corporate Governance and Compensation Committees are more fully described below.

Throughout 2018, the Board actively reviewed the progress and planning for the hemophilia B and Huntington’s disease program, as well as our collaboration with BMS.

Attendance at the Board meetings during 2018 was as follows:

	Number of meetings	Meetings attended
Philip Astley-Sparke (Chairman)	8	8
David Schaffer	8	7
Matthew Kapusta	8	8
Paula Soteropoulus	8	7
Jack Kaye	8	8
Jeremy Springhorn	8	8
Madhavan Balachandran	8	7
Robert Gut(1)	2	1
David Meek(2)	4	4

(1): Dr Robert Gut was appointed to the Board on June 13, 2018. On August 19, 2018, Dr. Gut resigned as a non-executive direct to become the Chief Medical Officer . The Extraordinary Meeting of the shareholders approved the proposal to appoint Dr Gut as executive director on October 24, 2018.

(2): Mr David Meek was appointed to the Board on June 13, 2018.

Audit Committee

Our audit committee consists of our non-executive directors Mr. Kaye (Chairman), Mr. Astley-Sparke and Dr. Springhorn; each of them attended all meetings of the committee. Each member satisfies the independence requirements of the Nasdaq listing standards, and Mr. Astley-Sparke and Mr. Kaye qualify as an audit committee financial expert pursuant to Section 407 of the U.S. Sarbanes-Oxley Act of 2002 and as determined by the Board. The audit committee oversees our accounting and financial reporting processes, the funding of the Company and the audits of our consolidated financial statements. The audit committee is responsible for:

•                  Recommending the selection of our independent registered public accounting firm;

•                  Reviewing with the Company’s independent registered public accounting firm the procedures for and results of their audits;

•                  Reviewing with the independent accountants and management our financial reporting, internal controls and internal audit procedures;

•                  Reviewing and approving related party transactions; and

•                  Reviewing matters relating to the relationship between the Company and our independent registered public accounting firm, including the selection of and engagement fee for our independent registered public accounting firm, and assessing the independence of the independent registered public accounting firm.

The Audit Committee has the authority to engage independent legal, accounting and other advisers, as it determines necessary to carry out its duties. The Audit Committee reviews regularly and discusses with management the Company’s major financial, income tax and information technology related risk exposures and the steps management has taken to monitor and control such exposures. The audit committee met five (5) times during 2018. During these meetings, the committee discussed the reports of the Disclosure Committee, internal controls, related party transactions and whistle blower hotline, the (interim) financial statements, the actual financial results of each of the quarters as well as the audit approach and the budget 2019.

The Audit Committee annually reviews the independent registered public accounting firm’s independence, including reviewing all relationships between the independent registered public accounting firm and us and any disclosed relationships or services that may impact the objectivity and independence of the independent registered public accounting firm, and the independent registered public accounting firm’s performance.

Compensation Committee

Our compensation committee consists of our non-executive directors Mr. Balachandran (Chairman), Mr. Kaye and Mr. Meek. Mr. Balanchandran succeeded Mr. Kaye as Chair as of June 13, 2018. Mr. Gut succeeded Mrs. Soteropoulos, who resigned effective as of June 13, 2018. Effective September 18, 2018, Mr. Meek succeeded Mr. Gut, who resigned on August 19, 2018. Each member satisfies the independence requirements of the Nasdaq listing standards. The compensation committee assists the Board in reviewing and approving or recommending our compensation structure, including all forms of compensation relating to our non-executive and executive directors as well as senior management. Members of our senior management (other than the General Counsel) may not be present at any committee meeting while the compensation of our executive directors is deliberated.

Subject to the terms of the remuneration policy approved by our General Meeting and as required by Dutch law, the remuneration committee is responsible for:

•                  Reviewing and approving or recommending to the Board for approval, as appropriate, the compensation of our executive officers following consideration of corporate goals and objectives relevant to such executive officers;

•                  Overseeing the evaluation of the Company’s senior executives;

•                  Reviewing and making recommendations to the Board regarding incentive compensation and equity-based plans; and

•                  Administering our stock option plans.

•                  The compensation committee has the authority to retain compensation consultants and other outside advisors to assist in the evaluation of executive officer compensation.

The compensation committee met seven (7) times during 2018. The committee discussed the long-term incentive grant guidelines, the compensation terms of our newly recruited executives, the terms and conditions of our executive compensation, and assessed the Company’s 2018 corporate goals. The remuneration policy provides for fixed pay, incentives and benefits. The fixed pay is in cash and is paid monthly. The fixed pay is set at the median of the appropriate peer group. Benefits include provisions of death, disability and medical insurance cover, directors’ liability insurance and tax returns preparation costs. The Company has established a long-term incentive plan and sets incentives on a year to year delivery basis in support of the strategic and corporate goals as part of the ongoing enhancement of shareholders value. The target annual bonus of the executive directors is 50% for the CEO respectively 40% for the CMO of the fixed pay adjusted by the corporate factor. The corporate factor is the outcome of the assessment of the achievement of the corporate goals. Over 2018 the Board assessed the corporate factor at 140.0% resulting in a bonus of 70% of the fixed pay.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of our non-executive directors Mr. Springhorn (Chairman), Mrs. Soteropoulos and Mr. Astley-Sparke. Each member satisfies the independence requirements of the Nasdaq listing standards. The nominating and corporate governance committee assists the board in selecting individuals qualified to serve as an executive or non-executive director of the board and in determining the composition of the board and its committees.

The nominating and corporate governance committee is responsible for, among other things:

•                  Identifying individuals qualified to become Board members and to recommend to the Board the nominees for director at annual general meetings of Shareholders;

•                  Recommending to the Board nominees for each Committee; developing and recommending to the Board corporate governance principles applicable to the Company; and

•                  Leading the Board in its annual review of the Board’s performance.

The nominating and corporate governance committee met six (6) times during 2018. The committee discussed the composition of the committees, the selection of new non-executive members, the appointment of an additional executive member and conducted a review of the Company’s policies related to corporate governance.

b)                                     Corporate governance

In addition to U.S. securities laws, the Nasdaq listing standards and rules and regulations as promulgated by the SEC, as a Dutch company, our governance practices are governed by the 2016 Dutch Corporate Governance Code (the “Code”) a copy of which is available at the website of the Monitoring Committee Corporate Governance Code, www.mccg.nl. The Code was published on December 8, 2016 and came into force as of the financial year starting after January 1, 2017 and contains a number of principles and best practices. The Code, in contrast to U.S. laws, rules and regulations, contains an apply-or-explain principle, offering the possibility to deviate from the Corporate Governance Code and still be in compliance, provided such deviations be explained. uniQure, as a domestic filer under SEC rules, experiences that the Code and the SEC rules do not always align. In the event of non-alignment between applicable US rules and the Code, it is permissible for uniQure to deviate from the Code provided uniQure explains such deviation. In essence uniQure complies with most of the principles and best practice provisions of the Code. In certain cases, we have not applied the Code’s principles or best practice provisions and in those instances, we explain the non-application.

The Code also required the Board of Directors to confirm, and the Board of Directors hereby confirms, that:

i.                                          The Report provided sufficient insights into any failings in the effectiveness of the internal risk management and control systems;

ii.                                       The aforementioned systems provided reasonable assurance that the financial reporting does not contain any material inaccuracies;

iii.                                    Based on the current state of affairs, it is justified that the financial reporting is prepared on a going concern basis; and

iv.                                   The Report states those material risks and uncertainties that are relevant to the expectations of the Company’s continuity for the period of twelve months after the preparation of the Report.

We conduct our operations in accordance with internationally accepted principles of good governance and best practice, while ensuring compliance with the corporate governance requirements applicable in the countries in which we operate. There is considerable overlap between the requirements we must meet under U.S. rules and regulations and the provisions of the Code and we apply most of the provisions of the Code. For clarity purposes, we have listed below deviations from the Code and our reasons for deviating.

1.3.6 Absence of an internal audit department

The audit committee meets with the executive directors of the Board prior to the release of the publicly disclosed financial reports, which enables the audit committee to monitor the quality and the completeness of such reports.

The Board is responsible for establishing and maintaining adequate internal control over financial reporting, as defined in Rules 13a-15(f) and 15d-15(f) under the U.S. Exchange Act and in accordance with the Dutch corporate governance code. This rule defines internal control over financial reporting as a process designed by, or under the supervision of, a company’s chief executive officer and chief financial officer and effected by our board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. Under the direction and supervision of our CEO and based on criteria established in Internal Control—Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”) an assessment on the effectiveness of our internal control over financial reporting was performed. This included testing and evaluating the design and operating effectiveness of our internal controls.

The audit committee did not formally review or consider the need for an internal audit department.

2.1.5 — 2.1.6 Diversity Policy.

The Board applies the criteria for nominating executive and non-executive members of the Board as defined in the charter of the Nominating and Governance Committee. The Company publishes the personal information of a candidate nominated for the Company’s Board at the Company’s website and at the website of the SEC. Currently the Company’s Board consists of nine members, one of whom is female. The Board believes, that whilst gender is an important part of diversity, members of the Board were and will continue to be selected on the basis of the criteria reflected in the charter and  their experience, background, skills, knowledge and insight. The Board feels that this policy serves the interest of the Company and its stakeholders best.

3.1.2                     Remuneration Policy.

vi. If shares are being awarded, the terms and conditions govern this. Shares should be held for at least five years after they are awarded.
vii. If share options are being awarded, the term and conditions governing this and the terms and conditions subject to which the share options can be exercised. Share options cannot be exercised during the first three years after they are awarded.

The stock options, restricted share unites and the performance share unites the Company grants to our executive and non-executive directors of the Board and to our senior management are issued under the 2014 Incentive Plan as amended and are exercisable pursuant to a vesting schedule before the third anniversary of the date of grant, which is contrary to best practices provision 3.1.2 of the Code. The vesting terms of options vary between one and four years, and begin vesting on the first anniversary of date of grant. We believe our vesting schedules are in line with the practices of our peer group used for executive compensation purposes and necessary to attract and retain the best people.

3.2.3 Severance Payment.

The remuneration in the event of a dismissal of the executive director of the Board may exceed one year’s salary. The terms and conditions triggering a higher severance amount have been approved following a review and recommendation by the Compensation Committee. In addition, we believe it is in line with the practice of our peer group used for executive compensation.

3.3 Remuneration of the non-executive Members of the Board.

The non-executive members of the Board are eligible to restricted share units and options grants, and, in case granted, will vest on the first anniversary of the grant date. We believe it is in line with the practice of our peer group used for non-executive compensation.

The Remuneration Policy provides guidelines for the compensation of non-executive directors. The non-executive directors are compensated for their services on the Board as follows:

•                  Each non-executive director receives an annual retainer of $35,000, pro-rated for service over the course of the year.

•                  The chairman of the Board receives an additional annual retainer of $35,000, and as such receives a total annual retainer of $70,000.

•                  Each non-executive director who services as member of a committee of the Board receives additional compensation as follows:

•                  Compensation Committee:  an annual retainer as member of $5,000; the chair receives an annual retainer of $10,000.

•                  Nominating and Corporate Governance Committee:  an annual retainer as member of $5,000; the chair receives an annual retainer of $10,000.

•                  Audit Committee: an annual retainer as member of $7,500; the chair receives an annual retainer of $15,000.

•                  Non-executive director receives an annual equity grant vesting after one year. The total fair value of the grant is divided equally in by fair value between options to acquire our ordinary shares as well as restricted stock units. The size of the annual equity grant is determined by reference to our peer group companies.

Each annual retainer for Board and committee services is payable semi-annually.

Each member of our Board is entitled to be reimbursed for reasonable travel and other expenses incurred in connection with attending meetings of the Board and any committee of the Board on which she or he serves.

3.4.1 Remuneration report.

The Company has not posted a comprehensive report on its website. We engaged an independent, third-party compensation expert to benchmark our remuneration of executive directors and senior management compared to our peer group. Based on this evaluation, we believe our compensation is in line with market practice. The remuneration of the Board is disclosed in Note 18 to the consolidated financial statement.

3.4.2 Agreement of the executive member of the Board.

We do not disclose the main elements of the agreement with the executive director of the Board at the Company’s website. As for the year ended December 31, 2018, the Company was a listed company at Nasdaq. The disclosures made by the Company under the applicable listing rules and which are published at http://www.sec.gov are deemed to be appropriate in this respect.

4.1.8 Attendance of members nominated for the Board

In 2018 Mr. Meek and Mr. Gut were nominated and subsequently appointed non-executive director by the meeting of the shareholders. Both nominees were not present at the meeting of the shareholders.

4.2.2 Policy on bilateral contacts with shareholders

The Company has not formulated a policy on bilateral contacts with shareholders. The Company regularly meets with shareholders in one-on-one situations, which it considers to be in the best interests of the Company and its stakeholders. In such meetings no price-sensitive or material, non-public financial information shall be disclosed.

The Company announces by press release most corporate presentations held at investor conferences and provides for real time participation via webcast. However, considering the Company’s size, it would create an excessive burden to establish and maintain formal bilateral contacts with shareholders. The Company endeavors to facilitate its shareholders by announcing its business updates on its website and follow such updates, to the extent possible, via webcast. The Company does not issue press releases as a standard practice. The Company will undertake that presentations are posted on its website immediately after the meetings in question.

5.1.3 Independence of chairman of the Board.

The chairman of the Board of Directors was president of an affiliated company of the Company in the five years prior to his appointment as chairman of the Board. He is also affiliated with Forbion. Therefore, he is not independent within the meaning of the Code. However, the chairman meets the independent requirements as set by the SEC. The Company believes this deviation is justified both by his specific knowledge and experience of the Company’s business as well as the significant ownership interest Forbion has in the Company.

c)                                      Related party transactions

Details of transactions between the Company and members of the Board of Directors and significant shareholders are set out in Note 17 to the consolidated financial statements and are within the meaning of clause 2.2.3 and clause 2.7.1 of the Code. There have been no material transactions with shareholders holding more than ten percent of the shares in the Company.

d)                                     Functioning of the Board of Directors

The members of the Board have discussed their individual functioning, as well as that of the Board as a whole, on a continuing basis. The Board undertakes a self-assessment of its performance annually to identify, discuss and act on any areas of potential deficiency as well as for overall improvement. Additionally, the Nominating and Governance Committee addresses as a standing agenda item at each meeting the composition of the Board to determine whether the existing members of the Board collectively have the proper profile for the needs of the Company both at  the present time and as are anticipated for the future, which are reported to and discussed with the full Board on a regular basis. In these discussions, also consideration was given to the composition and profile of the Board, as well as the functioning of its members and committees and the Board’s tasks. The profile sets out the types of expertise the Board must possess. Annually, following the completion of the annual review of the Board’s performance, the Board considers and discusses the recommendations by the nominating and corporate governance committee. The chairman of the Board reviews and assesses the performance of the executive director. As the Board devotes time and addresses the issues reported at regular scheduled Board meetings, the Board, in our view satisfies the defined requirements, and we consider the composition to be adequate for the proper performance of its duties. The Board has appointed from among its members three separate committees with special tasks, the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. These committees prepare the decision making of the Board on the relevant matters. The following regulations can be found on the Company’s website: Corporate Governance Guidelines and Rules for the Board of Directors, Disclosure Policy, Expanded Access Policy, Insider Trading Policy, Code of Business Conduct and Ethics, Related Party Transaction Policy, Audit Committee Charter, Compensation Committee Charter, Nominating and Corporate Governance Committee Charter, Remuneration Policy and the Articles of Association of the Company.

e)                                      Compensation of the executive directors

This report sets out the remuneration policy operated by the Company in respect of its executive director.

It is our aim to encourage and reward superior performance by the executive directors with that performance being measured against achieving corporate goals, strong financial performance and the delivery of value to shareholders.

The Compensation Committee believes that the current policy retains and motivates the executive director appropriately while enforcing a strong pay for performance culture within the company. The Compensation Committee continues to review the policy on an annual basis to ensure that it is in line with the Company’s objectives and shareholders’ interests.

Details of compensation to the executive directors are set out in Note 18 to the consolidated financial statements.

Salary

We utilize base salary to incentivize company and individual performance in relation to competitive market conditions. Base salaries are reviewed annually and revised salaries take effect from the start of the financial year. The review process is managed by the Compensation Committee which each year assesses the market competitiveness of pay primarily in terms of total remuneration, with less emphasis on base salary.

Bonuses

Short-term incentives are tied to the achievement of pre-determined performance criteria. The 2018 target bonus of Mr. Kapusta under his employment contract is equal to 50% of base salary. The target bonus of Mr. Gut under his employment contract is equal to 40% of base salary. The performance criteria determining the actual level of bonus payable are set by the Board on the recommendation of the Compensation Committee, by reference to the achievement of the Company’s goals and in the case of Mr. Gut company and individual goals for the year.

Long-term incentives

Our long-term incentives consist of annual and periodic equity awards linked to continued employment and, at the Board’s discretion, the achievement of certain performance targets. Equity awards include options to purchase the Company’s ordinary shares, restricted share units as well as performance share units. Details of Mr. Kapusta’s and Mr. Gut’s equity awards are set out in Note 10 to the consolidated financial statements.

Pensions

Starting in 2016, the Company operates a qualified 401(k) Plan for all employees including its Chief Executive Officer and Chief Medical Officer, at its Lexington, Massachusetts facility in the USA, which offers both a pre-tax and post-tax (Roth) component. Employees may contribute up to 50% of their pre-tax compensation, which is subject to IRS statutory limits for each calendar year. The Company matches $0.50 for every $1.00 contributed to the plan by participants, up to 6% of base compensation.

f)                                       Financial statements

The Annual Accounts have been prepared by our CEO and CMO and discussed within the Board. The Report of the Independent Auditor, PricewaterhouseCoopers Accountants N.V., is included in ‘D Other Information.’ The financial statements are being presented for adoption by shareholders at the Annual Meeting. The Board recommends that shareholders adopt these financial statements.

g)                                     Shareholders and the general meeting of shareholders

The AGM shall be held within six months after the end of each financial year. The Company’s financial year is equal to a calendar year. The Board or those who are authorized by law or pursuant to the articles of association of the Company may convene the AGM. The Articles of Association provide that, unless another majority of votes or a quorum is required by virtue of law, all resolutions of the General Meeting shall be adopted by at least a simple majority cast, in a meeting where more than 33 1/3% of the issued share capital is represented.

An Extraordinary General Meeting of Shareholders may be convened by the Board or by those who are authorized by law or pursuant to the articles of association of the Company.

In accordance with Dutch law and the articles of association, shareholders representing alone or in aggregate at least one-tenth of the Company’s issued and outstanding share capital can petition a court for authorization to convene a General Meeting of Shareholders after first requesting the Company to convene a general meeting.

A record date shall apply to establish which shareholders are entitled to attend and vote in the General Meeting of Shareholders. The Company applies as record date the date as set by the Dutch Civil Code, i.e. the twenty-eighth day prior to the date of the meeting..

Each of uniQure’s shares is entitled to one vote. Shareholders may vote by proxy. The voting rights attached to any of the shares held by the Company are suspended as long as they are held in treasury.

Amendment of the Articles of Association

The General Meeting of Shareholders may resolve to amend the articles of association at the proposal of the Board.

Issuance of ordinary shares and options

The General Meeting of Shareholders, following a proposal by the Board, is authorized to issue shares or grant rights thereto. Following a proposal by the Board the General Meeting of Shareholders can delegate this authority to the Board. On June 13, 2018, the General Meeting of Shareholders delegated the authority to the Board to issue ordinary shares in the share capital of the Company and to grant rights to subscribe for ordinary shares and to limit or exclude pre-emptive rights in connection therewith:

•                  For a period of 18 months with effect from June 13, 2018. The number of ordinary shares to be issued shall be up to a maximum of (i) the authorized share capital of the Company in the event of an underwritten public offering, or (ii) a maximum of 19.9% of the Company’s aggregate issued capital at the time of issuance in connection with any other single issuances (or series of related issuances)

Acquisition of own shares

The Company may acquire its own fully paid shares at any time for nil consideration (om niet). Furthermore, subject to certain provisions of Dutch law and the articles of association, the Company may acquire fully paid shares in the Company’s own capital, within the limits set by Dutch law.

Unless for nil consideration, shares may only be acquired subject to a resolution of the Board and authorized by the General Meeting of Shareholders. Such authorization from the General Meeting of Shareholders for the acquisition of the Company’s shares shall specify the number of shares that may be acquired, the manner in which these shares may be acquired and the price range within which shares may be acquired. Such authorization shall be valid for a period of not more than 18 months and may be extended from time to time for a period of not more than 18 months. On June 13, 2018, the General Meeting of Shareholders furthermore authorized the Board to acquire the Company’s own fully paid ordinary shares up to a maximum of ten percent of the Company’s issued share capital within the limits set by Dutch law and the Company’s articles of association through purchase on the public market or otherwise at a purchase price between the nominal value of the ordinary shares concerned and an amount equal to 110% of the highest price officially quoted for the ordinary shares on any of the official stock markets on which the Company’s ordinary shares are listed during any of 30 banking days preceding the date the repurchase is effected or proposed.

No authorization from the General Meeting of Shareholders is required for the acquisition of fully paid shares for the purpose of transferring these shares to employees under a scheme applicable to such employees. Any shares the Company held in its own capital may not be voted or counted for voting quorum purposes.

Reduction of share capital

Subject to Dutch law, the General Meeting of Shareholders may resolve to reduce the Company’s issued and outstanding share capital by (i) amending the Articles of Association to reduce the nominal value of the shares or (ii) canceling:

•                  shares which the Company holds itself in the Company’s share capital, or

•                  all issued shares against repayment of the amount paid on those shares.

Dividends and other distributions

The Board may determine which part of the profits shall be added to the reserves. The part of the profit remaining after reservation shall be at the disposal of the General Meeting, which may resolve to carry it to the reserves or to distribute it among the Shareholders.

Under the Articles of Association, the Company may make distributions of profit to the Company’s shareholders after adoption of the Company’s annual accounts demonstrating that such distributions are legally permitted. With due observance of applicable law and the articles of association, the Board may resolve to make interim distributions to the Shareholders.

The General Meeting of Shareholders may, at the proposal of the Board, resolve to distribute to the Shareholders a dividend in the form of shares in the share capital of the Company. Each of the Company’s shares entitled its holder to equal ranking rights to dividends and other distributions.

5                                         Statement of the Board of Directors

The Board of Directors is responsible for the preparation of the Annual Accounts and the Annual Report of uniQure N.V. for the year ended December 31, 2018, in accordance with applicable Dutch law and International Financial Reporting Standards (“IFRS”) as adopted by the European Union, (“EU”).

RESPONSIBILITY STATEMENT PURSUANT TO SECTION 5:25C PARAGRAPH 2(C) OF THE DUTCH FINANCIAL MARKETS SUPERVISION ACT (‘Wet op het financieel toezicht’)

Each of the Directors of the Board confirms that to the best of his or her knowledge:

•                  the uniQure N.V. 2018 Annual Accounts give a true and fair view of the assets, liabilities, financial position and profit or loss of uniQure N.V. and the entities included in the consolidation;

•                  the uniQure N.V. 2018 Annual Report gives a true and fair view of the state of affairs on December 31, 2018, the course of business during the financial year of uniQure N.V. and of the entities affiliated to it whose data are included in the 2018 Annual Accounts and that the 2018 Annual Report describes the substantial risks with which uniQure N.V. is confronted

Amsterdam, May 3, 2019

Executive Directors	Non-Executive Directors

Matthew Kapusta, Chief Executive Officer	Philip Astley-Sparke, Chairman

Robert Gut, Chief Medical Officer	Jack Kaye, Member

David Schaffer, Member

Paula Soteropoulos, Member

Madhavan Balachandran, Member

Jeremy P. Springhorn, Member

David Meek, Member

B             Consolidated Financial Statements of uniQure N.V. for the year ended December 31, 2018

uniQure N.V.

Consolidated Statements of Financial Position

		December 31,	December 31,
	Note	2018	2017
		$ in thousands
Current assets
Cash and cash equivalents	3	234,898	159,371
Unbilled revenue and accounts receivable from related party	4	233	1,586
Prepaid expenses		1,116	1,139
Other current assets		329	687
Total current assets		236,576	162,783
Non-current assets
Property, plant and equipment	5	29,179	34,281
Intangible assets other than goodwill	6	5,201	8,803
Goodwill	2	506	530
Restricted cash	3	2,444	2,480
Total non-current assets		37,330	46,094
Total assets		273,906	208,877
Current liabilities
Accounts payable		3,792	2,908
Accrued expenses and other current liabilities	7	8,232	8,838
Borrowings	8	—	1,111
Deferred rent	15	311	737
Deferred revenue	4	7,634	4,613
Contingent consideration	3	—	1,084
Total current liabilities		19,969	19,291
Non-current liabilities
Borrowings	8	35,010	18,327
Deferred rent	15	8,761	9,114
Deferred revenue	4	28,861	67,408
Contingent consideration	3	—	2,880
Derivative financial instruments related party	3	803	1,298
Other non-current liabilities		435	614
Total non-current liabilities		73,870	99,641
Total liabilities		93,839	118,932

Shareholders’ equity
Share capital		2,299	1,947
Share premium		658,877	516,043
Other reserves		48,010	39,075
Accumulated deficit		(529,119)	(467,120)
Total shareholders’ equity	9	180,067	89,945
Total liabilities and shareholders’ equity		273,906	208,877

The accompanying notes are an integral part of these consolidated financial statements.

uniQure N.V.

Consolidated Statements of Profit or Loss and Other Comprehensive Income or Loss

		Years ended December 31,
	Note	2018	2017
		$ in thousands, except for per share data (in $)
License revenues	4	7,528	4,129
Collaboration revenues	4	3,756	8,978
Total revenues		11,284	13,107
Operating expenses:
Research and development expenses	11	(75,440)	(72,383)
Selling, general and administrative expenses	11	(25,594)	(25,038)
Total operating expenses		(101,034)	(97,421)
Other income	4	2,146	15,430
Other expense	7	(1,710)	(3,073)
Loss from operations		(89,314)	(71,957)
Finance income	12	7,319	117
Finance expense	12	(2,889)	(8,748)
Finance income / (expense) - net		4,430	(8,631)
Loss before income tax (expense) / benefit		(84,884)	(80,588)
Income tax (expense) / benefit	13	(231)	199
Net loss		(85,115)	(80,389)
Total other comprehensive (loss) / income, net of income tax:
Items that may be reclassified subsequently to profit or loss
Foreign currency translation adjustments net of tax impact of $(0.2) million for the year ended December 31, 2018 (2017: $0.2 million)		(5,237)	2,757
Total comprehensive loss		(90,352)	(77,632)

Basic and diluted loss per share		(2.39)	(2.98)
Weighted average shares used in computing basic and diluted net loss per ordinary share	14	35,639,745	26,984,183

The accompanying notes are an integral part of these consolidated financial statements.

uniQure N.V.

Consolidated Statements of Changes in Equity

		Share Capital		Share	Other	Accumulated	Total
	Note	No. of shares	Amount	Premium	Reserves	deficit	equity
		$ in thousands (except number of shares)
Balance at January 1, 2017		25,257,420	1,593	424,446	26,191	(386,731)	65,499

Net loss		—	—	—	—	(80,389)	(80,389)
Other comprehensive income		—	—	—	2,757	—	2,757
Total comprehensive loss		—	—	—	2,757	(80,389)	(77,632)
Follow-on public offering	9	5,000,000	294	84,996	—	—	85,290
Shares issued as consideration in a business combination		64,648	4	584	—	—	588
Exercises of share options	10	603,740	32	4,088	—	—	4,120
Exercises of convertible loan warrants	9	114,172	7	1,946	—	—	1,953
Restricted and performance share units distributed during the period	10	299,060	17	(17)	—	—	—
Share-based compensation expense	10	—	—	—	10,127	—	10,127
Balance at December 31, 2017		31,339,040	1,947	516,043	39,075	(467,120)	89,945

Cumulative effect of retroactive implementation of IFRS 15 revenue recognition	4	—	—	—	1,802	23,116	24,918
Net loss		—	—	—	—	(85,115)	(85,115)
Other comprehensive loss		—	—	—	(5,237)	—	(5,237)
Total comprehensive loss		—	—	—	(3,435)	(61,999)	(65,434)
Follow-on public offering	9	5,175,000	309	138,052	—	—	138,361
Exercises of share options	10	425,074	19	4,741	—	—	4,760
Restricted and performance share units distributed during the period	10	409,948	24	(24)	—	—	—
Share-based compensation expense	10	—	—	—	12,370	—	12,370
Issuance of common stock relating to employee stock purchase plan	10	2,591	—	65	—	—	65
Balance at December 31, 2018		37,351,653	2,299	658,877	48,010	(529,119)	180,067

The accompanying notes are an integral part of these consolidated financial statements

uniQure N.V.

Consolidated Statements of Cash Flows

		Years ended December 31,
	Note	2018	2017
		$ in thousands
Cash flows from operating activities
Net loss		(85,115)	(80,389)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation, amortization, impairments and losses of intangible assets and property, plant and equipment	5, 6	11,672	8,310
Share-based compensation expense	10	12,370	10,127
Change in fair value of derivative financial instruments and contingent consideration	3	(4,054)	5,194
Unrealized foreign exchange (gains) / losses		(5,535)	4,222
Change in deferred taxes	13	231	209
Change in lease incentive	15	(330)	2,215
Deferred revenue	4, 7	(8,462)	(21,078)
Changes in operating assets and liabilities:
Unbilled revenue and accounts receivable, prepaid expenses and other current assets	4	(1,115)	9,598
Accounts payable		1,065	(1,670)
Accrued expenses and other liabilities	7	2,651	499
Cash used in operating activities		(76,622)	(62,763)
Interest paid	12	(2,141)	(1,624)
Interest received	12	2,729	117
Net cash used in operating activities		(76,034)	(64,270)
Cash flows from investing activities
Restricted cash		—	(567)
Purchase of intangible assets	6	(1,861)	(1,122)
Purchase of property, plant and equipment	5	(2,384)	(4,461)
Net cash used in investing activities		(4,245)	(6,150)
Cash flows from financing activities
Proceeds from issuance of shares related to employee stock option plans	10	4,825	4,044
Proceeds from exercises of convertible loan warrants	10	—	1,322
Proceeds from public offering of shares	9	147,488	91,250
Share issuance costs	9	(9,127)	(5,960)
Proceeds from loan amendment	8	15,000
Fees paid for loan amendment	8	(225)
Contingent consideration payment	3	—	(582)
Net cash generated from financing activities		157,960	90,074
Currency effect cash and cash equivalents		(2,154)	7,221
Net increase in cash and cash equivalents		75,527	26,875
Cash and cash equivalents at the beginning of the year		159,371	132,496
Cash and cash equivalents at the end of the year		234,898	159,371

The accompanying notes are an integral part of these consolidated financial statements.

Notes to the Consolidated Financial Statements

1.                                      General information

uniQure N.V.

uniQure N.V. (the “Company”) was incorporated on January 9, 2012 as a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) under the laws of the Netherlands. The Company is a leader in the field of gene therapy and seeks to deliver to patients suffering from rare and other devastating diseases single treatments with potentially curative results. The Company’s business was founded in 1998 and was initially operated through its predecessor company, Amsterdam Molecular Therapeutics (AMT) Holding N.V (“AMT”). In 2012, AMT undertook a corporate reorganization, pursuant to which uniQure B.V. acquired the entire business and assets of AMT and completed a share-for-share exchange with the shareholders of AMT. Effective February 10, 2014, in connection with its initial public offering, the Company converted into a public company with limited liability (naamloze vennootschap) and changed its legal name from uniQure B.V. to uniQure N.V. Unless the context indicates otherwise, all references to “uniQure” or the “Company” refer to uniQure and its consolidated subsidiaries.

The Company is registered in the trade register of the Dutch Chamber of Commerce (Kamer van Koophandel) under number 54385229. The Company’s headquarters are in Amsterdam, the Netherlands, and its registered office is located at Paasheuvelweg 25a, Amsterdam 1105 BP, the Netherlands and its telephone number is +31 20 240 6000. The Company’s website address is www.uniqure.com.

The Company’s ordinary shares are listed on the NASDAQ Global Select Market and trades under the symbol “QURE”.

The Financial Statements were authorized for issue by the board of directors on May 3, 2019 and will be filed at the trade register of the Chamber of Commerce in Amsterdam, the Netherlands within eight days after adoption by the 2019 general meeting of shareholders.

We are a leader in the field of gene therapy, seeking to develop one-time administered treatments with potentially curative results for patients suffering from genetic and other devastating diseases. We are working to advance a focused pipeline of innovative gene therapies that have been developed both internally and through partnerships, such as our collaboration with Bristol Myers-Squibb focused on cardiovascular diseases. In January 2019, we commenced the dosing phase of a pivotal study of AMT-061, our lead product candidate for patients with hemophilia B. Also, in January 2019, we received notice from the FDA of the clearance of our IND application for AMT-130, our product candidate for patients with Huntington’s disease, thereby enabling us to initiate our Phase I/II clinical study. In November 2018 we announced the expansion of our research pipeline to include additional novel gene therapy candidates for treating additional indications, including hemophilia A, Fabry disease and SCA3.

We believe our gene therapy technology platform and manufacturing capabilities provide us distinct competitive advantages, including the potential to reduce development risk, cost and time to market. We produce our adeno-associated virus based, or AAV-based, gene therapies in our own facilities with a proprietary, commercial-scale, current good manufacturing practices, compliant, manufacturing process. We believe our Lexington, Massachusetts-based facility is one of the world’s leading, most versatile, gene therapy manufacturing facilities.

Organizational structure of uniQure

uniQure N.V. is the ultimate parent of the following entities:

Entity name
uniQure biopharma B.V.
uniQure IP B.V.
uniQure Inc.
uniQure GmbH (merged into uniQure biopharma B.V. effective January 1, 2019)

2.                                      Summary of Significant Accounting Policies

The principal accounting policies applied in the preparation of these consolidated financial statements are set out below. These policies have been consistently applied to all the years presented, unless otherwise stated.

2.1                               Basis of Preparation

The Company prepared its consolidated financial statements in compliance with International Financial Reporting Standards (“IFRS”) as endorsed by the European Union and effective as of December 31, 2018.

The consolidated financial statements have been prepared on a historical cost basis, except for derivative financial instruments and contingent consideration, which are recorded at fair value through profit or loss.

The functional currency of the Company and each of its entities (with the exception of uniQure Inc.) is the euro (€). This represents the currency of the primary economic environment in which the entities operate. The functional currency of uniQure Inc. is the U.S. dollar.

The Company files consolidated financial statements with the Securities and Exchange Commission in accordance with U.S. generally accepted accounting principles, presented in U.S. dollars ($). To consistently report financial information the Company is also presenting its consolidated financial statements in accordance with IFRS in U.S. dollars ($), except where otherwise indicated. Transactions denominated in currencies other than U.S. dollars are presented in the transaction currency with the U.S. dollar amount included in parenthesis, converted at the foreign exchange rate as of the transaction date.

Foreign currency transactions are translated into the functional currency using the exchange rates prevailing at the dates of the transactions. Foreign exchange gains and losses resulting from the settlement of such transactions and from the remeasurement at exchange rates prevailing at reporting date of monetary assets and liabilities denominated in foreign currencies are recognized in profit and loss.

Upon consolidation, the assets and liabilities of foreign operations are translated into the functional currency of the shareholding entity at the exchange rates prevailing at the reporting date; items of income and expense are translated at monthly average exchange rates. The consolidated assets and liabilities are translated from uniQure N.V.’s functional currency into the reporting currency U.S. dollar at the exchange rates prevailing at the reporting date; items of income and expense are translated at monthly average exchange rates. Issued capital and share premium are translated at historic rates with differences to the reporting date rate, recorded as translation adjustments in other reserves. The exchange differences arising on translation for consolidation are recognized in other comprehensive income. On disposal of a foreign operation, the component of other comprehensive income relating to the foreign operation is recognized in profit or loss. As the intercompany funding of the Company’s Lexington operations is neither planned nor likely to be settled in the foreseeable future, the associated foreign exchange effect is presented as other reserves.

The consolidated financial statements presented have been prepared on a going concern basis based on the Company’s cash and cash equivalents as of December 31, 2018, and the Company’s budgeted cash flows for the twelve months following the issurance date.

Change in accounting policy

Effective January 1, 2018, the Company adopted new revenue recognition policies in accordance with IFRS 15 retrospectively with the cumulative effect of initially applying the standard as an adjustement to the opening balance of accumulated deficit. The new revenue recognition policies replaces the existing revenue recognition guidance, including IAS 18 Revenue. The Company elected to implement IFRS 15 by applying it to active collaboration arrangements as of January 1, 2018 and to record a cumulative adjustment of revenue previously recognized to the accumulated deficit as of January 1, 2018. The impact of implementing IFRS 15 is summarized below:

•                  Recognized $7.5 million of license revenue during the twelve months ended December 31, 2018, related to the collaboration with BMS compared to $4.2 million that would have been recognized in accordance with the previous revenue recognition policies;

•                  Continued to present revenue recognized during the twelve months ended December 31, 2017 in accordance with the previous revenue recognition policies;

•                  Decreased the accumulated deficit by $24.9 million as of January 1, 2018 and decreased deferred revenue as of the same date by $24.9 million.

In accordance with the previous revenue recognition policies the Company had concluded that the BMS collaboration agreement consisted of three performance obligations, (i) technology (license and target selections), know how and manufacturing in the field of gene therapy and development and active contribution to the development through the joint steering committee participations, (ii) provision of employees, goods and services for research, and (iii) clinical and commercial manufacturing. The Company determined that these three performance obligations are substantially identical with the performance obligations in accordance with the new revenue recognition policies:

(i)                                     Providing access to its technology and know-how in the field of gene therapy as well as actively contributing to the target selection, the collaboration as a whole, the development during the target selection, the pre-clinical and the clinical phase through participating in joint steering committee and other governing bodies (“License Revenue”);

(ii)                                  Providing pre-clinical research activities (“Collaboration Revenue”); and

(iii)                               Providing clinical and commercial manufacturing services for products (“Manufacturing Revenue”).

License Revenue

The Company previously recognized License Revenue over the expected performance period on a straight-line basis commencing on May 21, 2015. The Company now recognizes License Revenue over the expected performance period based on its measure of progress toward the completion of certain activities related to its services (see note 4 for a detailed discussion).

Collaboration and Manufacturing Revenue

The adoption of IFRS 15 did not materially impact the recognition of Collaboration or Manufacturing revenue.

2.2         Use of judgements and estimates

In preparing these consolidated financial statements, management made judgements, estimates and assumptions that affect the application of the Company’s accounting policies and the reported amounts of assets, liabilities, income and expenses. Actual results may differ from these estimates.

Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to estimates are recognized prospectively.

Estimates and assumptions are primarily made in relation to revenue recognition in the determination and measurement of performance obligations and assessment of the performance period over which license revenue is recognized, income taxes, including the realization of deferred tax assets, fair value of derivative financial instruments, share-based compensation, measurement of accrued expenses which have not yet been invoiced as of the reporting date and business combinations including contingent consideration payable. If actual results differ from the Company’s estimates, or to the extent these estimates are adjusted in future periods, the Company’s results of operations could either benefit from, or be adversely affected by, any such change in estimate.

Collaboration agreements

The Company currently generates its revenue through collaboration agreements. Such agreements may consist of multiple elements and provide for varying consideration terms — reimbursement for services rendered, product sales, non-refundable up-front payment and target designation fees and research and development milestone payments — requiring significant analysis by management to determine the appropriate method of revenue recognition.

Further information on significant collaboration agreements is included in 2.17 Revenue Recogntion and Note 4.

Upon the closing of the BMS collaboration in the second quarter of 2015, the Company issued derivative financial instruments to BMS. Refer to Note 3.3 for more information on the inputs used in determining the fair value and an analysis of sensitivity from unobservable inputs.

Research and development expenditures

As of each reporting date, the Company estimates the level of service performed by its vendors or other counterparties and the associated costs incurred for the services performed. As part of the process of preparing the Company’s consolidated financial statements, the Company is required to estimate its accrued expenses. This process involves reviewing quotations and contracts, identifying services that have been performed on the Company’s behalf, estimating the level of service performed and the associated cost incurred for the service when it has not yet been invoiced or otherwise notified of the actual cost. The significant estimates in its accrued research and development costs are related to fees paid to clinical research organizations (“CROs”) in connection with research and development activities for which the Company has not yet been invoiced.

Share-based compensation

The Company issues share-based compensation awards, generally in the form of options to purchase ordinary shares, restricted share units and performance based restricted share units to its employees and directors. The Company measures share based compensation expense related to these awards by reference to the estimated fair value of the award at the date of grant or the date on which performance is determined in case the grant is subject to meeting specified performance criteria. Judgements and estimates related to share-based compensation expenses consist of expected number of instruments to vest, discount rates, volatility and exercise behavior. Refer to Note 10 for more information of the inputs used in determining the fair value of instruments granted.

Forfeiture of employee options are recognized as they occur. The Company expects all vested options to be exercised over the remainder of their contractual life. The Company considers the expected life of the options to be in line with the average remaining term of the options post vesting.

Contingent consideration

Each reporting period, the Company revalues the contingent consideration obligations associated with this business combination to their fair value and records changes in the fair value within research and development expenses. Changes in contingent consideration result from changes in assumptions regarding the probabilities of successful achievement of related milestones, the estimated timing in which milestones are achieved and the discount rate used to estimate the fair value of the liability. Payments made soon after the acquisition date are recorded as cash flows from financing activities, and payments, or the portion of the payments, not made soon after the acquisition date are recorded as cash flows from operating activities.

In 2014, following the acquisition of InoCard (later renamed uniQure GmbH), the Company recorded a contingent consideration obligation at the July 31, 2014 acquisition date of $1.7 million. The amount payable is contingent upon realization of the following milestones as amended in August 2017:

•                  early candidate nomination of product by a related party;

•                  acceptance of investigational new drug application by the United States Food and Drug Administration or an equivalent filing in defined Western European countries or Japan;

•                  completion of dosing of all patients in the first clinical study; and

•                  full proof of concept of the product in humans after finalization of the first clinical study.

The valuation of the contingent liability is based on significant inputs not observable in the market such as the probability of success (“POS”) of achieving the above research milestones (estimated as likely for the first three milestones as of the reporting date), the time at which the research milestones are expected to be achieved (ranging from 2018 to 2021), as well as the discount rate applied. The POS as well as the discount rate both reflect the probability of achieving a milestone as of a specific date. In June 2017, the Company replaced the risk-adjusted discount rate of 30.0% with its weighted average rate of capital of 14.5% to reflect the full integration of the acquired business into its operation. All of the above resulted in a $0.3 million increase of the liability. The Company applied a WACC of 12.0% as of December 31, 2017. In 2018, the Company does not expect to realize the milestone payments. Refer to Note 3.

2.3                               New standards, amendments and interpretations

New and amended standards adopted by the Company in 2018

The Company adopted IFRS 15 Revenue from Contracts with Customers. Refer to section Change in Accounting Policy for details.

New and amended standards not yet adopted by the Company

A number of new standards and amendments to standards are effective for annual periods ending after December 31, 2018, and earlier application is permitted; however, the Company has not early adopted the following new or amended standards in preparing these consolidated financial statements.

IFRS 16 ‘Leases’

IFRS 16 introduces a single, on-balance sheet lease accounting model for lessees. IFRS 16 replaces existing guidance including IAS 17 and related interpretations. The standard is effective for annual periods beginning on or after January 1, 2019.

The Company substantially completed the identification of the impacted leases. The most significant impact identified is that the Company will recognize new assets and liabilities for its operating leases for land and buildings at its Amsterdam and Lexington sites. The lease liability will be measured at the present value of the remaining lease payments, discounted using the Company’s incremental borrowing rate at the date of initial application. The Company estimates a lease liability of $28.1 million related to these buildings as of January 1, 2019. A portion will be classified as current while the remainder is classified as a non-current liability. The non-current liability is estimated at $23.8 million while the current portion of the lease liability is estimated at $4.3 million. A corresponding right-of-use asset will be recognized. The right-of-use asset will be recognized at the date of initial application and measured at an amount equal to the lease liability, adjusted by the amount of any prepaid or accrued lease payments relating to that lease recognized in the statement of financial position immediately before the date of initial application. The Company estimates a right-of-use asset of $19.0 million. In addition, the nature of expenses related to those leases will now change as IFRS 16 replaces the straight-line operating lease expense with a depreciation charge for right-of-use assets and interest expense on lease liabilities.

For leases with a term of 12 months or less, a lessee is permitted to make an accounting policy election by class of underlying asset not to recognize lease assets and lease liabilities. The Company expects to utilize this election. The Company will present lease liabilities and right-of-use assets separately from other liabilities and other assets. Within the statement of profit or loss, the interest expense on the lease liability will be presented separately from the depreciation charge for the right-of-use asset. In the statement of cash flows, cash payments for the principal portion of the lease liability will be classified within financing activities; cash payments for the interest portion of the lease liability will be classified in line with the requirements in IAS 7 Statement of Cash Flows for interest paid; and short-term lease payments, payments for leases of low-value assets and variable lease payments not included in the measurement of the lease liability will be classified within operating activities. Additionally, the Company has a sublease for its Amsterdam building. As the head lease is not a short-term lease, the sublease will be classified by reference to the right-of-use asset arising from the head lease.

The Company expects that adoption of IFRS 16 does not impact its ability to comply with the covenants imposed by the Hercules loan facility.

Other new and amended standards not yet adopted by the Company.

There are no other IFRSs or IFRIC interpretations that are not yet effective that would have a material impact on the Company in the current or future reporting periods and on foreseeable future transactions.

2.4                               Consolidation

The consolidated financial statements comprise the financial statements of the Company and its subsidiaries. Subsidiaries are entities controlled by the Company that the Company is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity. The financial statements of subsidiaries are included in the consolidated financial statements from the date control commences until the date control ceases.

Intra-group balances and transactions, and any unrealized income and expenses arising from intra-group transactions, are eliminated.

2.5                               Current versus non-current classification

The Company classifies assets and liabilities as current when they are expected to be realized or settled within twelve months after the end of the reporting period (except for liabilities for which the Company does not have an unconditional right to defer settlement of that liability for at least twelve months after the end of the reporting period), when they are realized or settled within the Company’s normal operating cycle or when they are primarily held for trading purposes. Cash and cash equivalents are presented as current unless it is restricted from being exchanged or used to settle a liability for at least twelve months after the reporting period.

Deferred tax assets and liabilities are classified as non-current.

2.6                               Fair value measurement

The Company measures financial instruments such as derivatives and non-financial assets at fair value at each reporting date using valuation techniques that are appropriate in the circumstances and for which sufficient data are available as disclosed in Note 3.3.

2.7                               Segment reporting

The Company’s chief operating decision-maker regularly reviews and determines whether a particular component of uniQure’s activities constitutes a separate operating segment by identifying and reviewing the allocation of resources to that component of uniQure’s activities and/or assessing the performance of that particular component of uniQure’s activities. The leadership team is identified as the chief operating decision-maker and reviews the consolidated operating results regularly to make decisions about the resources and to assess overall performance. The leadership team regularly reviews total cash operating expenditures by departmental area. The leadership team has determined that the activities of uniQure are one segment, which comprises the discovery, development and commercialization of innovative gene therapies, and the segmental analysis is the same as the analysis for uniQure as a whole.

2.8                               Notes to the Consolidated Statement of Cash Flows

The consolidated statements of cash flows have been prepared using the indirect method. Cash and cash equivalents include bank balances, demand deposits and other short-term highly liquid investments (with maturities of less than three months at time of purchase) that are readily convertible into a known amount of cash and are subject to an insignificant risk of fluctuation in value.

Cash flows denominated in foreign currencies are translated at the average exchange rates for the reporting period. Exchange differences, if any, affecting cash and cash equivalents are presented separately in the consolidated statements of cash flows.

2.9                               Intangible Assets

(a)                                 Licenses

Acquired licenses have a finite useful life and are carried at cost less accumulated amortization and impairment losses. Amortization is calculated using the straight-line method to allocate the cost of licenses over their estimated useful lives (generally 20 years unless a license expires prior to that date).

(b)                                 Research and development

Research and development expenditures are expensed as incurred. Development expenses are capitalized prospectively following regulatory approval for commercial production of a target.

(c)                                  Acquired research & development

Acquired research and development (“Acquired R&D”) represents the fair value assigned to intangible assets in incomplete research projects that the Company acquires through business combinations. The amounts are capitalized and are accounted for as indefinite-lived intangible assets, subject to impairment testing until completion, abandonment of the projects or when the research findings are commercialized through a revenue-generating project. Upon successful completion or commercialization of a project, uniQure will make a determination as to the then useful life of the intangible asset, generally determined by the period in which the substantial majority of the cash flows are expected to be generated, and begin amortization. In case of abandonment, the asset will be written off.

(d)                                 Goodwill

Goodwill, originating from the acquisition of InoCard in July 2014, represents the excess of the consideration transferred over the fair value of the identifiable net assets acquired. The carrying amount of goodwill for the year ended December 31, 2018, was $0.5 million (2017: $0.5 million).

2.10                        Property, plant and equipment

Property, plant and equipment comprise mainly of laboratory equipment, leasehold improvements, construction-in-progress (“CIP”), and office equipment. All property, plant and equipment is stated at cost less accumulated depreciation. CIP consists of capitalized expenses associated with construction of assets not yet placed into service. Depreciation commences on CIP based on its useful life or when the asset is ready for its intended use.

Subsequent costs are included in the asset’s carrying amount or recognized as a separate asset, as appropriate, when it is probable that future economic benefits associated with the item will flow to uniQure and the cost of the item can be measured reliably. All other repairs and maintenance costs are expensed as incurred. Upon disposal, the related cost and accumulated depreciation is removed from the accounts and any resulting gain or loss on the transaction is recognized in the consolidated statements of operations and comprehensive loss.

Depreciation is calculated using the straight-line method over the estimated useful lives of the assets (or in the case of leasehold improvements a shorter lease term), which are as follows:

☐ Leasehold improvements	Between 10 — 15 years
☐ Laboratory equipment	5 years
☐ Office equipment	Between 3 — 5 years

The assets’ residual values and useful lives are reviewed, and adjusted if appropriate, at each reporting date. An asset’s carrying amount is written down immediately to its recoverable amount if the asset’s carrying amount is greater than its estimated recoverable amount.

2.11                        Impairment

Non-financial assets

Following the discontinuation of the Glybera program in 2017, uniQure’s operations are operated through one cash-generating unit. The Company applies a fair value less cost of disposal concept to measure impairments. Accordingly, the Company compares the enterprise value (calculated by multiplying the outstanding ordinary shares as per the valuation date with the price of an ordinary share) increased by the Company’s debt and similar items and reduced for the Company’s cash and cash equivalents, with the carrying amount of the cash-generating unit. An impairment loss is recognized to the extent the asset’s carrying amount exceeds its recoverable amount.

Goodwill impairment reviews are undertaken annually or more frequently if events or changes in circumstances indicate a potential impairment.

Non-financial assets, other than goodwill, that have been previously impaired are reviewed for possible reversal of the impairment at each subsequent reporting date.

2.12                        Financial instruments, equity

Initial recognition and measurement

Unbilled revenue without a significant financing component are initially measured at the transaction price. All other financial assets and financial liabilities are initially recognized when the Company becomes a party to the contractual provisions of the instrument.

A financial asset (unless it is unbilled revenue or accounts receivable without a significant financing component) or a financial liability is initially measured at fair value plus, for an item not at fair value through profit and loss, transaction costs that are directly attributable to its acquisition or issue.

Financial assets

Unbilled revenue is recognized and measured at amortized cost once services have been rendered. The Company subsequently recognizes an allowance for expected life time credit losses, which is presented within “Other expense” in the Consolidated Statements of Profit or Loss and Other Comprehensive Income unless material. The Company applies a simplified approach to measurement of expected life time credit losses based on the probability of default of its counterparties. The probability of default is derived from applicable external credit ratings. Loss allowances for financial assets measured at amortized cost are deducted from the gross carrying amount of the assets.

All other financial assets are recognized when the Company becomes a party to the contractual provisions of the instrument.

The Company derecognizes a financial asset when the contractual rights to the cash flows from the financial asset expire.

Borrowings

The Company classifies and measures borrowings initially at fair value and subsequently measures borrowings at amortized cost using the effective interest method. The Company recognizes interest expense and foreign exchange gains and losses in the Consolidated Statements of Profit or Loss and Other Comprehensive Income. The Company derecognizes borrowings when its contractual obligations are discharged or cancelled, expire, or its terms are modified and the cash flows of the modified liability are substantially different. The Company also recognizes any gain or loss on derecognition is in the Consolidated Statements of Profit or Loss and Other Comprehensive Income. If the cash flows of the borrowings do not substantially differ before and after modification, then the Company continues to apply the originally effective interest rate and recognizes the difference in net present value as at modification date in the Consolidated Statements of Profit or Loss and Other Comprehensive Income. Any fees incurred are capitalized.

Other financial liabilities

The Company recognizes other financial liabilities on the trade date when the entity becomes a party to the contractual provisions of the instrument and derecognizes the financial liability when its contractual obligations are discharged or cancelled, or expire. Other financial liabilities are initially measured at fair value less any directly attributable transaction costs. Following the initial recognition, these liabilities are measured at amortized cost using the effective interest method.

Derivative financial instruments

The Company holds derivative financial instruments in form of warrants issued, allowing the holder to purchase the Company’s shares at a specified price.

Derivatives are initially measured at fair value and subsequently at fair value through profit and loss. The Company does not use derivatives to hedge any risks and does not apply hedge accounting.

Contingent consideration

As part of existing and future purchase agreements and following a purchase price allocation, the Company could present amounts of contingent consideration. These amounts will be reviewed at each reporting cycle and any changes to the fair value of the contingent consideration will be recognized in the Consolidated Statements of Profit or Loss and Other Comprehensive Income.

Equity

An equity instrument is defined as any contract that evidences a residual interest in the assets of an entity after deducting all of its liabilities. An instrument is an equity instrument only if the issuer has an unconditional right to avoid settlement in cash or another financial asset.

Incremental costs directly attributable to the issue of new ordinary shares or options are shown in equity as a deduction, net of tax, from the proceeds.

Ordinary shares are classified as equity.

Dividend distributions to the Company’s shareholders are recognized as a liability in uniQure’s Consolidated Statement of Financial Position in the period in which the dividends are approved by its shareholders. To date, uniQure has not paid dividends.

2.13                        Income taxes

Income tax comprises current and deferred tax. Income tax is recognized in profit and loss. Tax consequences related to items recognized in other comprehensive income are recognized in other comprehensive income as well.

Current tax comprises the expected tax payable or receivable on the taxable income or loss for the year and any adjustment to the tax payable or receivable in respect of previous years.

Deferred tax is recognized in respect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Deferred tax is not recognized for temporary differences on the initial recognition of assets or liabilities in a transaction that is not a business combination and that affects neither accounting nor taxable profit or loss, temporary differences related to investments in subsidiaries to the extent that the Company is able to control the timing of the reversal of the temporary differences and it is probable that they will not reverse in the foreseeable future and taxable temporary differences arising on the initial recognition of goodwill.

Deferred tax assets are recognized for unused tax losses, unused tax credits and deductible temporary differences to the extent that it is probable that future taxable profits will be available against which they can be used. Unrecognized deferred tax assets are reassessed at each reporting date and recognized to the extent that it has become probable that future taxable profits will be available against which they can be used.

The Company’s management periodically evaluates positions taken in tax returns with respect to situations in which applicable tax regulation is subject to interpretation. It establishes provisions where appropriate.

Income tax is measured using tax rates enacted or substantively enacted at the reporting date. Deferred tax is measured at the tax rates that are expected to be applied to temporary differences when they reverse.

Income tax assets and liabilities are offset when there is a legally enforceable right to offset current tax assets against current tax liabilities and when the deferred income taxes assets and liabilities relate to income taxes levied by the same taxation authority on either the taxable entity or different taxable entities where there is an intention to settle the balances on a net basis.

2.14                        Employee benefits

a)                                     Pension obligations

uniQure operates a defined contribution pension plan for all employees at its Amsterdam facility in the Netherlands, which is funded by uniQure through payments to an insurance company. uniQure has no legal or constructive obligation to pay further contributions if the plan does not hold sufficient assets to pay all employees the benefits relating to employee service in the current and prior periods. The contributions are recognized as employee benefit expense when they are due. Prepaid contributions are recognized as an asset to the extent that a cash refund or a reduction in the future payments is available.

Starting in 2016, the Company operates a qualified 401(k) Plan for all employees at its Lexington, Massachusetts facility in the USA, which offers both a pre-tax and post-tax (Roth) component. Employees may contribute up to 50% of their pre-tax compensation, which is subject to IRS statutory limits for each calendar year. The Company matches $0.50 for every $1.00 contributed to the plan by participants, up to 6% of base compensation. Employer contributions are recognized as they are contributed, as long as the employee is rendering services in that period. If employer contributions are made in periods after an individual retires or terminates, the estimated cost is accrued during the employee’s service period.

b)                                     Termination benefits

Termination benefits are payable when employment is terminated by uniQure before the normal retirement date, or whenever an employee accepts voluntary redundancy in exchange for these benefits. The Company recognizes termination benefits when it is demonstrably committed to either: terminating the employment of current employees according to a detailed formal plan without the possibility of withdrawal; or providing termination benefits as a result of an offer made to encourage voluntary redundancy.

2.15                        Share-based compensation

Employee share-based compensation plans

The fair value of services received in exchange for equity instruments granted is recognized as an expense, with a corresponding adjustment to Other reserves in equity. The total amount to be expensed over the vesting period is determined by reference to the fair value of the instruments granted and based on the share price and vesting conditions. For share-based payments that do not vest until the employees have completed a specified period of service, uniQure recognizes the services received as the employees render services during the service period. For the allocation of the expenses to be recognized, the Company treats each installment of a graded vesting award as a separate share option grant.

Options

The fair value of options granted is determined at the grant date.

Restricted share units (RSUs)

The fair value of RSUs granted is determined at the grant date by reference to the share-price.

Performance share units (PSUs)

Awards of PSUs are subject to the achievement of specified performance objectives. At each reporting date, the Company estimates the number of PSUs expected to be awarded. The fair value of PSUs is remeasured at every reporting date until performance is determined and the discretion on the final number of awards to be granted is removed.

2.16                        Provisions

Provisions are recognized when uniQure has a present legal or constructive obligation as a result of past events, it is probable that an outflow of resources will be required to settle the obligation, and the amount can be reliably estimated.

Provisions are measured at the present value of amounts expected to be required to settle the obligation using a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the obligation. The increase in the provision due to the passage of time is recognized as interest expense.

2.17                        Revenue recognition

The Company primarily generates revenue from its collaboration agreements with its collaboration partners for the development and commercialization of its products.

Revenue recognition in accordance with IFRS 15:

Effective January 1, 2018, the Company adopted new revenue recognition policies in accordance with IFRS 15 retrospectively with the cumulative effect of initially applying this Standard as an adjustment to the opening balance of accumulated deficit. The new revenue recognition policies replaces the existing revenue recognition guidance, including IAS 18 Revenue. The Company elected to implement IFRS 15 by applying it to active existing arrangements as of January 1, 2018 and to record a cumulative adjustment of revenue previously recognized to the accumulated deficit as of December 31, 2017. The impact of implementing IFRS 15 is summarized below:

•                  Recognized $7.5 million of license revenue during the twelve months ended December 31, 2018, related to the collaboration with BMS compared to $4.2 million that would have been recognized in accordance with the previous revenue recognition policies;

•                  Continued to present revenue recognized during the twelve months ended December 31, 2017 in accordance with the previous revenue recognition policies;

•                  Decreased the accumulated deficit by $24.9 million as of January 1, 2018 and decreased deferred revenue as of the same date by $24.9 million.

In accordance with the previous revenue recognition policies the Company had concluded that the BMS collaboration agreement consisted of three performance obligations, (i) technology (license and target selections), know how and manufacturing in the field of gene therapy and development and active contribution to the development through the joint steering committee participations, (ii) provision of employees, goods and services for research, and (iii) clinical and commercial manufacturing. The Company determined that these three performance obligations are substantially identical with the performance obligations in accordance with the new revenue recognition policies:

(i)                                     Providing access to its technology and know-how in the field of gene therapy as well as actively contributing to the target selection, the collaboration as a whole, the development during the target selection, the pre-clinical and the clinical phase through participating in joint steering committee and other governing bodies (“License Revenue”);

(ii)                                  Providing pre-clinical research activities (“Collaboration Revenue”); and

(iii)                               Providing clinical and commercial manufacturing services for products (“Manufacturing Revenue”).

License Revenue

The Company previously recognized License Revenue over the expected performance period on a straight-line basis commencing on May 21, 2015. The Company now recognizes License Revenue over the expected performance period based on its measure of progress toward the completion of certain activities related to its services (see note 4 for a detailed discussion).

Collaboration and Manufacturing Revenue

The adoption of IFRS 15 did not materially impact the recognition of Collaboration or Manufacturing revenue.

Revenue recognition for the year ended 2017:

The Company applied IAS 18 until December 31, 2017.

Revenues comprised the fair value of the consideration received or receivable for the sale of licenses and goods as well as the provision of collaboration services in the ordinary course of the Company’s activities.

The Company recognized revenue when the amount of revenue could be reliably measured; when it was probable that future economic benefits would flow to the entity; and when specific criteria had been met for each of the Company’s activities, as described below.

Amounts received prior to satisfying the revenue recognition criteria were recorded as deferred revenue in the Company’s Consolidated Statement of Financial Position.

Multiple element arrangements were analyzed to determine whether the deliverables within the agreement could be separated or whether they needed to be accounted for as a single unit of accounting. Deliverables under an agreement were required to be accounted for as separate units of accounting provided that (i) a delivered item has value to the customer on a stand-alone basis; and (ii) if the agreement includes a general right of return relative to the delivered item, the delivery or performance of the undelivered item was considered probable and substantially in the control of the vendor. The allocation of consideration amongst the deliverables under the agreement was derived using a “best estimate of selling price” if vendor specific objective evidence and third-party evidence of fair value were not available. If the delivered element did not have stand-alone value or if the fair value of any of the undelivered elements could not be determined, the arrangement was accounted for as a single unit of accounting.

a.              License revenues under IAS 18

License revenues consisted of up-front payments, target selection payments, milestone payments and royalties.

Up-front and target selection payments

Up-front payments, target selection payments or similar non-refundable payments were initially reported as deferred revenue on the Consolidated Statement of Financial Position and were recognized as revenue on a straight-line basis over the period of the performance obligation. The estimated period of the performance obligation was re-assessed at each reporting date.

Milestone payments and royalties

Research-based milestone payments were recognized as revenues either on achievement of such milestones if the milestones were considered substantive or over the period the Company has continuing performance obligations, if the milestones were not considered substantive. When determining if a milestone is substantive, the Company considered the following factors:

1. The degree of certainty in achieving the milestone;

2. The frequency of milestone payments;

3. The Company’s efforts, which result in achievement of the milestone;

4. The amount of the milestone payment relative to the other deliverables and payment terms; and

5. Whether the milestone payment is related to future performance or deliverables.

Sales-based milestone payments and royalties were recognized in earnings when earned.

b.              Collaboration revenue under IAS 18

Collaboration revenue consisted of revenue generated from collaborative research and development arrangements. Services included the provision of Company staff, consultants or other third-party vendors engaged by the Company in relation to a collaboration program and the manufacturing of gene therapeutic products to the extent these were reimbursed through the respective collaborative research and development program.

Collaboration revenues, which were related to reimbursements from collaborators for the Company’s performance of research and development services under the respective agreements, were recognized on the basis of labor hours valued at a contractually agreed rate. Collaboration revenues included reimbursements for related out-of-pocket expenses. Cost reimbursements to which the Company was entitled under agreements were recognized as collaboration revenues when these costs were incurred.

2.18                        Other income, other expense

uniQure’s other income consists principally of government and regional grants, subsidies and investment credits. These items are recognized in profit or loss over the period necessary to match them with the costs they are intended to compensate, when it is probable that the Company has complied with conditions attached to the grant and expects to receive the reimbursement.

Grants or investment credits may be repayable if uniQure successfully commercializes a relevant program that was funded in whole or in part by the grant or investment credit within a particular time frame. Prior to successful commercialization or sale, uniQure does not recognize a liability for repayment.

Income from releasing outstanding deferred revenue in relation to the termination of the collaboration with Chiesi is presented as other income.

Costs incurred in 2017 in relation to terminating the marketing of the Glybera program, as well as costs associated with exiting the prior Amsterdam facilities and the Heidelberg site are presented as other expenses.

2.19                        Leases

(a)                                 Operating leases

Leases in which a significant portion of the risks and rewards of ownership are retained by the lessor are accounted for as operating leases. Payments made under operating leases (net of any incentives received from the lessor) are recognized in profit or loss on a straight-line basis over the term of the lease.

3.                                      Financial Risk Management

3.1                               Financial Risk Factors

uniQure is exposed to a variety of financial risks, including credit risk, market risk (e.g. currency risk, interest rate risk and other price risk) and liquidity risk.

uniQure’s risk management policies are established to identify and analyze the risks faced by the Company and are reviewed regularly to reflect changes in market conditions and its activities. Financial risk management is carried out by the finance department, which identifies and evaluates financial risks and hedges these risks if deemed appropriate.

uniQure does not engage in speculative transactions, nor does it issue or hold financial instruments for trading purposes.

a)                                     Credit Risk

Credit risk is managed on a consolidated basis. Credit risk arises from cash and cash equivalents and deposits with banks and financial institutions, outstanding receivables and committed transactions with collaboration partners and security deposits paid to landlords.

The Company deposited funds as security to landlords related to its facility in Lexington, Massachusetts and its facility in Amsterdam. The deposits are neither impaired nor past due.

uniQure’s cash and cash equivalents are invested in savings and deposit accounts with original maturities of three months or less. Savings and deposit accounts generate a small amount of interest income. Cash and cash equivalents and deposited funds were placed at the following banks:

	As of December 31,
	2018		2017
	Amount	Credit rating	Amount	Credit rating
	$ in thousands		$ in thousands
Bank
Rabobank	205,654	Aa3	76,745	Aa2
Bank of America	30,445	Aa3	83,743	Aa3
Commerzbank	—	A1	120	A2
Citizens Bank	1,243	A1	1,243	A1
Total	237,342		161,851

Unbilled revenue and accounts receivable
Bristol Myers Squibb	233	A2	1,586	A+
Total	233		1,586

Ratings are by Moody’s, except the BMS 2017 rating by S&P’s. The credit exposure related to unbilled BMS revenue is not considered material.

b)                                     Market Risk

uniQure’s market risks did not substantially change during the twelve months ended December 31, 2018 compared to the twelve months ended December 31, 2017

(i)                                    Currency risk

uniQure primarily operates from Lexington, MA in the United States of America and Amsterdam, the Netherlands. uniQure is exposed to foreign exchange risk arising from various currencies, primarily to the U.S. dollar and the euro. uniQure’s U.S. operations are primarily conducted in the U.S. dollar, its exposure to changes in foreign currency is insignificant.

The Company’s Dutch operations hold significant amounts of U.S. dollar denominated cash and cash equivalents and borrowings from Hercules, as well as generate collaboration revenue and receive services in U.S. dollar. Foreign currency denominated account receivables and account payables are short-term in nature (generally 30 to 45 days).

Variations in exchange rates impact earnings and other comprehensive income. At December 31, 2018, if the euro had weakened 10% against the U.S. dollar with all other variables held constant, pre-tax earnings of the Dutch entities for the year would have been $13.0 million higher (2017: $1.8 million lower), and other comprehensive income would have been $9.1 million lower (2017: $9.0 million higher). Conversely, if the euro had strengthened 10% against the US dollar with all other variables held constant, pre-tax earnings for the year would have been $13.0 million lower (2017: $1.7 million higher), and other comprehensive income would have been $12.0 million higher (2017: $9.0 million lower). uniQure strives to mitigate foreign exchange risk through holding sufficient funds in euro and dollars to finance budgeted cash flows for the next year.

(ii)                                Interest rate risk

Borrowings issued at fixed rates expose the Company to fair value interest rate risk. In June 2013, the Company entered into the Hercules Agreement under which its borrowings bear interest at a variable rate with a fixed floor. The 2014, 2016 and 2018 amendments of the borrowings did not change this exposure. Long-term borrowing issued at fixed rates exposes the Company to fair value interest rate risk. As of December 31, 2018, the borrowings from Hercules bore interest of 8.85%.

At December 31, 2018 if interest rates on borrowings had been 1.0% higher/lower with all other variables held constant, pre-tax results for the year would have been $0.2 million (2017: $0.2 million) lower/ higher as a result of changes in the fair value of the borrowings.

(iii)                            Other price risk

uniQure is not exposed to significant price risk.

c)                                      Liquidity risk

Management believes that uniQure’s cash and cash equivalents as of December 31, 2018 are sufficient to carry out the business plans going forward for at least 12 months from the date of these consolidated financial statements. The Company’s approach to managing liquidity is to monitor rolling forecasts of uniQure’s liquidity reserve on the basis of expected cash flow and raise cash if and when needed, either through issuance of shares or through credit facilities.

The table below analyzes the Company’s financial liabilities in relevant maturity groupings based on the term until the contractual maturity date (excluding operating lease liabilities disclosed in Note 15). Disclosed in the table below are the contractual undiscounted cash flows. Balances due within 12 months equal their carrying value balances as the impact of discounting is not significant.

		Less than	Between	Between
	Undefined	1 year	1 - 2 years	2 - 5 years	Over 5 years
	$ in thousands
At December 31, 2017
Borrowings (including interest payments)	—	3,034	14,399	6,634	—
Accounts payable, accrued expenses and other current liabilities	—	11,409	—	—	—
Contingent consideration (nominal amount)	16,188	—	—	—	—
Derivative financial instruments	1,635	—	—	—	—
Total	17,823	14,443	14,399	6,634	—
At December 31, 2018
Borrowings (including interest payments)	—	3,119	4,119	40,939	—
Accounts payable, accrued expenses and other current liabilities	—	11,452	—	—	—
Derivative financial instruments	803	572	—	—	—
Total	803	15,143	4,119	40,939	—

In connection with the Company’s acquisition of the InoCard business (“InoCard”) in 2014, the Company recorded contingent consideration related to amounts potentially payable to InoCard’s former shareholders. The amounts payable in accordance with the sale and purchase agreement (as amended in August 2017) are contingent upon realization of milestones associated with our S100A1 protein research program and, as of December 2018, we do not expect to realize these milestone payments.

Due to uncertainty of timing of exercise of warrants by BMS, the amount owed to derivative financial instruments is classified as undefined in time. As of December 31, 2018, we expect the BMS warrants to be exercised within two and four years.

3.2                               Capital risk management

The Company’s objectives in managing capital are to safeguard the Company’s ability to continue as a going concern and to minimize the cost of capital to provide returns for shareholders and benefits for other stakeholders.

uniQure has no firm sources of additional financing other than its collaboration agreement with BMS. Until such time, if ever, as uniQure can generate substantial cash flows from successfully commercializing its product candidates, the Company expects to finance its cash needs through a combination of equity offerings, debt financings, collaborations, strategic alliances and marketing, distribution and licensing arrangements.

The Company is subject to covenants under its Loan Agreement with Hercules, and may become subject to covenants under any future indebtedness that could limit its ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends, which could adversely impact its ability to conduct its business. In addition, its pledge of assets as collateral to secure its obligations under the Hercules loan agreement may limit its ability to obtain debt financing.

If financing is not available when needed, including through debt or equity financings, or is available only on unfavorable terms, uniQure may be unable to meet its cash needs. If uniQure raises additional funds through collaborations, strategic alliances or marketing, distribution or licensing arrangements with third parties, uniQure may have to relinquish valuable rights to its technologies, future revenue streams or product candidates or grant licenses on terms that may not be favorable to it. If uniQure is unable to raise additional funds through equity or debt financings when needed, uniQure may be required to delay, limit, reduce or terminate its product development or future commercialization efforts or grant rights to develop and market product candidates that the Company would otherwise prefer to develop and market itself, which could have a material adverse effect on its business, financial conditions, results of operations and cash flows.

The total amount of equity as recorded on the Statement of Financial Position is managed as capital by the Company.

3.3                               Fair value measurement

Financial instruments measured at fair value are categorized as follows:

•                  Level 1: quoted prices (unadjusted) in active markets for identical assets or liabilities.

•                  Level 2: inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly (i.e. as prices) or indirectly (i.e. derived from prices).

•                  Level 3: inputs for the asset or liability that are not based on observable market data (unobservable inputs).

The carrying amounts of financial assets and financial liabilities, measured at amortized cost, are a reasonable approximation of their fair value and therefore information about the fair values of each class is not disclosed.

As of December 31, 2018, and 2017, the contingent consideration and derivative financial instruments are measured at fair value using significant inputs not based on observable market data, and therefore are included in Level 3.

The movement in the fair value of these Level 3 instruments during the years ended December 31, 2018, and 2017, is as follows:

		Derivative
	Contingent	financial
	consideration	instruments	Total
	$ in thousands
At January 1, 2017	1,838	62	1,900
Exercises of convertible loan warrants	—	(631)	(631)
Losses recognized in profit or loss	3,002	2,192	5,194
Contingent consideration paid	(1,181)	—	(1,181)
Currency translation effects	305	12	317
At December 31, 2017	3,964	1,635	5,599
Gains recognized in profit or loss	(3,846)	(208)	(4,054)
Currency translation effects	(118)	(52)	(170)
At December 31, 2018	—	1,375	1,375

Contingent consideration

In connection with the Company’s acquisition of the InoCard business (“InoCard”) in 2014, the Company recorded contingent consideration related to amounts potentially payable to InoCard’s former shareholders. The amounts payable in accordance with the sale and purchase agreement (as amended in August 2017) are contingent upon realization of milestones associated with its S100A1 protein research program. As of December 31, 2018, the Company does not expect to realize those milestones and recorded a $3.8 million gain within research and development expenses for the year ended December 31, 2018, to release the liability to profit and loss.

Accordingly, the fair value of the contingent liability as of December 31, 2018 amounted to nil (December 31, 2017: $4.0 million and December 31, 2016: $1.8 million).

The Company made $1.2 million in milestone payments related to the liability during the year ended December 31, 2017, 50% of which were settled through the issuance of 64,648 restricted ordinary shares on October 2, 2017. In addition, in 2017, the parties modified the conditions of the agreed milestone payments, including a reduction of the percentage of any future milestone that can be settled in the form of Company ordinary shares from 100% to 50%. The Company recorded $2.3 million in research and development cost in the year ended December 31, 2017, related to the increase in fair value of the contingent consideration resulting from these modifications.

Varying the timing of the milestones, the discount rate and the POS of unobservable inputs would have resulted in the following fair value changes as of December 31, 2017. Varying these inputs as of December 31, 2018 would not result in changes in the fair value as the Company does not expect to realize these milestones.

December 31,
2017
$ in thousands
Change in fair value
Moving out of all milestones by 6 months	(212)
Increasing the POS for the first milestone by 20%	1,207
Decreasing the POS for the first milestone by 20%	(1,207)
Reducing the discount rate from 12.0% to 2.0%	1,239
Increasing the discount rate from 12.0% to 22.0%	(617)

Derivative financial instruments

The Company issued derivative financial instruments related to its collaboration with Bristol-Meyers Squibb Company (“BMS”) and in relation to its borrowings from Hercules Technology Growth Corp. (“Hercules”). The fair value of these derivative financial instruments as of December 31, 2018, was $1.4 million (December 31, 2017: $1.6 million), and these derivative financial instruments are described in more detail below.

BMS warrants

On April 6, 2015 (“Execution Date”), the Company entered into agreements with BMS. Pursuant to the agreements in June 2015, BMS purchased 1.1 million of our ordinary shares resulting in net proceeds of $37.6 million. In August 2015, BMS made a second equity investment of $37.9 million in 1.3 million of the Company’s ordinary shares at a price of $29.67 per share.

Additionally, BMS was granted two warrants:

•                  a warrant allowing BMS to purchase a specific number of uniQure ordinary shares such that its ownership will equal 14.9% immediately after such purchase. The warrant can be exercised on the later of (i) the date on which the Company receives from BMS the Target Designation Fees (as defined in the collaboration agreements) associated with the first six New Targets (as defined in the collaboration agreements); and (ii) the date on which BMS designates the sixth New Target; and

•                  a warrant allowing BMS to purchase a specific number of uniQure ordinary shares such that its ownership will equal 19.9% immediately after such purchase. The warrant can be exercised on the later of (i) the date on which uniQure receives from BMS the Target Designation Fees associated with the first nine New Targets; and (ii) the date on which BMS designates the ninth New Target.

Pursuant to the terms of the BMS Agreements the exercise price, in respect of each warrant, is equal to the greater of (i) the product of (A) $33.84, multiplied by (B) a compounded annual growth rate of 10%; and (ii) the product of (A) 1.10, multiplied by (B) the VWAP for the 20 trading days ending on the date that is five trading days prior to the date of a notice of exercise delivered by BMS.

The fair value of the warrants as of December 31, 2018 is $0.8 million (December 31, 2017: $1.3 million). During the year ended December 31, 2018, the Company recognized a $0.5 million gain in finance income (December 31, 2017: $1.2 million loss) related to fair value changes of the BMS warrants. The exercise of the warrants is expected to occur within 2 and 4 years after the reporting date. The Company classified the derivative financial liabilities as non-current at the reporting date.

The Company used Monte-Carlo simulations to determine the fair market value of the BMS warrants. The valuation model incorporated several inputs, including the underlying share price at both the Execution Date as well as at the reporting date, the risk-free rate adjusted for the period affected, an expected volatility based on a peer group analysis, the expected yield on any dividends, and management’s expectations on the timelines of reaching certain defined trigger events for the exercising of the warrants, as well as management’s expectations regarding the number of ordinary shares that would be issued upon exercise of the warrants. All of these represent Level 3 inputs. Additionally, the model assumes BMS will exercise the warrants only if it is financially rational to do so.

The Company conducted a sensitivity analysis to assess the impact on changes in assumptions on the fair value. Specifically, the Company examined the impact on the fair market of the warrants by increasing the volatility by 10% to 85%. A further sensitivity analysis was performed assuming the exercise date of the warrants would occur one year later than what was assumed in the initial valuation. The table below illustrates the impact on the fair market valuation associated with these changes in assumptions as of December 31:

Total warrants 2018
$ in thousands
Base case	803
Increase volatility by 10% to 85%	236
Extend exercise dates by one year	55

Total warrants 2017
$ in thousands
Base case	1,298
Increase volatility by 10% to 85%	457
Extend exercise dates by one year	161

Hercules warrants

On June 14, 2013, the Company entered into a loan agreement with Hercules (“Original Facility”). In relation to the Original Facility, warrants were issued to Hercules (see Note 8, “Borrowings”). The warrants were not closely related to the host contract and were accounted for separately as a derivative financial liability measured at fair value though profit or loss. The warrants were not impacted by the 2014, 2016 and 2018 amendments of the loan. The fair value of this derivative, recorded in other current liabilities, as of December 31, 2018 is $0.6 million (December 31, 2017: $0.3 million). During the year ended December 31, 2018, uniQure recognized a $0.3 million loss in finance income / (expense) (December 31, 2017: $0.3 million loss) related to fair value changes of the Hercules warrants. On December 31, 2018, the number of outstanding warrants is 37,175 (2017: 37,175). On February 1, 2019 the Company issued 37,175 ordinary shares at $34.25 following the exercise of 185,873 warrants and receipt of $0.5 million from Hercules.

4.                                      Collaboration arrangements and concentration of credit risk

In the year ended December 31, 2018, the Company generated all collaboration and license revenues from its Collaboration and License Agreement with BMS.

The Company and Chiesi Farmaceutici S.p.A. (“Chiesi”) terminated their collaboration in 2017. As a result, the Company is not required to provide any further services to Chiesi.

Since June 2015, BMS has been considered a related party given the significance of its equity investment in the Company (December 31, 2018: 2.4 million ordinary shares or 6.4% of outstanding ordinary shares).

Services to the Company’s collaboration partners are rendered by the Dutch operating entity. Total collaboration and license revenue generated from these partners are as follows:

	Years ended December 31,
	2018	2017
	$ in thousands
Bristol Myers Squibb	11,284	8,461
Chiesi Farmaceutici S.p.A (terminated in 2017)	—	4,646
Total	11,284	13,107

Amounts owed from by BMS in relation to the collaboration are as follows:

	December 31,	December 31,
	2018	2017
	$ in thousands
Bristol Myers Squibb	233	1,586
Total	233	1,586

BMS collaboration

In May 2015, the Company entered into a collaboration and license agreement with Bristol-Myers Squibb (“BMS”) that provides BMS with exclusive access to the Company’s gene therapy technology platform for the research, development and commercialization of therapeutics aimed at multiple targets in cardiovascular and other diseases (“Collaboration Targets”). During the research term, the Company is supporting BMS in discovery, non-clinical, analytical and process development efforts in respect of the Collaboration Targets. For any Collaboration Targets that may be advanced, the Company will be responsible for manufacturing of clinical and commercial supplies using the Company’s vector technologies and industrial, proprietary insect-cell based manufacturing platform. BMS reimburses the Company for all its research and development costs in support of the collaboration during the research term, and will lead development, regulatory and commercial activities for any Collaboration Targets that may be advanced. The companies may collaborate on up to ten Collaboration Targets in total. The Company has agreed to certain restrictions on its ability to work independently of the collaboration, either directly or indirectly through any affiliate or third party, on certain programs that would be competitive with the collaboration programs.

BMS initially designated four Collaboration Targets, including S100A1 for congestive heart failure (“AMT-126”). In October 2018, the Company and BMS completed a heart function proof-of-concept study of AMT-126 in a pre-clinical animal model of heart failure. The study demonstrated deoxyribonucleic acid (“DNA”) delivery and expression of S100A1 in the myocardium, thereby validating its vector delivery platform in the animal model. The data did not show a benefit on heart function at six months and, consequently, the Joint Steering Committee for the collaboration decided to discontinue work on S100A1. In April 2019, BMS designated a new cardiovascular Collaboration Target to replace S100A1. BMS has not designated or reserved any additional Collaboration Targets as of March 31, 2019.

The initial four-year research term under the collaboration terminates on May 21, 2019. In February 2019, BMS requested a one-year extension of the research term. In April 2019, following an assessment of the progress of this collaboration and the Company’s expanding proprietary programs, the Company notified BMS that the Company did not intend to agree to an extension of the research term. Accordingly, the Company is currently in discussions with BMS potentially to amend the collaboration and license agreement and other related agreements following the expiration of the research term. It is currently uncertain whether an amendment to the collaboration and license agreement and related agreements will be agreed and, if agreed, what the specific terms of any such amendment may be. As a consequence, the Company has not taken into account the impact of such amendment, if any, on the timing of recognition of the prepaid license revenue. The Company will account for potential changes in the timing of recognition of the prepaid license revenue if and when the agreements have been amended.

The Company evaluated the BMS Collaboration Agreement and determined that its performance obligations in accordance with its adoption of IFRS 15 on January 1, 2018, are as follows:

(i)                                     Providing access to its technology and know-how in the field of gene therapy as well as actively contributing to the selection of Collaboration Targets, the collaboration as a whole, the development during the pre-clinical and the clinical phase through participating in joint steering committee and other governing bodies (“License Revenue”);

(ii)                                  Providing pre-clinical Collaboration Target specific, non-clinical, analytical and process development services (“Collaboration Revenue”); and

(iii)                               Providing clinical and commercial manufacturing services for Collaboration Targets (“Manufacturing Revenue”). To date the Company has not generated any Manufacturing Revenues.

License revenue — BMS

The Company recognized $7.5 million of License Revenue for the year ended December 31, 2018 (December 31, 2017: $4.1 million) in relation to a $60.1 million upfront payment recorded on May 21, 2015, as well as $15.0 million received in relation to the designation of the second, third and fourth collaboration target in August 2015. The payments that are not recognized are presented as current deferred revenue ($7.6 million as of December 31, 2018, $4.6 million as of December 31, 2017) and non-current deferred revenue ($28.9 million as of December 31, 2018, $67.4 million as of December 31, 2017) within the consolidated statements of financial position.

The Company would also be entitled to an aggregate $16.5 million in target designation payments upon the selection of the fifth to tenth Collaboration Target. The Company would also be eligible to receive research, development and regulatory milestone payments of up to $254.0 million for a lead Collaboration Target and up to $217.0 million for each of the other selected Collaboration Targets, if milestones are achieved. The Company would include the variable consideration related to the selection of the fifth to tenth Collaboration Target, or any of the milestones, in the transaction price once it is considered probable that including these payments in the transaction price would not result in the reversal of cumulative revenue recognized. The Company would recognize significant amounts of License Revenue for services performed in prior periods if and when the Company considers this probable. Due to the significant uncertainty surrounding the development of gene-therapy product candidates and the dependence on BMS’s performance and decisions, the Company does not currently consider this probable.

Additionally, the Company is eligible to receive net sales-based milestone payments and tiered mid-single to low double-digit royalties on product sales. The royalty term is determined on a licensed-product-by-licensed-product and country-by-country basis and begins on the first commercial sale of a licensed product in a country and ends on the expiration of the last to expire of specified patents or regulatory exclusivity covering such licensed product in such country or, with a customary royalty reduction, ten years after the first commercial sale if there is no such exclusivity. These revenues will be recognized when performance obligations are satisfied.

Under the previous revenue standard, the Company recognized License Revenue over the expected performance period on a straight-line basis commencing on May 21, 2015. In accordance with the new revenue recognition standards, the Company recognizes License Revenue over the expected performance period based on its measure of progress towards the completion of certain activities related to its services. The Company determines such progress by comparing activities performed at the end of each reporting period with total activities expected to be performed. The Company estimates total expected activities using a number of unobservable inputs, such as the probability of BMS designating additional targets, the probability of successfully completing each phase and estimated time required to provide services during the various development stages. If available, the Company uses product candidate-specific research and development plans. Alternatively, the Company assumes that completion of the pre-clinical phase requires an average of four years and that clinical development and commercial launch on average require 8.5 years.

The estimation of total services at the end of each reporting period involves considerable judgement. The estimated number of product candidates that BMS will pursue significantly impacts the amount of License Revenue the Company recognizes. For example, if the Company would increase the probability of all additional targets being designated by 10% then the revenue for the annual period ended December 31, 2018 would have decreased by approximately $2.2 million to $5.3 million, as the Company would be required to render more services in relation to the Consideration received.

Collaboration revenue — BMS

The Company provides target-specific research and development services to BMS. Collaboration revenue related to these contracted services, is recognized when performance obligations are satisfied.

The Company generated $3.8 million collaboration revenue for the year ended December 31, 2018 (2017: $4.3 million).

Manufacturing revenue — BMS

BMS and the Company also entered into a Master Clinical Supply Agreement in April 2017 for the Company to supply gene therapy products during the clinical phase as well as into a binding term sheet to supply gene therapy products during the commercial phase to BMS. Revenues from product sales will be recognized when earned. To date the Company has not supplied any clinical and commercial gene therapy product to BMS.

Chiesi collaboration

In 2013, the Company entered into two agreements with Chiesi, one for the co-development and commercialization of the hemophilia B program (the “Hemophilia Collaboration Agreement”) and one for the commercialization of Glybera (the “Glybera Agreement”) in Europe and selected territories.

In April 2017, the parties agreed to terminate the Glybera Agreement. As of October 2017, the Company is not required to supply Glybera to Chiesi. In July 2017, the parties terminated the Hemophilia Collaboration Agreement and the Company reacquired rights associated with its hemophilia B program in Europe and selected territories.

License revenue — Chiesi

Upon the closing of the Chiesi Agreements on June 30, 2013, the Company received €17.0 million ($22.1 million) in non-refundable up-front payments. The Company determined that the up-front payments constituted a single unit of accounting that should be amortized as license revenue on a straight-line basis over the performance period of July 2013 through September 2032. In July 2017, the Company fully released the outstanding deferred revenue and recorded $13.8 million other income during the year ended December 31, 2017.

The Company recognized $0.0 million license revenue for the year ended December 31, 2018 (December 31, 2017: $0.0 million). The Company recognized the license revenue for the year ended December 31, 2017, net of a $0.5 million reduction for amounts previously amortized and repaid by the Company in accordance with the Glybera Termination Agreement in 2017.

Collaboration revenue — Chiesi

Prior to the termination of the Hemophilia Collaboration Agreement up to June 30, 2017, Chiesi reimbursed the Company for 50% of the agreed research and development efforts related to hemophilia B. These reimbursable amounts have been presented as collaboration revenue.

The Company generated no collaboration revenue for the year ended December 31, 2018 (December 31, 2017: $4.6 million) from the co-development of hemophilia B.

5.                                      Property, plant and equipment

	Leasehold	Construction	Laboratory	Office
	improvements	in-progress	equipment	equipment	Total
	$ in thousands
Cost	30,582	313	14,166	2,711	47,772
Accumulated depreciation	(5,373)	—	(4,945)	(1,752)	(12,070)
Carrying amount January 1, 2017	25,209	313	9,221	959	35,702
Reclassifications	1,091	(3,192)	1,825	276	—
Additions	—	3,603	(195)	—	3,408
Disposals - cost	(1,212)	—	(551)	(821)	(2,584)
Disposals - accumulated depreciation	1,212	—	551	821	2,584
Depreciation expense	(3,229)	—	(3,234)	(551)	(7,014)
Currency translation effects	1,669	21	449	46	2,185
Carrying amount December 31, 2017	24,740	745	8,066	730	34,281
Cost	32,296	745	15,976	2,304	51,321
Accumulated depreciation	(7,556)	—	(7,910)	(1,574)	(17,040)
Carrying amount December 31, 2017	24,740	745	8,066	730	34,281
Reclassifications	850	(2,694)	1,270	574	—
Additions	—	2,029	266	31	2,326
Disposals - cost	—	—	(573)	—	(573)
Disposals - accumulated depreciation	—	—	339	—	339
Depreciation expense	(3,055)	—	(2,964)	(453)	(6,472)
Currency translation effects	(580)	(6)	(110)	(26)	(722)
Carrying amount December 31, 2018	21,955	73	6,294	856	29,179
Cost	32,462	73	16,685	2,854	52,075
Accumulated depreciation	(10,507)	—	(10,391)	(1,998)	(22,896)
Carrying amount December 31, 2018	21,955	73	6,294	856	29,179

Total depreciation expense was $6.5 million for the year ended December 31, 2018 (December 31, 2017: $7.0 million). Depreciation expense is allocated to research and development to the extent it relates to the Company’s manufacturing facility and equipment. All other depreciation expenses are allocated to selling, general and administrative expense.

6.                                      Intangible assets other than goodwill

		Acquired
	Acquired	research &
	licenses	development	Total
	$ in thousands
Cost	7,803	4,908	12,711
Accumulated amortization and impairment	(3,956)	(431)	(4,387)
Carrying amount January 1, 2017	3,847	4,477	8,324
Additions	618	—	618
Amortization expense	(1,009)	(278)	(1,287)
Currency translation effects	520	628	1,148
Carrying amount December 31, 2017	3,976	4,827	8,803
Cost	9,551	5,594	15,145
Accumulated amortization and impairment	(5,575)	(767)	(6,342)
Carrying amount December 31, 2017	3,976	4,827	8,803
Additions	1,861	—	1,861
Amortization expense	(410)	(196)	(606)
Impairment expense	—	(4,482)	(4,482)
Disposal - cost	—	(5,446)	(5,446)
Disposal - accumulated amortization and impairment	—	5,446	5,446
Currency translation effects	(226)	(149)	(375)
Carrying amount December 31, 2018	5,201	—	5,201
Cost	7,528	—	7,528
Accumulated amortization and impairment	(2,327)	—	(2,327)
Carrying amount December 31, 2018	5,201	—	5,201

All intangible assets are owned by uniQure biopharma B.V, a subsidiary of the Company.

a.                                      Acquired licenses

The carrying amount of uniQure’ s licenses by licensor is set out below:

	December 31,	December 31,
	2018	2017
	$ in thousands
Protein Sciences Corporation	2,084	2,340
St. Jude Children’s Hospital	633	707
Other	2,484	929
Total	5,201	3,976

All amortization expense was included in research and development expenses, except for $0.6 million related to the termination of the Chiesi collaboration, which was presented in other expense in the year ended December 31, 2017.

b.                                      Acquired R&D

The Company acquired research and development assets as part of its acquisition of InoCard in July 2014. Based on the review of pre-clinical data associated with those assets, the Company does not expect that it will pursue further research related to those assets. Accordingly, the Company recorded a $4.5 million impairment loss within research and development expenses in the year ended December 31, 2018, to reduce the asset’s carrying amount to its fair value of nil.

7.                                      Accrued expenses and other current liabilities

Accrued expenses and other current liabilities include the following items:

	December 31,	December 31,
	2018	2017
	$ in thousands
Accruals for services provided by vendors-not yet billed	1,999	2,348
Personnel related accruals and liabilities	5,688	5,646
Other current liabilities	545	844
Total	8,232	8,838

Restructuring plan

In November 2016, the Company announced a plan to restructure its activities with the aim of refocusing its pipeline, consolidating its manufacturing capabilities into its Lexington, Massachusetts site, reducing operating costs and enhancing overall execution. At various dates between December 2016 and February 2018, the Company entered into termination agreements with certain employees. Depending on the individual case pattern the Company accrues the related termination costs over the service period or at the date of communication to the employees. Changes in accrued termination benefits (included in research and development expenses) for the year ended December 31, 2018, are detailed in the table below:

Accrued
termination
benefits
$ in thousands
At January 1, 2018	625
Accrued through profit and loss	96
Payments	(725)
Currency translation effects	4
At December 31, 2018	—

8.                                      Borrowings

On June 14, 2013, the Company entered into a venture debt loan facility with Hercules, which was amended and restated on June 26, 2014, and again on May 6, 2016 (“2016 Amended Facility”). The 2016 Amended Facility extended the maturity date from June 30, 2018, to May 1, 2020. As of December 31, 2017, and December 31, 2016, $20.0 million was outstanding. The interest rate is adjustable and is the greater of (i) 8.25% or (ii) 8.25% plus the prime rate less 5.25%. Under the 2016 Amended Facility, the interest rate initially was 8.25% per annum. The interest-only payment period was extended by 12 months to November 2018 as a result of raising more than $50.0 million in equity financing in October 2017.

On December 6, 2018, the Company signed an amendment to the Second Amended and Restated Loan and Security Agreement that both refinanced the existing $20 million 2016 Amended Facility and provided an additional commitment of $30 million (of which $15 million is subject to the discretion of Hercules) (the “2018 Amended Facility”). At signing, the Company drew down an additional $15 million for a total of $35 million outstanding. The Company has the right to draw another $15 million through June 30, 2020 subject to the terms of the 2018 Amended Facility. The 2018 Amended Facility extends the loan’s maturity date from May 1, 2020 until June 1, 2023. The interest-only period is extended from November 2018 to January 1, 2021, or in the event that specified conditions are met, the interest-only period may be extended to January 1, 2022.  The Company is required to repay the facility in equal monthly installments of principal and interest between the end of the interest-only period and the maturity date. The interest rate continues to be adjustable and is the greater of (i) 8.85% or (ii) 8.85% plus the prime rate less 5.50% per annum.

Under the 2018 Amended Facility, the Company paid a facility fee of 0.50% of the $35,000,000 outstanding as of signing date of the amendment and will owe a back-end fee of 4.95% of the outstanding debt. In addition, in May 2020 the Company owes a back-end fee of 4.85% of $20 million, which is the amount of debt raised under the 2016 Amended Facility.

The amortized cost of the 2018 Amended Facility was $35.0 million as of December 31, 2018. The December 2018 amendment resulted in a substantial modification in accordance with IFRS 9. As a result, the amortized cost balance of the 2016 Amended Facility as of the date of amendment was derecognized and a new liability recognized. This resulted in a net loss on extinguishment of $0.2 million, including fees paid of $0.2 million, and has been recognized as a loss. The amortized cost of the 2016 Amended Facility was $19.4 million as of December 31, 2017, and was recorded net of discount and debt issuance costs. The foreign exchange loss on the borrowings was $0.9 million in 2018 (2017: gain of $2.6 million). The fair value of the loan approximates its carrying amount. Inputs to the fair value of the loan are considered Level 3 inputs.

The movement in the carrying amount of the borrowings during the years ended December 31, 2018, and 2017, is as follows:

Borrowings
$ in thousands
At January 1, 2017	20,236
Non-cash changes recognized in profit or loss	(798)
At December 31, 2017	19,438
Cash flows (draw-down on amendment)	15,000
Non-cash changes recognized in profit or loss	572
At December 31, 2018	35,010

Interest expense recorded during the years ended December 31 was as follows:

Years	Amount
$ in millions
2018	2.9
2017	2.7

As a covenant in the 2018 Amended Facility, the Company has periodic reporting requirements and is required to keep a minimum cash balance deposited in bank accounts in the United States, equivalent to the lesser of the outstanding 65% balance of principal due and worldwide cash reserves. This restriction on the cash reserves only relates to the location of the cash reserves, and such cash reserves can be used at the discretion of the Company. In combination with other covenants, the 2018 Amended Facility restricts the Company’s ability to, among other things, incur future indebtedness and obtain additional debt financing, to make investments in securities or in other companies, to transfer assets, to perform certain corporate changes, to make loans to employees, officers and directors, and to make dividend payments and other distributions. The Company secured the facilities by pledging the shares in its subsidiaries, substantially all its receivables, moveable assets as well as the equipment, fixtures, inventory and cash of uniQure Inc.

The 2018 Amended Facility contains provisions that include the occurrence of a material adverse effect, as defined therein, which would entitle Hercules to declare all principal, interest and other amounts owed by the Company immediately due and payable. As of December 31, 2018, the Company was in compliance with all covenants and provisions.

The aggregate maturities of the loan, including $13.2 million of coupon interest payments and financing fees, for each of the 53 months subsequent to December 31, 2018, are as follows:

Years	Amount
$ in thousands
2019	3,119
2020	4,119
2021	15,657
2022	15,657
2023	9,625
Total	48,177

9.                                      Total Shareholders’ equity

During the twelve months ended December 31, 2018, uniQure recognized $0.4 million foreign exchange losses (2017: $0.7 million foreign exchange gains) related to borrowings to uniQure Inc. within translation adjustments. These adjustments are presented in the Consolidated Financial Statements of Profit or Loss and Other Comprehensive Income or Loss as other comprehensive loss.

As of December 31, 2018, the Company’s reserves for a currency translation adjustment was a loss of $10.5 million (2017: loss of $5.3 million). The reserve for the currency translation adjustment is reflected in uniQure’s equity, under other comprehensive income.

As of December 31, 2018, the Company’s authorized share capital is €3.0 million (exchange rate as of December 31, 2018, of 1.14449 $ / €; $3.4 million), divided into 60,000,000 ordinary shares, each with a nominal value of €0.05. Under Dutch law, the authorized share capital is the maximum capital that the Company may issue without amending its articles of association.

All ordinary shares issued by the Company were fully paid. Besides the minimum amount of share capital to be held under Dutch law, there are no distribution restrictions applicable to the equity of the Company.

On May 7, 2018, the Company completed a follow-on public offering of 5,175,000 ordinary shares at $28.50 per ordinary share, resulting in gross proceeds to the Company of approximately $147.5 million. The net proceeds to the Company from this offering were approximately $138.4 million, after deducting underwriting discounts and commissions and other estimated offering expenses payable by the Company. The Company capitalized $0.2 million of expenses related to this offering (which were deducted from share premium in the accompanying Consolidated Statement of Financial Position).

On October 27, 2017, the Company completed its follow-on public offering announced on October 23, 2017. The Company issued and sold 5,000,000 ordinary shares at $18.25 per ordinary share, resulting in gross proceeds to the Company of approximately $91.3 million. The net proceeds to the Company from this offering were approximately $85.3 million, after deducting underwriting discounts and commissions and other estimated offering expenses payable by the Company. The Company capitalized $0.5 million of expenses related to this offering (deducted from share premium in the accompanying Consolidated Statement of Financial Position).

In December 2017 the Company issued a total of 114,172 restricted ordinary shares in relation to the exercise of 128,710 warrants issued to former lenders of a loan, which was converted into equity in July 2013 prior to the Company’s initial public offering. The ordinary shares were issued at an exercise price of €10.10, or approximately $12.0 depending on the foreign exchange rate as of the date of warrant exercise. Certain of these lenders (Forbion and Coller) continue to qualify as related parties to the Company.

On May 2, 2018, the Company and Leerink mutually terminated with immediate effect the September 2017 Sales Agreement with Leerink for an at-the-market offering program (“ATM program”). The ATM program allowed for the offer and sale of up to 5 million ordinary shares at prevailing market prices from time to time. The Company did not offer or sell any ordinary shares under the ATM program.

10.                               Share-based compensation

Share-based compensation expense recognized by classification included in the consolidated statements of operations and comprehensive loss was as follows:

	Years ended December 31,
	2018	2017
	$ in thousands
Research and development	5,367	3,389
Selling, general and administrative	6,988	6,738
Total	12,355	10,127

Share-based compensation expense recognized by award type was as follows:

	Years ended December 31,
	2018	2017
	$ in thousands
Award type
Share options	6,428	3,093
Restricted share units	3,020	2,588
Performance share units	2,907	4,446
Total	12,355	10,127

Share options

The Company’s shareholders in June 2018 approved a further amendment and restatement of the Company’s 2014 Share Incentive Plan (“2014 Plan”), increasing the shares authorized for issuance by 3,000,000 to a total of 8,601,471.

The Company satisfies the exercise of share options and vesting of RSUs and PSUs through newly issued shares.

The Company’s share-based compensation plans include the 2014 Amended and Restated Share Option Plan (the “2014 Plan”) and inducement grants under Rule 5653(c)(4) of the NASDAQ Global Select Market with characteristics similar to the 2014 Plan. The Company previously had a 2012 Equity Incentive Plan (the “2012 Plan”). As of December 31, 2018, 32,567 fully vested share options are outstanding (December 31, 2017: 72,818). The 2014 Plan allows for various awards such as the granting of options, restricted share units (“RSUs”) and performance share units (“PSUs”).

2014 Plan

The following table summarizes option activity under the Company’s 2014 Plan for the years ended December 31, 2018 and 2017:

	2014 plan
			Weighted average
	Options	Weighted average exercise price	remaining contractual life
			in years
Outstanding at January 1, 2017	2,000,266	$12.98	7.78
Granted	1,295,350	$6.50
Forfeited	(415,743)	$8.79
Expired	(224,888)	$18.40
Exercised	(198,552)	$9.39
Outstanding at January 1, 2018	2,456,433	$10.06	7.98
Granted	937,832	$26.18
Forfeited	(315,342)	$13.27
Expired	(17,008)	$17.87
Exercised	(388,203)	$11.48
Outstanding at December 31, 2018	2,673,712	$15.09	7.98
Fully vested and exercisable at December 31, 2017	775,942	$13.21	6.22
Fully vested and exercisable at December 31, 2018	1,073,915	$10.80	6.90
Outstanding and expected to vest at December 31, 2018	1,599,797	$17.96	8.70

Total weighted average grant date fair value of options issued during 2018 (in million)		$14.9
Granted to directors and officers during 2018 (options, $ in million)	315,156	$4.7

The weighted-average share price of options exercised during the year end December 31, 2018 at the date of exercise was $30.83.

The following table summarizes information about the weighted average grant-date fair value of options granted during the years ended December 31:

	Granted	Weighted average
	during the year	grant - date fair value (in $)
2018	937,832	15.90
2017	1,295,350	3.87

Share options outstanding at the end of the year have the following weighted-average remaining contractual life and ranges of exercise prices:

Weighted average remaining contractual life	Range exercise price per share	Number of options
0 to 5 years	$5.37 - $26.38	238,364
6 years	$14.71- $27.96	266,454
7 years	$6.97- $18.21	356,366
8 years	$5.31- $10.71	984,053
9 years	$17.59- $39.97	828,475
At December 31, 2018		2,673,712

Weighted average remaining contractual life	Range exercise price per share	Number of options
0 to 5 years	$5.37 - $20.75	154,539
6 years	$9.35-$9.63	275,643
7 years	$14.71 - $27.96	309,500
8 years	$6.97- $18.21	603,451
9 years	$5.31- $10.71	1,113,300
At December 31, 2017		2,456,433

The fair value of each option issued was estimated at the date of grant using the Hull & White option pricing model with the following weighted-average assumptions:

	Years ended December 31,
Assumptions	2018	2017
Options with change of control and service-based vesting conditions	2,673,712	2,456,433
Share price (1)	$5.37- $39.97	$5.37- $27.96
Estimated fair value per option as of grant date	$2.83 - $24.42	$2.83 - $15.85
Expected volatility	75%-80%	75%-80%
Expected term	10 years	10 years
Exercise price	$5.37- $39.97	$5.37- $27.96
Expected dividend yield (2)	0%	0%
Risk-free rate (3)	0.16% - 3.18%	0.16% - 2.81%

(1)             Closing share price on the grant dates.

(2)             Company currently does not pay dividends and has no plans to do so.

(3)              Based on Government bonds with a term that is commensurate with the expected term of each option tranche. Also considered is the risk- free rate over the performance period for each option tranche.

Expected option term

The Hull & White option model captures early exercises by assuming that the likelihood of exercises will increase when the share price reaches defined multiples of the strike price. This analysis is included for the full contractual term.

Expected volatility

Volatility was based on a publicly traded peer group with similar years on the market as compared to the Company. The Company’s own volatility was weighted against the peer group to arrive at expected volatility.

Restricted share units

The movement in the number of RSUs issued under the 2014 Plan is as follows:

	RSU
		Weighted average
		grant-date fair
	Number of shares	value
Non-vested at January 1, 2017	307,063	$9.11
Granted	603,350	$5.86
Distributed	(166,000)	$9.31
Forfeited	(60,750)	$7.06
Non-vested at January 1, 2018	683,663	$6.38
Granted	262,599	$23.61
Distributed	(341,833)	$6.43
Forfeited	(192,108)	$8.15
Non-vested at December 31, 2018	412,321	$16.49

Total fair value of RSUs awarded during 2018 (in million)		$6.2
Granted to directors and officers during 2018 (shares, $ in million)	133,808	$3.3

RSUs vest over one to three years. RSUs granted in March 2017 to the Company’s Chief Executive Officer will vest equally over two years from the date of grant and RSUs granted to non-executive directors will vest one year from the date of grant. Other RSUs granted to the CEO and CMO vest over three years.

Performance share units

The movement in the number of PSUs issued under the 2014 Plan is as follows:

	PSU
		Weighted average
		grant-date fair
	Number of shares	value
Non-vested at January 1, 2017	111,564	$5.76
Granted	550,570	$17.15
Retired	(133,060)	$11.09
Distributed	(18,000)	$5.76
Non-vested at January 1, 2018	511,074	$16.73
Granted	—	$—
Retired	(68,115)	$15.79
Distributed	(65,790)	$17.44
Non-vested at December 31, 2018	377,169	$16.73
PSUs awarded but not yet earned	136,982	$28.82
Total non-vested and discretionary PSUs	514,151	$19.95

Total weighted average grant date fair value of PSUs awarded during 2018 (in millions)		$3.9

In January 2018, the Company awarded PSUs to its executives and other members of senior management. These PSUs were earned in February 2019 based on the Board’s assessment of the level of achievement of agreed upon performance targets through December 31, 2018. The PSUs awarded for the year ended December 31, 2018 will vest on the third anniversary of the grant, subject to the grantee’s continued employment.

The grants made to six executives who left the Company in 2017 were accelerated as of the date of entering into their respective termination agreements in 2017.

In determining the fair values no payments of dividends were assumed during the service periods ranging from one to three years.

Employee Share Purchase Plan (“ESPP”)

In June 2018 the Company’s shareholders adopted and approved an ESPP allowing the Company to issue up to 150,000 ordinary shares. The ESPP is intended to qualify under Section 423 of the Internal Revenue Code of 1986. Under the ESPP, employees are eligible to purchase ordinary shares through payroll deductions, subject to any plan limitations. The purchase price of the shares on each purchase date is equal to 85% of the lower of the closing market price on the offering date or the closing market price on the purchase date of each three-month offering period. For the current year ended December 31, 2018, 2,591 shares have been issued.

2012 Plan

The following table summarizes option activity under the Company’s 2012 Plan for the years ended December 31, 2018 and 2017:

	2012 plan
		Weighted average	Weighted average
	Options	exercise price	remaining contractual life
			in years
Outstanding at January 1, 2017	483,006	€5.13
Exercised	(405,188)	€5.04
Forfeited	(5,000)	€3.07
Outstanding at January 1, 2018	72,818	€5.77	3.00
Exercised	(40,251)	€6.21
Outstanding, fully vested and exercisable at December 31, 2018	32,567	€5.23	3.62

The weighted-average share price of options exercised during the year end December 31, 2018 at the date of exercise was $31.24. The weighted average price of share options exercisable as of December 31, 2017 was €5.13.

11.                               Expenses by nature

Operating expenses excluding expenses presented in other expenses included the following expenses by nature:

	Years ended December 31,
	2018	2017
	$ in thousands
Employee-related expenses	47,916	46,220
Laboratory and development expenses	23,596	17,737
Depreciation, amortization and impairment expenses	11,673	7,546
Legal and advisory expenses	7,748	8,121
Office and housing expenses	7,281	9,327
Patent and license expenses	1,202	817
Other operating expenses	1,618	7,653
Total	101,034	97,421

The Company employed an average 204 employees during the year ended December 31, 2018, including an average 107 employees outside the Netherlands. Details of employee-related expenses for the year ended December 31 are as follows:

	Years ended December 31,
	2018	2017
	$ in thousands, except for employee numbers
Wages and salaries	26,646	25,131
Share-based compensation expenses	12,370	10,127
Consultant expenses	2,974	4,758
Social security costs	2,231	2,077
Health insurance	1,750	1,536
Pension costs - defined contribution plans	628	802
Other employee expenses	1,317	1,789
Total	47,916	46,220
Number of employees at the end of the period	212	202

12.                               Finance income and expense

	Years ended December 31,
	2018	2017
	$ in thousands
Finance income
Interest income on cash and cash equivalents	2,729	117
Foreign exchange gains - net	4,382	—
Derivative gains	208	—
Total finance income	7,319	117
Finance expense
Interest expenses on Hercules borrowing	(2,889)	(2,747)
Foreign exchange losses - net	—	(3,566)
Derivative losses	—	(2,192)
Bank costs	—	(243)
Total finance expense	(2,889)	(8,748)
Finance income / (expense) - net	4,430	(8,631)

Foreign exchange gains / (losses) — net includes foreign currency gains and losses on cash and cash equivalents, Hercules borrowing and other foreign currency monetary items.

13.                               Income tax expense

No current tax charges or liabilities were recorded in 2018 and 2017 by our Dutch and U.S. entities. Due to the uncertainty surrounding the realization of favorable tax attributes in future tax returns, the Company has recorded a full valuation allowance against the Company’s otherwise recognizable net deferred tax assets. These tax assets (excluding losses carried forward) amount to $51.4 million as of December 31, 2018, and $78.2 million as of December 31, 2017.

The reconciliation of the Dutch statutory income tax rate to the Company’s effective tax rate for the years ended December 31, 2018, and 2017 (0% in both years) is as follows:

	Years ended December 31,
	2018	2017
	$ in thousands
Net loss before tax for the period	(84,884)	(80,588)
Expected tax benefit at the tax rate enacted in the Netherlands (25%)	21,221	20,147
Difference in tax rates between the Netherlands and foreign jurisdictions	(106)	1,664
Net change in valuation allowance	(19,244)	(17,678)
Non-deductible expenses, net	(3,064)	(3,210)
Change in fair value of contingent consideration	962	(724)
Tax (expense) / benefit recorded in the period	(231)	199

Current tax expense	(22)	(10)
Deferred tax (expense) / benefit	(209)	209
Tax (expense) / benefit recorded in the period	(231)	199

Non-deductible expenses predominantly relate to share-based compensation expenses for an amount of $3.1 million in 2018 (2017: $2.5 million). Deferred tax relates to a deferred tax liability recognized in 2017 (benefit of $0.2 million) related to a long-term loan to foreign operations and released in 2018 (expense of $0.2 million).

In the Netherlands, changes to corporate taxes were enacted in December 2018. The changes reduce the corporate tax rate from 25% to 22.55% for the fiscal year 2020 and to 20.5%, effective January 1, 2021. The December 2018 tax reform also limits the carryforward of tax losses arising from January 1, 2019, to six years after the end of the respective period. Tax losses incurred prior to this date continue to expire nine years after the end of the respective period.

The Dutch fiscal unity has as of December 31, 2018 an estimated $311.7 million (2017: $246 .0 million) of taxable losses that can be offset in the following nine years. The expiration dates of these Dutch losses is summarized in the following table. In the year ended December 31, 2018 unused tax losses of $20.0 million (December 31, 2017: $24.5 million) expired.

	2019	2020	2021	2022	2023
	$ in thousands
Loss expiring	20,746	18,857	14,189	24,148	23,518

In the U.S., the tax act known as the Tax Cuts and Jobs Act (“the Act”) was enacted on December 22, 2017. The Act reduced the corporate tax rate from 35% to 21%, effective January 1, 2018. The Act limits the utilization of tax losses incurred after January 1, 2018, to 80% of taxable income. The tax losses incurred prior to January 1, 2018 are approximately $55.1 million. As of December 31, 2018, the estimated remaining tax losses available for carry forward are $50.6 million. These losses will expire between 2034 and 2037.

Under the provision of the Internal Revenue Code, the net operating loss may become subject to an annual limitation in the event of certain cumulative exchange in the ownership interest of significant shareholders over a three-year period in excess of 50 percent, as defined under Section 382 and 383 of the Internal Revenue Code. This could limit the amount of tax attributes that can be utilized annually to offset future taxable income or tax liabilities. The amount of the annual limitation is determined based on the value of the Company immediately prior to the ownership change. Subsequent ownership changes may further affect the limitation.

There are no uncertain tax positions for the years ended December 31, 2018 and 2017.

14.                               Basic and diluted earnings per share

Basic earnings per share is calculated by using the weighted average number of ordinary shares outstanding. Diluted earnings per share is calculated by adjusting the weighted average number of ordinary shares outstanding, assuming conversion of all potentially dilutive ordinary shares. As the Company has incurred a loss, all potentially dilutive ordinary shares would have an antidilutive effect, if converted, and thus have been excluded from the computation of loss per share.

The potentially dilutive ordinary shares are summarized below:

	Years ended December 31,
	2018	2017
	ordinary shares
BMS warrants (1)	8,575,000	6,800,000
Stock options under 2014 Plan and Nasdaq inducement rules	2,673,712	2,456,433
Non-vested RSUs and earned PSUs	789,490	1,194,737
Stock options under 2012 Plan	32,567	72,818
Warrants	37,175	37,175
Employee share purchase plan	1,012	—
Total potential dilutive ordinary shares	12,108,956	10,561,163

(1)         The number of BMS warrants was determined using management’s best estimate of shares to be issued.

15.                               Operating lease commitments

The Company leases various office space and laboratory space under operating lease agreements:

Lexington, Massachusetts / United States

In July 2013, uniQure entered into a lease for a facility in Lexington, Massachusetts, United States. The term of the lease commenced in November 2013, was set for 10 years and is non-cancellable. Originally, the lease for this facility had a termination date of 2024. In November 2018, the term was expanded by five years to June 2029. The lease continues to be renewable for two subsequent five-year terms. Additionally, the lease was expanded to include an additional 30,655 square feet within the same facility and for the same term.

The original lease provides for annual minimum increases in rent through 2024, based on a consumer price index. The lease then resets to the same rate schedule as the expansion space.

Amsterdam / The Netherlands

In March 2016, the Company entered into a 16-year lease for a facility in Amsterdam, the Netherlands and amended this agreement in June 2016. The Company consolidated its three Amsterdam sites into the new site at the end of May 2017. The lease for the new facility terminates in 2032, with an option to extend in increments of five-year periods. The lease contract provides for annual minimum increases in rent, based on a consumer price index.

On December 1, 2017, the Company entered into an agreement to sub-lease three of the seven floors of its Amsterdam facility for a ten-year term ending on December 31, 2027, with an option for the sub-lessee to extend until December 31, 2031. The minimum rentals to be received during the remaining nine-year term amount to $9.5 million as of December 31, 2018.

As of December 31, 2018, aggregate minimum lease payments (excluding payments from the sub-lease agreement) for the calendar years and lease incentives received were as follows:

	Years ended December 31,
	2018			2017
	Lexington	Amsterdam	Total	Lexington	Amsterdam	Total
	$ in thousands
Not later than 1 year	2,707	1,963	4,670	1,849	2,023	3,872
Later than 1 year and not later than 5 years	14,017	7,879	21,896	7,931	8,092	16,023
Later than 5 years	24,892	16,085	40,977	2,827	18,203	21,030
Total	41,616	25,926	67,543	12,607	28,318	40,925

Deferred rent related to lease incentives - non current	4,974	3,787	8,761	4,826	4,288	9,114
Deferred rent related to lease incentives - current	—	311	311	737	—	737

Lease expense is calculated on a straight-line basis over the term of the lease, and considers $12.2 million of lease incentives received. Aggregate lease expense was as follows:

	Years ended December 31,
	2018	2017
	$ in thousands
Lease expense-Lexington	1,583	1,103
Lease expense-Amsterdam	1,667	2,503
Total lease expense	3,250	3,606

16.                               Commitments and contingencies

In the course of its business, the Company enters as a licensee into contracts with other parties with regard to the development and marketing of its pipeline products. Among other payment obligations, the Company is obligated to pay royalties to the licensors based on future sales levels and milestone payments whenever specified development, regulatory and commercial milestones are met. As both future sales levels and the timing and achievement of milestones are uncertain, the financial effect of these agreements cannot be estimated reliably.

17.                               Related party transactions

On August 7, 2017, the Company appointed Dr. Sander van Deventer as its Chief Scientific Officer and General Manager of its Amsterdam site. Dr. van Deventer served on the Company’s Board until September 14, 2017. Dr. van Deventer has resigned as Managing Partner of Forbion Capital Partners by August 1, 2017, and now is an operating partner with Forbion Capital Partners for up to 50% of his time. Dr. van Deventer is entitled to €200,000 gross annual salary (“Base Salary”), including an 8% holiday allowance to be paid annually in May based upon the previous year’s gross annual salary. Dr. van Deventer will also be eligible for a bonus amounting to a maximum of 40% of his annual gross salary, such amount to be determined by the Board. On September 20, 2017, Dr. van Deventer was granted an option to purchase 150,000 shares with an exercise price of $8.49, in accordance with the Company’s Amended and Restated 2014 Share Incentive Plan.

In the period ended December 31, 2018, and 2017, executive directors received regular salaries, post-employment benefits and share-based payments. Additionally, non-executive directors received compensation for their services in the form of cash compensation and equity grants.

uniQure treats shareholders holding more than 5% of uniQure ordinary shares as related parties. Between January 1, 2017, and December 31, 2018, the following parties beneficially held more than 5% of uniQure’s ordinary shares:

Bristol Myers Squibb

ForUniQure B.V. (formerly Forbion Capital Partners)

Coller Capital

Funds affiliated with ForUniQure B.V. have a material interest in the Company.

Refer to Notes 3.3 and 4 regarding details of the transactions with BMS.

During the period January 1, 2017 to December 31, 2018 a number of investors registered an ownership of more than 5% of the Company’s ordinary shares.

18.                               Key management compensation

Board of Directors

The aggregate remuneration of the Board of Directors amounted to $6.3 million for the year ended December 31, 2018 (2017: $4.9 million). Details by director are as follows:

		Year ended December 31, 2018
		Short- term employee benefits	Share- based payments (5)	Post employment benefits	Board fee	Termination benefits	Total
		$ in thousands
Matthew Kapusta	Executive	876	3,304	8	—	—	4,188
Robert Gut (1)	Executive	267	489	4	7	—	767
Philip Astley-Sparke	Non-Executive, Chairman	—	168	—	83	—	251
Jack Kaye	Non-Executive	—	163	—	57	—	220
David Schaffer	Non-Executive	—	155	—	—	—	155
Paula Soteropoulos	Non-Executive	—	155	—	42	—	197
Madhavan Balachandran	Non-Executive	—	175	—	43	—	218
Jeremy P. Springhorn	Non-Executive	—	175	—	53	—	228
David Meek (2)	Non-Executive	—	77	—	21	—	98
Total		1,143	4,861	12	306	—	6,322

		Year ended December 31, 2017
		Short- term employee benefits	Share- based payments (5)	Post employment benefits	Board fee	Termination benefits	Total
		$ in thousands
Matthew Kapusta	Executive	750	3,330	7	—	—	4,087
Philip Astley-Sparke	Non-Executive, Chairman	—	204	—	72	—	276
Jack Kaye	Non-Executive	—	103	—	53	—	156
David Schaffer	Non-Executive	—	88	—	—	—	88
Paula Soteropoulos	Non-Executive	—	88	—	43	—	131
Madhavan Balachandran (3)	Non-Executive	—	8	—	12	—	20
Jeremy P. Springhorn (3)	Non-Executive	—	8	—	16	—	24
Will Lewis (4)	Non-Executive	—	(2)	—	40	—	38
Sander van Deventer (4)	Non-Executive	—	59	—	35	—	94
Total		750	3,886	7	271	—	4,914

(1)         Appointed on June 13, 2018 as non-executive director, resigned as non-executive director on August 20, 2018 in relation to his appointment as the Company’s Chief Medical Officer. Dr. Gut was appointed as an executive director on October 24, 2018.

(2)         Appointed on June 13, 2018

(3)         Appointed on September 1, 2017

(4)         Resigned on September 14, 2017

(5)         The share based payment reflects the value of equity settled share options and RSUs expensed during the year, as required by IFRS 2.

On October 26, 2017, the Company and its Chief Executive Officer and Executive Director, Matthew Kapusta, entered into an amendment (the “Amendment”) to Mr. Kapusta’s employment agreement dated December 9, 2014, as previously amended (the “Agreement”). The Amendment changes Mr. Kapusta’s severance entitlement in the event of a termination of his employment that occurs within the period that starts ninety days preceding a Change of Control (as defined in the Agreement) and ends one year following a Change of Control. Mr. Kapusta will be entitled in such circumstances to a lump sum payment equal to two times Mr. Kapusta’s then-current base salary plus bonus (as defined in the Agreement) to be paid no later than sixty days after the termination date and his bonus (as defined in the Agreement) for the year of termination pro-rated based upon Mr. Kapusta’s termination date. Mr. Kapusta’s employment agreement previously provided for severance payments of one times his then-current base salary, his pro-rated bonus for the year of termination and a lump-sum payment representing one times his bonus. Mr. Kapusta’s other severance entitlements with respect to a termination connected with a Change of Control have not changed.

On June 13, 2018, the Company shareholders voted to approve the appointment of Robert Gut, M.D., Ph.D. as a non-executive director on our Board of Directors. On August 20, 2018, Dr. Gut and the Company entered into an employment agreement (the “Gut Agreement”) appointing Dr. Gut as the Company’s Chief Medical Officer following his resignation as a non-executive director. On October 24, 2018, at an extraordinary general meeting, the Company’s shareholders voted to approve the appointment of Dr. Gut as executive director on the Board of Directors. Dr. Gut’s annual base salary will be $425,000 and he will be eligible for an annual bonus of 40% of his base salary. Dr. Gut was granted 35,000 restricted stock units vesting in equal installments over three years as well as an option to purchase 70,000 ordinary shares of the Company that will vest over a period of four years. In addition, Dr. Gut retains his option to purchase 10,000 ordinary shares vesting over three years, which he was granted upon his appointment as a non-executive director in June 2018. In the event of a termination Dr. Gut will be entitled to a lump sum payment equal to his then current base salary (as defined in the Gut Agreement) to be paid no later than sixty days after the termination date. Following a Change of Control (as defined in the Gut Agreement) all equity awards shall vest as of the date of the Change of Control and all share options shall be exercisable for a period ending on the eighteen month anniversary of the Change of Control.

Management team

The compensation costs of the Management Team (excluding Mr. Kapusta and Dr. Gut) for the years ended December 31, 2018, and 2017 were as follows:

	Short-term employee benefits	Share-based payments	Post employment benefits	Termination benefits	Total
	$ in thousands
Year ended December 31, 2018	4,020	3,750	77	111	7,958
Year ended December 31, 2017	3,607	4,093	73	850	8,623

Refer to Note 10 for further information regarding share-based payment awarded to key management personnel and directors. Expenses resulting from the acceleration of performance share units for executives leaving the Company are presented within share-based payments. Termination benefits include separation pay for the period ended December 31, 2018 and short-term incentive bonus for the period ended December 31, 2017, that were agreed as part of the termination arrangements.

19.                               Events after the reporting date

In February 2019, BMS requested a one-year extension of the research term, which expires May 21, 2019.  In April 2019, following an assessment of the progress of this collaboration and the Company’s expanding proprietary programs, the Company notified BMS that the Company did not intend to agree to an extension of the research term. Accordingly, the Company and BMS are currently in discussions potentially to amend the collaboration and license agreement and other related agreements following the expiration of the research term.  See Note 4 for further details.

C             Company-only Financial Statements uniQure N.V. for the year ended December 31, 2018

Page

Company only Statement of Financial Position as of December 31, 2018	97
Company only Statement of Profit or Loss for the year ended December 31, 2018	98
Notes to the Company-only Financial Statements	99

uniQure N.V.

Company-Only Statement of Financial Position

		December 31,	December 31,
	Note	2018	2017
		$ in thousands
Current assets
Cash and cash equivalents		179,374	43,920
Current assets		1,765	203
Total current assets		181,139	44,123
Non-current assets
Financial fixed assets	3	762	47,595
Total non-current assets		762	47,595
Total assets		181,901	91,718

Current liabilities
Accrued expenses and other current liabilities		1,031	475
Total current liabilities		1,031	475
Non-current liabilities
Debt to related party - derivatives	6	803	1,298
Total non-current liabilities		803	1,298
Total liabilities		1,834	1,773

Shareholders’ equity
Share capital		2,299	1,947
Share premium		522,112	379,278
Legal reserves		(10,537)	(5,300)
Other reserves		61,017	46,845
Accumulated deficit		(394,824)	(332,825)
Total shareholders’ equity	4	180,067	89,945
Total liabilities and shareholders’ equity		181,901	91,718

uniQure N.V.

Company-Only Statement of Profit or Loss

	Years ended December 31,
	2018	2017
	$ in thousands
Loss from subsidiaries	(72,769)	(64,205)
Result uniQure N.V.	(12,346)	(14,322)
Net loss	(85,115)	(78,527)

Notes to the Company-only Financial Statements

1.             General

uniQure N.V. (“uniQure” or the “Company”) was incorporated on January 10, 2012.

The Company-only financial statements are part of the 2018 financial statements of uniQure N.V. On February 10, 2014, the Company converted from a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands into a public company with limited liability (naamloze vennootschap), and changed its legal name from uniQure B.V. to uniQure N.V.

The Company is the parent company of the uniQure group and is listed at the NASDAQ. The Company provides intercompany funding to its operational subsidiaries in the form of loans and equity financing. The Company conducts its business through its Dutch subsidiary uniQure biopharma B.V. (“Biopharma”). Biopharma owns the U.S. operating entity uniQure Inc. as well as a German entity uniQure GmbH. The Company issued a joint and several liability statements per Section 2:403 of the Dutch Civil Code, for the benefit of its Dutch subsidiaries, thereby establishing a contingent liability.

uniQure N.V. forms a fiscal unity with its Dutch subsidiaries for income tax purposes. In accordance with the standard conditions, a company and its subsidiaries that form the fiscal unity are jointly and severally liable for tax payable by the fiscal unity. The allocation of the tax expense will be considered at the time when the Company will be eligible to process tax expenses.

2.             Basis of preparation

These Company-only financial statements are prepared based on International Financial Reporting Standards recognition and measurement principles as issued by the International Accounting Standards Board and as adopted by the European Union for the financial year ended December 31, 2018. Please see the notes to the consolidated financial statements for a description of these recognition and measurement principles.

With reference to the Company-only income statement of uniQure, use has been made of the exemption pursuant to Section 2:402 of the Dutch Civil Code. For setting the principles for the recognition and measurement of assets and liabilities and determination of the result for its Company-only financial statements, uniQure makes use of the option provided in Section 2:362 (8) of the Dutch Civil Code.

In the Company-only financial statements, investments in subsidiaries and long-term loan receivables are presented at their net asset value, being the equity of the respective subsidiary. If the net asset value of a subsidiary is negative, then the carrying amount of the long-term loan receivables from that subsidiary is reduced with the negative equity amount. The Company adopted a policy whereby a reduction of negative equity will first be recorded as a reversal of a reduction of a long-term loan receivable’s carrying amount before reversing reductions of the carrying amount of investments in subsidiaries.

The Company-only financial statements have been prepared on a going concern basis based on the Company’s cash and cash equivalents as of December 31, 2018, and the Company’s budgeted cash flows for the twelve months following the issuance date.

3.             Financial fixed assets

uniQure N.V. holds investments into the following entities:

Name	Percentage of shares	Statutory seat
uniQure biopharma B.V.	100%	Amsterdam
uniQure IP B.V.	100%	Amsterdam

	Loans to subsidiaries	Investment into subsidiaries	Total
	$ in thousands
Cost	55,546	248,412	303,958
Accumulated loss from subsidiaries	—	(188,023)	(188,023)
Accumulated losses	(7,951)	(60,389)	(68,340)
Carrying amount January 1, 2018	47,595	—	47,595
Payments, net	288		288
Other increases in net equity	7,951	16,967	24,918
Contribution into capital	(51,502)	51,502	—
Loss from subsidiaries	—	(72,769)	(72,769)
Reclassification to current assets	(1,623)	—	(1,623)
Currency translation effects	(2,709)	5,061	2,352
Carrying amount December 31, 2018	—	761	761
Cost	—	316,243	316,243
Accumulated loss from subsidiaries	—	(247,773)	(247,773)
Accumulated losses	—	(67,709)	(67,709)
Carrying amount December 31, 2018	—	761	761

As of December 31, 2018, the Company carrying amount of the loan receivable from uniQure Biopharma B.V. was nil (2017: $55.5 million). Biopharma’s net equity deficit as of December 31, 2017, amounted to $5.8 million.

4.             Shareholders’ equity

During the period covered by these Company-only financial statements uniQure had a single class of shares which are denominated as ordinary shares.

	Attributable to equity holders of the Company
				Legal Reserves
	Share Capital		Share	Currency translation	Other	Accumulated	Total
	No. of shares	Amount	Premium	differences	Reserves	deficit	equity
	$ in thousands (except number of shares)
Balance at January 1, 2018	31,339,040	1,947	379,278	(5,300)	46,845	(332,825)	89,945
Cumulative effect of retroactive implementation of IFRS 15 revenue recognition	—	—	—	—	1,802	23,116	24,918
Net loss	—	—	—	—	—	(85,115)	(85,115)
Other comprehensive loss	—	—	—	(5,237)	—	—	(5,237)
Total comprehensive loss	—	—	—	(5,237)	1,802	(61,999)	(65,434)
Follow-on public offering	5,175,000	309	138,052	—	—	—	138,361
Exercises of share options	425,074	19	4,741	—	—	—	4,760
Restricted and performance share units distributed during the period	409,948	24	(24)	—	—	—	—
Share-based compensation expense	—	—	—	—	12,370	—	12,370
Issuance of ordinary shares relating to employee stock purchase plan	2,591	—	65	—	—	—	65
Balance at December 31, 2018	37,351,653	2,299	522,112	(10,537)	61,017	(394,824)	180,067

Further disclosures relating to the capital contributions and share-based payment expenses can be found in Notes 9 and 10 to the consolidated financial statements.

As of December 31, 2018, a total of 37,351,653 ordinary shares were issued and paid up in full at a nominal value of €0.05 per share (2017: 31,339,040 ordinary shares). Of these, 6,012,613 ordinary shares were issued during the year (2017: 6,081,620 ordinary shares).

The total proceeds for issuance of shares during the period amount to $143.2 million (2017: $92.0 million).

We propose to the General Meeting of Shareholders to allocate the net loss for the twelve-month period ended December 31, 2018, of $85.1 million to the accumulated deficit.

5.             Compensation of the Board of Directors

For the period ending December 31, 2018, the Company recorded an amount of $0.0 million (December 31, 2017: $0.0 million) for social security and payroll tax obligations, in relation to the Board of Directors. Personal loans or guarantees have not been provided by any member of the uniQure group to any member(s) of the Board of Directors

Refer to Note 18 to the consolidated financial statements.

6.             Derivative financial instruments

BMS warrants

As part of the collaboration agreement (see Note 3.3 to the Consolidated Financial Statements) BMS was granted two warrants, the first BMS warrant and the second BMS warrant. These warrants provide BMS the right to purchase additional ordinary shares such that BMS owns 14.9%, respectively 19.9%, of the Company’s’ ordinary shares immediately after the exercise of the warrants. The Company has determined that BMS’ rights to acquire equity in the future are financial instruments. The instruments are presented within non-current liabilities.

During the year ended December 31, 2018, the Company recognized a gain of $0.5 million in finance income (2017: $1.2 million loss) related to fair value changes of the warrants.

Warrants convertible loan

In 2012 and 2013, uniQure issued warrants in connection to a convertible loan agreement with five of its major shareholders (Forbion, Gilde, Coller, Grupo Netco and Lupus Alpha), which in July 2013 converted into equity. During the year ended December 31, 2017, the Company recognized a loss of $0.6 million in finance income related to fair value changes of the warrants. In December 2017 the Company issued a total of 114,172 restricted ordinary shares in relation to the exercise of 128,710 warrants. No warrants are outstanding as of December 31, 2017 or 2018.

7.             Audit fees

The following table sets forth, for each of the years indicated, the fees billed by the Company’s independent auditor and the percentage of each of the fees out of the total amount billed by the independent auditor.

	Years ended December 31,
	2018		2017
	$ in thousands	%	$ in thousands	%
Audit of the financial statements	1,172	91%	595	80%
Other audit services	122	9%	150	20%
Tax services	—	0%	—	0%
Other non-audit services	—	0%	—	0%
Total	1,294	100%	745	100%

The fees listed above relate to the procedures applied to the Company and its consolidated group entities by its independent auditor as referred to in Section 1, subsection 1 of the Dutch Accounting Firms Oversight Act (Dutch acronym: Wta), as well as by Dutch and foreign-based accounting firms, including their tax services and advisory groups. Other audit services in 2018 include $0.1 million related to the May follow-on offering and in 2017 include $0.2 million related to assurance services linked to the ATM and October follow-on offering.

Signing of the Financial Statements

Amsterdam, May 3, 2019

Executive Director	Non-Executive Directors

Matthew Kapusta, Chief Executive Officer	Philip Astley-Sparke, Chairman

Robert Gut, Chief Medical Officer	Jack Kaye, Member

David Schaffer, Member

Paula Soteropoulos, Member

Madhavan Balachandran, Member

Jeremy P. Springhorn, Member

David Meek, Member

D             Other Information

Page

Statutory Arrangement Concerning the Appropriation of Profit	105
Independent Auditor’s Report to the General Meeting of uniQure N.V.	106

Statutory Arrangement Concerning the Appropriation of Profit

The statutory arrangements regarding the appropriation of profit are described in article 10.1 of the articles of association:

10.1.       Profit and loss. Distributions on Shares.

10.1.1.    The Board will keep a share premium reserve and profit reserve for the Shares.

10.1.2.           The Company may make distributions on Shares only to the extent that its shareholders’ equity exceeds the sum of the paid-up and called-up part of the capital and the reserves which must be maintained by law.

10.1.3.           Distributions of profit, meaning the net earnings after taxes shown by the adopted Annual Accounts, shall be made after the adoption of the Annual Accounts from which it appears that they are permitted, without prejudice to any of the other provisions of these articles of association.

10.1.4.    The Board may determine that any amount out of the profit shall be added to the reserves.

10.1.5.           The profit remaining after application of article 10.1.4 shall be at the disposal of the General Meeting, which may resolve to carry it to the reserves or to distribute it among the Shareholders.

10.1.6.           On a proposal of the Board the General Meeting may resolve to distribute to the Shareholders a dividend in the form of Shares in the share capital of the Company.

10.1.7.           Subject to the other provisions of this article 10.1 the General Meeting may, on a proposal made by the Board resolve to make distributions to the Shareholders to the debit of one (1) or several reserves which the Company is not prohibited from distributing by virtue of the law.

10.1.8.           No dividends shall be paid on Shares held by the Company in its own share capital, unless such Shares are encumbered with a right of use and enjoyment (vruchtgebruik) or pledge.

Independent Auditor’s Report

To: the general meeting and the board of directors uniQure N.V.

Report on the financial statements 2018

Our opinion

In our opinion:

•                  uniQure N.V.’s consolidated financial statements give a true and fair view of the financial position of the Group as at 31 December 2018, and of its result and cash flows for the year then ended in accordance with International Financial Reporting Standards as adopted by the European Union (EU-IFRS) and with Part 9 of Book 2 of the Dutch Civil Code;

•                  uniQure N.V.’s company-only financial statements give a true and fair view of the financial position of the Company as at 31 December 2018, and of its results for the year then ended in accordance with Part 9 of Book 2 of the Dutch Civil Code.

What we have audited

We have audited the accompanying financial statements 2018 of uniQure N.V., Amsterdam (‘the Company’). The financial statements include the consolidated financial statements of uniQure N.V. and its subsidiaries (together: ‘the Group’) and the company-only financial statements.

The consolidated financial statements comprise:

•                                the consolidated statement of financial position as of 31 December 2018;

•                                the following statements for 2018: the consolidated statement of profit or loss and other comprehensive income or loss, consolidated statement of changes in equity and consolidated statement of cash flows; and

•                                the notes, comprising a summary of significant accounting policies and other explanatory information.

The company-only financial statements comprise:

•                                the company-only statement of financial position as of 31 December 2018;

•                                the company-only statement of profit or loss for the year ended 31 December , 2018;

•                               the notes, comprising a summary of significant accounting policies and other explanatory information.

The financial reporting framework applied in the preparation of the financial statements is EU-IFRS and the relevant provisions of Part 9 of Book 2 of the Dutch Civil Code for the consolidated financial statements and Part 9 of Book 2 of the Dutch Civil Code for the company-only financial statements.

PricewaterhouseCoopers Accountants N.V., Thomas R. Malthusstraat 5, 1066 JR Amsterdam, P.O. Box 90357, 1006 BJ Amsterdam, the Netherlands

T: +31 (0) 88 792 00 20, F: +31 (0) 88 792 96 40, www.pwc.nl

‘PwC’ is the brand under which PricewaterhouseCoopers Accountants N.V. (Chamber of Commerce 34180285), PricewaterhouseCoopers Belastingadviseurs N.V. (Chamber of Commerce 34180284), PricewaterhouseCoopers Advisory N.V. (Chamber of Commerce 34180287), PricewaterhouseCoopers Compliance Services B.V. (Chamber of Commerce 51414406), PricewaterhouseCoopers Pensions, Actuarial & Insurance Services B.V. (Chamber of Commerce 54226368), PricewaterhouseCoopers B.V. (Chamber of Commerce 34180289) and other companies operate and provide services. These services are governed by General Terms and Conditions (‘algemene voorwaarden’), which include provisions regarding our liability. Purchases by these companies are governed by General Terms and Conditions of Purchase (‘algemene inkoopvoorwaarden’). At www.pwc.nl more detailed information on these companies is available, including these General Terms and Conditions and the General Terms and Conditions of Purchase, which have also been filed at the Amsterdam Chamber of Commerce.

The basis for our opinion

We conducted our audit in accordance with Dutch law, including the Dutch Standards on Auditing. We have further described our responsibilities under those standards in the section ‘Our responsibilities for the audit of the financial statements’ of our report.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Independence

We are independent of uniQure N.V. in accordance with the European Regulation on specific requirements regarding statutory audit of public-interest entities, the ‘Wet toezicht accountantsorganisaties’ (Wta, Audit firms supervision act), the ‘Verordening inzake de onafhankelijkheid van accountants bij assuranceopdrachten’ (ViO – Code of Ethics for Professional Accountants, a regulation with respect to independence) and other relevant independence requirements in the Netherlands. Furthermore, we have complied with the ‘Verordening gedrags- en beroepsregels accountants’ (VGBA – Code of Ethics for Professional Accountants, a regulation with respect to rules of professional conduct).

Our audit approach

Overview and context

uniQure N.V. is a biopharmaceutical company specializing in the field of gene therapy. uniQure seeks to develop single treatments with potentially curative results for patients suffering from genetic and other devastating diseases. The Company is a public company listed on the NASDAQ in New York, USA. To comply with Dutch statutory requirements, the Company uses EU-IFRS and Part 9 of Book 2 of the Dutch Civil Code as their accounting framework for the statutory financial statements. The Group is comprised of two components and therefore we considered our Group audit scope and approach as set out in the section ‘The scope of our Group audit’. We paid specific attention to the areas of focus driven by the operations of the Group, as set out below.

As part of designing our audit, we determined materiality and assessed the risks of material misstatement in the financial statements. In particular, we considered where the board of directors made important judgments; for example, in respect of significant accounting estimates that involved making assumptions and considering future events that are inherently uncertain.

In paragraph 2.2 of the financial statements, the Company describes the areas of judgment in applying accounting policies and the key sources of estimation uncertainty. Given the significant judgment related to the license revenue recognition model, we considered this matter to be a key audit matter as set out in the section ‘Key audit matters’ of this report.

Other areas of focus that were not considered to be key audit matters were the discontinuation of the S100A1 research program, the valuation method for share-based compensation and the business model and stage of research and development. As the Company is still in the research and development phase, funding of the business is an element of the audit. As in all of our audits, we also addressed the risk of management override of internal controls, including evaluating whether there was evidence of bias by the board of directors that may represent a risk of material misstatement due to fraud.

We ensured that the audit teams both at the Group and at component levels included the appropriate skills and competences which are needed for the audit of a biopharmaceutical company. We also included specialists in our team in the areas of information technology, taxation and valuations, specifically for share-based compensation.

The outline of our audit approach was as follows:

Materiality

•                                Overall materiality: USD 4 million

Audit scope

•                                We conducted audit work in two locations which are Amsterdam (the Netherlands) and Lexington, Massachusetts (United States of America). The Group engagement team has visited the component team in Lexington.

•                                Audit coverage: 100% of consolidated revenue and 100% of consolidated total assets

Key audit matters

•                                License revenue recognition

Materiality

The scope of our audit is influenced by the application of materiality, which is further explained in the section ‘Our responsibilities for the audit of the financial statements’.

Based on our professional judgment, we determined certain quantitative thresholds for materiality, including the overall materiality for the financial statements as a whole as set out in the table below. These, together with qualitative considerations, helped us to determine the nature, timing and extent of our audit procedures on the individual financial statement line items and disclosures and to evaluate the effect of identified misstatements, both individually and in aggregate, on the financial statements as a whole and on our opinion.

Overall Group materiality	USD 4 million (2017: USD 3.4 million)

Basis for determining materiality	We used our professional judgment to determine overall materiality. As a basis for our judgment we used 5% of loss before income tax.

Rationale for benchmark applied

We used net loss before income tax as the primary benchmark, a generally accepted auditing practice, based on our analysis of the common information needs of users of the financial statements. On this basis, and given the stage of the Company’s research & development projects, we believe that net loss before income tax is an important metric for the financial performance of the Company.

Component materiality

To each component in our audit scope, we, based on our judgment, allocate materiality that is less than our overall Group materiality. The range of materiality allocated across components was between USD 3.2 million and USD 4 million.

We also take misstatements and/or possible misstatements into account that, in our judgment, are material for qualitative reasons.

We agreed with the board of directors that we would report to them misstatements identified during our audit above USD 200 thousand (2017: USD 165 thousand) as well as misstatements below that amount that, in our view, warranted reporting for qualitative reasons.

The scope of our Group audit

uniQure N.V. is the parent company of a group of entities. The financial information of this Group is included in the consolidated financial statements of uniQure N.V.

We tailored the scope of our audit to ensure that we performed sufficient work to be able to give an opinion on the financial statements as a whole, taking into account the management structure of the Group, the nature of operations of its components, the accounting processes and controls, and the markets in which the components of the Group operate. In establishing the overall Group audit strategy and plan, we determined the type of work required to be performed at the component level by the Group engagement team and by the component auditors.

The Group audit primarily focussed on the significant components which are the uniQure Netherlands entities, together representing one component for the purpose of our group audit, as well as the United States Entity.  In total, in performing these procedures, we achieved the following coverage on the financial line items

Revenue	100%

Total assets	100%

For the Netherlands entities, the Group engagement team performed the audit work. For uniQure Inc., we used component auditors who are familiar with the local laws and regulations to perform the audit work.

Where the work was performed by the component auditors, we determined the level of involvement we needed to have in their audit work to be able to conclude whether sufficient appropriate audit evidence had been obtained as a basis for our opinion on the consolidated financial statements as a whole.

We issued instructions to the component audit team in our audit scope. These instructions included amongst others our risk analysis, materiality and scope of the work to be performed. We determined the level of our involvement in the audit work of this component in order to be able to conclude whether sufficient appropriate audit evidence had been obtained as a basis for our opinion on the Group financial statements as a whole. During our planning calls, we explained to the component audit team the structure of the Group, the main developments that are relevant for the component auditors, the risks identified, the materiality levels to be applied and our global audit approach. We have also held individual calls with the component audit team multiple times during the year including upon the conclusion of their work. During these calls, we have discussed the significant accounting and audit issues identified by the component auditors, the reports of the component auditors, the findings of their procedures and other matters, which could be of relevance for the consolidated financial statements. Also in the current year the Group audit team visited the United States component auditors. For this location we reviewed selected working papers of the component auditors as part of our procedures of our on site visit.

The Group consolidation, financial statement disclosures and a number of complex items are audited by the Group engagement team at the Amsterdam office (Netherlands entities). These included derivative financial instruments, impairment analyses, share-based payments, revenue recognition model, discontinuation of the S100A1 research program, funding requirements and going concern.

By performing the procedures above at the component, combined with additional procedures at Group level, we have been able to obtain sufficient and appropriate audit evidence on the Group’s financial information, as a whole, to provide a basis for our opinion on the financial statements.

Key audit matters

Key audit matters are those matters that, in our professional judgment, were of most significance in the audit of the financial statements. We have communicated the key audit matter to the audit committee. The key audit matter is not a comprehensive reflection of all matters that were identified by our audit and that we discussed. In this section, we described the key audit matter and included a summary of the audit procedures we performed on this matter.

The key audit matter was addressed in the context of our audit of the financial statements as a whole, and in forming our opinion thereon. We do not provide separate opinions on this matter or on specific elements of the financial statements. Any comments or observations we make on the results of our procedures should be read in this context.

This year we considered license revenue recognition a key audit matter given management’s significant judgment applied in the process to develop a model, including determining the assumptions underlying that model, as a basis for revenue recognition. The change in key audit matter from last year’s report is to remove the going concern and funding key audit matter as a result of improved liquidity conditions due to equity financings received in Q4 2017 and May 2018. We have also removed the implementation of IFRS 15 key audit matter.

Key audit matter	Our audit work and observations

License Revenue Recognition

Refer to note 2.3, New standards, amendments and interpretations and page 60 up to 61 of the annual report.

As explained on pages 60 up to 61 of the annual report, the Group has implemented IFRS 15 in 2018 and has developed a new license revenue recognition model relating to the allocation of deferred revenues under the BMS collaboration agreement as part of this implementation. This new model estimates the over time recognition of license revenues and involves a significant level of management judgement.

The key assumptions are:

– estimated time required to provide services during each phase

– probability of designating additional targets

– probability of successfully completing each phase

– total expected performance period based on measure towards the completion of activities

Any significant change in these assumptions could have a material effect on the financial statements.

We have focused on this item due to the size of the revenue balances (deferred revenue and license revenue) as well as the significant judgement used by management, which is the basis for the license revenue recognition.

Therefore, we have considered license revenue recognition as a key audit matter.

We have read the collaboration agreement

We have obtained an understanding of the design of the internal controls regarding the implementation and operating effectiveness of controls over revenue recognition and application of new accounting standards, including an understanding of:

– management’s process for implementation of IFRS 15

– management’s process to identify assumptions underlying the model

– management’s process to develop the model.

We found the controls above to be properly designed, implemented and operating effectively for the purpose of our audit.

We have recalculated the model.

We challenged each of management’s significant assumptions:

1) Estimated time required to provide services during each phase.

• We assessed the activities identified to be performed during the pre-clinical and clinical phases to determine if, based on the agreement and our understanding of the activities within each phase, the activity would be performed in the phase concluded by management.

• We compared management’s current expectations with research plans available and agreed upon with the contract partner.

2) Probability of designating additional targets.

• We assessed the probability of success of designation of targets given by management to each target based on external, third party evidence. Furthermore we discussed the probability of success allocation for the identified targets with management to understand management’s outlook for the undesignated targets.

• We assessed the replacement of targets within the model.

• We have assessed the sensitivity analysis prepared my management for the potential impact of possible changes in the Q4 2018 target +10% for disclosure purposes. These sensitivity considerations were disclosed in note 4 of the consolidated financial statements.

Key audit matter	Our audit work and observations

3) Total expected performance period and probability of successfully completing each phase.

• We compared the length of time aspects embedded in the model to third-party supporting documents which quantifies probabilities of success and used this as a basis for challenging management’s assumption of the years to completion for pre-clinical and clinical phases.

• We assessed the accuracy and completeness of disclosures regarding the license revenue recognition model.

Our procedures did not identify material exceptions.

Report on the other information included in the annual report

In addition to the financial statements and our auditor’s report thereon, the annual report contains other information that consists of:

•                                the report of the Board of Directors;

•                                the other information pursuant to Part 9 of Book 2 of the Dutch Civil Code;

Based on the procedures performed as set out below, we conclude that the other information:

•                                is consistent with the financial statements and does not contain material misstatements;

•                                contains the information that is required by Part 9 of Book 2 of the Dutch Civil Code.

We have read the other information. Based on our knowledge and understanding obtained in our audit of the financial statements or otherwise, we have considered whether the other information contains material misstatements.

By performing our procedures, we comply with the requirements of Part 9 of Book 2 of the Dutch Civil Code and the Dutch Standard 720. The scope of such procedures was substantially less than the scope of those performed in our audit of the financial statements.

The board of directors is responsible for the preparation of the other information, including the directors’ report  and the other information in accordance with Part 9 of Book 2 of the Dutch Civil Code.

Report on other legal and regulatory requirements

Our appointment

We were appointed as auditors of Amsterdam Molecular Therapeutics, the predecessor of uniQure N.V. on 8 September 2006 by management and the appointment has been renewed by the general meeting on 13 June 2018 representing a total period of uninterrupted engagement appointment of 12 years.

No prohibited non-audit services

To the best of our knowledge and belief, we have not provided prohibited non-audit services as referred to in Article 5(1) of the European Regulation on specific requirements regarding statutory audit of public-interest entities.

Services rendered

The services, in addition to the audit, that we have provided to the Company and its controlled entities, for the period to which our statutory audit relates, are disclosed in note 7 to the financial statements.

Responsibilities for the financial statements and the audit

Responsibilities of the board of directors for the financial statements

The board of directors is responsible for:

•                                the preparation and fair presentation of the financial statements in accordance with EU-IFRS, with Part 9 of Book 2 of the Dutch Civil Code; and for

•                                such internal control as the board of directors determines is necessary to enable the preparation of the financial statements that are free from material misstatement, whether due to fraud or error.

As part of the preparation of the financial statements, the board of directors is responsible for assessing the Company’s ability to continue as a going concern. Based on the financial reporting frameworks mentioned, the board of directors should prepare the financial statements using the going-concern basis of accounting unless the board of directors either intends to liquidate the Company or to cease operations, or has no realistic alternative but to do so. The board of directors should disclose events and circumstances that may cast significant doubt on the Company’s ability to continue as a going concern in the financial statements.

The board of directors is responsible for overseeing the Company’s financial reporting process.

Our responsibilities for the audit of the financial statements

Our responsibility is to plan and perform an audit engagement in a manner that allows us to obtain sufficient and appropriate audit evidence to provide a basis for our opinion. Our audit opinion aims to provide reasonable assurance about whether the financial statements are free from material misstatement. Reasonable assurance is a high but not absolute level of assurance, which makes it possible that we may not detect all misstatements. Misstatements may arise due to fraud or error. They are considered to be material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of the financial statements.

Materiality affects the nature, timing and extent of our audit procedures and the evaluation of the effect of identified misstatements on our opinion.

A more detailed description of our responsibilities is set out in the appendix to our report.

Amsterdam, 3 May 2019

PricewaterhouseCoopers Accountants N.V.

Original has been signed by R.M.N Admiraal RA

Appendix to our auditor’s report on the financial statements 2018 of uniQure N.V.

In addition to what is included in our auditor’s report, we have further set out in this appendix our responsibilities for the audit of the financial statements and explained what an audit involves.

The auditor’s responsibilities for the audit of the financial statements

We have exercised professional judgment and have maintained professional scepticism throughout the audit in accordance with Dutch Standards on Auditing, ethical requirements and independence requirements. Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error. Our audit consisted, among other things of the following:

•                                Identifying and assessing the risks of material misstatement of the financial statements, whether due to fraud or error, designing and performing audit procedures responsive to those risks, and obtaining audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the intentional override of internal control.

•                                Obtaining an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control.

•                                Evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by the board of directors.

•                                Concluding on the appropriateness of the board of directors’ use of the going-concern basis of accounting, and based on the audit evidence obtained, concluding whether a material uncertainty exists related to events and/or conditions that may cast significant doubt on the company’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor’s report to the related disclosures in the financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor’s report and are made in the context of our opinion on the financial statements as a whole. However, future events or conditions may cause the company to cease to continue as a going concern.

•                                Evaluating the overall presentation, structure and content of the financial statements, including the disclosures, and evaluating whether the financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

Considering our ultimate responsibility for the opinion on the company’s consolidated financial statements, we are responsible for the direction, supervision and performance of the Group audit. In this context, we have determined the nature and extent of the audit procedures for components of the Group to ensure that we performed enough work to be able to give an opinion on the financial statements as a whole. Determining factors are the geographic structure of the Group, the significance and/or risk profile of Group entities or activities, the accounting processes and controls, and the industry in which the Group operates. On this basis, we selected Group entities for which an audit or review of financial information or specific balances was considered necessary.

We communicate with the audit committee regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit. In this respect, we also issue an additional report to the audit committee in accordance with Article 11 of the EU Regulation on specific requirements regarding statutory audit of public-interest entities. The information included in this additional report is consistent with our audit opinion in this auditor’s report.

We provide the audit committee with a statement that we have complied with relevant ethical requirements regarding independence, and to communicate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, related safeguards.

From the matters communicated with the audit committee, we determine those matters that were of most significance in the audit of the financial statements of the current period and are therefore the key audit matters. We describe these matters in our auditor’s report unless law or regulation precludes public disclosure about the matter or when, in extremely rare circumstances, not communicating the matter is in the public interest.